AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Geita Gold Mine A Life of Mine Summary Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Damon Elder Sections prepared: 1 - 11, 20 - 25 __________________ MINERAL RESERVE QUALIFIED PERSON Duan Campbell Sections prepared: 1, 12-19, 21 - 25 __________________ Responsibility Technical Specialist ESTIMATION Janet Luponelo EVALUATION QAQC Janet Luponelo EXPLORATION Mjinja Hatari GEOLOGICAL MODEL Mjinja Hatari GEOLOGY QAQC Mjinja Hatari GEOTECHNICAL ENGINEERING Samuel Banda HYDROGEOLOGY Gordon Maclear MINERAL RESOURCE CLASSIFICATION Janet Luponelo ENVIRONMENTAL AND PERMITTING Mhando Yusuph FINANCIAL MODEL Ikingo Gombo INFRASTRUCTURE Eliakimu Kagimbo LEGAL Elizabeth Karua METALLURGY Elibariki Andrew MINE PLANNING Duan Campbell MINERAL RESERVE CLASSIFICATION Duan Campbell /s/ Damon Elder /s/ Duan Campbell AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Damon Elder, , in connection with the Technical Report Summary for “Geita Gold Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Damon Elder /s/ Damon Elder AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Duan Campbell, , in connection with the Technical Report Summary for “Geita Gold Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Duan Campbell /s/ Duan Campbell

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 8 1.1 Property description including mineral rights .................................................................................. 8 1.2 Ownership ..................................................................................................................................... 9 1.3 Geology and mineralisation ........................................................................................................... 9 1.4 Status of exploration, development and operations ...................................................................... 10 1.5 Mining methods ........................................................................................................................... 11 1.6 Mineral processing ....................................................................................................................... 11 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 11 1.8 Summary capital and operating cost estimates ............................................................................ 12 1.9 Permitting requirements ............................................................................................................... 13 1.10 Conclusions and recommendations ........................................................................................... 13 2 Introduction .......................................................................................................................................... 14 2.1 Disclose registrant ....................................................................................................................... 14 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 14 2.3 Sources of information and data contained in the report / used in its preparation ......................... 14 2.4 Qualified Person(s) site inspections ............................................................................................. 15 2.5 Purpose of this report................................................................................................................... 15 3 Property description ............................................................................................................................. 15 3.1 Location of the property ............................................................................................................... 15 3.2 Area of the property ..................................................................................................................... 16 3.3 Legal aspects (including environmental liabilities) and permitting ................................................ 16 3.4 Agreements, royalties and liabilities ............................................................................................. 17 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 18 4.1 Property description ..................................................................................................................... 18 5 History ................................................................................................................................................. 18 6 Geological setting, mineralisation and deposit ..................................................................................... 19 6.1 Geological setting ........................................................................................................................ 19 6.2 Geological model and data density .............................................................................................. 22 6.3 Mineralisation .............................................................................................................................. 25 7 Exploration ........................................................................................................................................... 26 7.1 Nature and extent of relevant exploration work ............................................................................ 26 7.2 Drilling techniques and spacing ................................................................................................... 30 7.3 Results ........................................................................................................................................ 31 7.4 Locations of drill holes and other samples ................................................................................... 32 7.5 Hydrogeology .............................................................................................................................. 34 7.6 Geotechnical testing and analysis ................................................................................................ 35 8 Sample preparation, analysis and security ........................................................................................... 36 8.1 Sample preparation ..................................................................................................................... 36 8.2 Assay method and laboratory ...................................................................................................... 38 8.3 Sampling governance .................................................................................................................. 38 8.4 Quality Control and Quality Assurance ........................................................................................ 39 AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy ...................................................................................... 39 9 Data verification ................................................................................................................................... 40 9.1 Data verification procedures ........................................................................................................ 40 9.2 Limitations on, or failure to conduct verification ............................................................................ 40 9.3 Qualified Person's opinion on data adequacy .............................................................................. 40 10 Mineral processing and metallurgical testing ...................................................................................... 40 10.1 Mineral processing / metallurgical testing ................................................................................... 40 10.2 Laboratory and results ............................................................................................................... 40 10.3 Qualified Person's opinion on data adequacy ............................................................................ 40 11 Mineral Resource estimates ............................................................................................................... 41 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource . 41 11.2 Key assumptions, parameters and methods used ...................................................................... 42 11.3 Mineral Resource classification and uncertainty ......................................................................... 47 11.4 Mineral Resource summary ....................................................................................................... 48 11.5 Qualified Person's opinion ......................................................................................................... 50 12 Mineral Reserve estimates ................................................................................................................. 50 12.1 Key assumptions, parameters and methods used ...................................................................... 50 12.2 Cut-off grades ............................................................................................................................ 52 12.3 Mineral Reserve classification and uncertainty........................................................................... 53 12.4 Mineral Reserve summary ......................................................................................................... 54 12.5 Qualified Person’s opinion ......................................................................................................... 55 13 Mining methods ................................................................................................................................. 55 13.1 Requirements for stripping, underground development and backfilling ...................................... 60 13.2 Mine equipment, machinery and personnel ................................................................................ 61 13.3 Final mine outline ....................................................................................................................... 63 14 Processing and recovery methods ..................................................................................................... 64 15 Infrastructure ...................................................................................................................................... 69 16 Market studies ................................................................................................................................... 69 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 70 17.1 Permitting .................................................................................................................................. 70 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .... 71 17.3 Socio-economic impacts ............................................................................................................ 72 17.4 Mine closure and reclamation .................................................................................................... 72 17.5 Qualified Person's opinion on adequacy of current plans ........................................................... 73 17.6 Commitments to ensure local procurement and hiring ............................................................... 73 18 Capital and operating costs ................................................................................................................ 74 18.1 Capital and operating costs ........................................................................................................ 74 18.2 Risk assessment ........................................................................................................................ 74 19 Economic analysis ............................................................................................................................. 74 19.1 Key assumptions, parameters and methods .............................................................................. 74 19.2 Results of economic analysis ..................................................................................................... 76 19.3 Sensitivity analysis ..................................................................................................................... 77 AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 77 21 Other relevant data and information ................................................................................................... 77 21.1 Inclusive Mineral Resource ........................................................................................................ 77 21.2 Inclusive Mineral Resource by-products..................................................................................... 79 21.3 Mineral Reserve by-products ..................................................................................................... 79 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................... 79 21.5 Additional relevant information ................................................................................................... 80 21.6 Certificate of Qualified Person(s) ............................................................................................... 81 22 Interpretation and conclusions ........................................................................................................... 82 23 Recommendations ............................................................................................................................. 83 24 References ........................................................................................................................................ 83 24.1 References ................................................................................................................................ 83 24.2 Mining terms .............................................................................................................................. 83 25 Reliance on information provided by the Registrant ........................................................................... 87 List of Figures Geita Gold Mine location map. ................................................................................................................ 15 Geita License Status 2021 Map .............................................................................................................. 16 Geita geology map .................................................................................................................................. 22 Geita Gold Mine Simplified Stratigraphic Column .................................................................................... 23 Cross section and 3D oblique view (looking north) of Star and Comet Underground .............................. 24 3D oblique view (looking southwest) of Nyankanga Underground ........................................................... 24 3D oblique view (looking northeast) of Geita Hill Underground (Block 2)................................................. 25 Geita Infrastructure Map showing location of exploration drilling in 2021 ................................................ 32 Geita Hill UG 2021 exploration drilling locations (long section looking southwest) .................................. 32 Star and Comet UG 2021 exploration drilling locations (long section looking southwest) ........................ 33 Nyankanga UG 2021 exploration drilling locations (long section looking southwest) ............................... 33 Nyamulilima open pit 2021 exploration drilling locations (3D oblique view looking northeast) ................. 34 Geita Gold Mine Assay Quality Assurance Workflow Map ...................................................................... 39 Geita inclusive Mineral Resource grade and tonnage curve (surface) ..................................................... 45 Geita inclusive Mineral Resource grade and tonnage curve (underground) ............................................ 45 Geita Gold Mine Site Map ....................................................................................................................... 64 Process flow chart .................................................................................................................................. 68 Operating Costs ...................................................................................................................................... 74 Cashflow ................................................................................................................................................. 76 Net Present Value ................................................................................................................................... 76 NPV Sensitivity ....................................................................................................................................... 77 AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 1 Executive Summary 1.1 Property description including mineral rights Geita Gold Mine (Geita) is wholly owned by Geita Gold Mining Limited, a subsidiary of AngloGold Ashanti Ltd. Geita currently has three underground mines (Star and Comet, Nyankanga and Geita Hill) and one open pit (Nyamulilima Cut 1 and 2) in production in 2021, located on Special Mining License SML45/99 (SML) in the Lake Zone of northwestern Tanzania. Historically, Geita was an underground mining operation between 1934 and 1966, and in more recent times from 1999, it has operated as an open pit mine with underground mining commencing at Star and Comet in 2016, at Nyankanga in 2017 and at Geita Hill UG in 2020. Both Star and Comet and Nyankanga underground mines are in full production, with a Mineral Reserve of 0.18Moz and 0.71Moz respectively. The Geita Hill underground mine commenced development in November 2020, following government approval in September 2020, and is scheduled to reach full production in late 2022. Currently underground development is providing drilling access for Mineral Resource conversion drilling. Geita Hill underground mine has a Mineral Resource of 1.45Moz but with no Mineral Reserve declared. A Mineral Reserve is expected to be declared in 2022 for Geita Hill underground following drilling and mining studies, to be completed in 2022. The Ridge 8 underground deposit is part of the Star and Comet Complex, where currently Ridge 8 has a Mineral Resource of 467Koz but with no Mineral Reserve declared. Mineral Resource conversion drilling is scheduled to commence in 2022 at Ridge 8 to increase Mineral Resource confidence required for mining studies and future Mineral Reserve declaration. The Nyankanga open pit was mined to completion in September 2020, with ore stockpiled from Nyankanga open pit processed in mill feed up until the end of Q2, 2021. The Nyamulilima open pit, located near Star and Comet, and 22km and 17km respectively from the process plant, commenced production in April 2021 and is scheduled to reach full production by mid-2022. Nyamulilima open pit is the primary open pit ore source at Geita from 2022 with a Mineral Reserve of 1.67Moz. Open pit deposits that have a declared Mineral Resource at Geita with no declared Mineral Reserve include Matandani/Kukuluma, Chipaka, Kalondwa Hill and Selous deposits. Geita has 0.09Moz Mineral Reserve in stockpiles. Geita is located approximately 1,200km from the main Tanzanian business centre of Dar es Salaam. It falls within the Lake Zone of northwestern Tanzania, approximately 120km west of Mwanza and 4km west of Geita town. Geita is hosted in the Geita Greenstone Belt, which is a northern segment of the Sukumaland Greenstone Belt, located in the northwestern part of the Tanzania Craton and south of Lake Victoria. Geita is located at a latitude of 2.8676 S and longitude of 32.1865 E representing co-ordinates of the Geita process plant. Gold mineralisation is reported to be first discovered in the Geita district in 1898 by a German prospector. A regional survey by a Kenyan company, Saragura Prospecting Syndicate, followed in 1930. The first mine was developed in 1934, and between 1936 and 1966, the Geita mine was the largest gold mine in East Africa, producing a million ounces from underground operations. In 1996, Ashanti acquired the Geita tenure through the acquisition of Cluff Resources and acquired the Kukuluma and Matandani in 1998 from Samax Resources Limited. In December 2000, Ashanti reached an agreement to sell AngloGold a 50% interest in Geita for $324 million. AngloGold added its neighbouring Nyamulilima Hill deposits into the joint venture (JV) company. In 2004, the merger of AngloGold and Ashanti resulted in the operation being wholly run by AngloGold Ashanti. Geita commenced open pit mining in 1999, with open pit mining at Nyankanga between 1999 and 2020, at Geita Hill including Lone Cone between 2001 and 2018, at Kukuluma and Matandani between 2002 and 2007, and at Star and Comet between 2007 and 2014.

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 In 2015, a decision was taken to go underground at Star and Comet and the underground development started in 2016. In 2017 the Nyankanga underground operation commenced and in 2020 the Geita Hill underground operation commenced and is scheduled to ramp-up to full production by end of 2022. In 2020, the Nyankanga open pit, the only remaining operating pit at the time, was mined to completion in September 2020. In April 2021, the Nyamulilima open pit (1.67Moz) commenced operations. The Special Mining License SML45/99 (SML) is 100% attributable to Geita Gold Mining Limited and covers an area of approximately 196km2 and expires on 26 August 2024. Within the SML there are also seven Primary Mining Licenses (PML) of about 0.629km2 which belong to third parties. There are a further 120km2 of Prospecting Licenses (PL), held by Geita Gold Mine Limited, in the immediate vicinity to the special mining license which do not contain any Mineral Reserve. Geita Gold Mining Limited also holds 690km2 of Prospecting Licenses located in Dodoma, Singida and Shinyanga regions, which do not contain any Mineral Reserve. All licenses are in good standing. The Geita process plant is crushing and milling approximately 5.2Mtpa and forecast to produce approximately 0.5Moz per annum over the next five plus years. The current operations are supported by a LOM plan to 2029, with an annually updated, five-year exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.5Moz per annum). The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2029, with exploration drilling targeting Mineral Resource conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities. 1.2 Ownership Geita Gold Mine Limited is the 100% owner and operator of Geita and is a subsidiary of AngloGold Ashanti Limited. 1.3 Geology and mineralisation Geita is hosted in the Geita Greenstone Belt (GGB), which is a northern segment of the Sukumaland Greenstone Belt, located in the northwestern part of the Tanzania Craton and south of Lake Victoria. This Archaean sequence strikes almost east-west, extending for about 80km long and is up to 20km wide. The GGB sits dominantly within the Nyanzian Supergroup stratigraphy that is sub-divided into the Lower Nyanzian and the Upper Nyanzian groups. The Lower Nyanzian Group is composed of mafic volcanic units (basalts, pillow basalt, minor gabbro, and dolerites). This group of rocks within the GGB is collectively termed the Kiziba Formation. The Upper Nyanzian Group consists of black shales, banded iron formation, clastic sedimentary rock, tuffs, agglomerates and felsic volcaniclastics. The entire package (Nyanzian stratigraphy) is intruded by a variety of mafic to felsic rocks. The supra-crustal package shows variable thickness and is estimated to be more than 500m thick in places, mostly underlain by intrusive complexes. A simplified stratigraphy of the main igneous rocks in the Geita area is summarised as: Archaean Gabbro, Basalts, and intermediate to acid volcanoclastic sediments > Diorites > Tonalites-Granodiorites > Granites > Proterozoic Gabbro dykes. Across the Archaean-Proterozoic rocks there is a property-wide paleo-drainage system, which likely flowed towards Lake Victoria. These late sediments likely represent the remnants of a much thicker package that might have covered all the hills exposed today. Both the Archaean-Proterozoic rocks and paleo-alluvials are covered by ferricrete at different levels of induration and evolution, up to 15m thick. The region hosts several world-class shear-hosted Archaean lode gold deposits and forms the northern portion of the regional Sukumaland Greenstone Belt, itself one of several belts that comprise the Lake AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 10 Victoria goldfields. Other gold mines hosted in the Lake Victoria Goldfields include Golden Pride (Resolute Mining Limited), Bulyanhulu, Tulawaka, Buzwagi and North Mara (all owned by Barrick Gold Corporation). The Geita gold deposits are shear hosted, Archaean orogenic gold deposits. Within Geita leases the GGB is subdivided into three major mineralised trends: (i) Geita Central Trend, hosting the Nyankanga, Geita Hill, and Lone Cone deposits, (ii) Nyamulilima Trend in the west, hosting Star and Comet, Ridge 8 and Nyamulilima deposits, and (iii) Matandani-Kukuluma Trend to the northeast, hosting Matandani and Kukuluma deposits. The Geita Central Trend contains three major gold deposits occurring along a NE-SW mineralised trend. These are from northeast to southwest: Geita Hill, Lone Cone and Nyankanga. Other prospects occur singly: Chipaka in the centre of the greenstone belt, and Kalondwa Hill, P30, Fukiri-Jumanne along an NW- SE trending ironstone ridge. Geita Hill, Lone Cone and Nyankanga occur along a moderately NW dipping system of reverse faults that have been multiply reactivated during subsequent deformation events. The mineralisation is mainly related to diorite and banded iron formation contacts exploited by the shear system. The alteration is restricted within the ore zone and consists of secondary sulphide (mainly pyrite), silica, carbonate and moderate potassic alteration. The Nyamulilima Trend contains three major gold deposits on an approximately NW-SE mineralised trend. These are from SE to NW: Ridge 8, Star and Comet and Nyamulilima open pit (historically named Roberts). Individual deposits occur along a series of N-S trending, steeply dipping, left stepping en-echelon fault zones that cut across the ironstone-rich sediments and granite-granodiorite-tonalite intrusions. Mineralisation is preferentially localised along fault zones where they cut the ironstone-granitoid contacts. The mineralisation is associated with secondary pyrite and minor pyrrhotite, silica, carbonate and actinolite alteration. The Kukuluma Trend contains five gold deposits distributed along an approximately E-W mineralised trend. These are from east to west: Area 3 South, Area 3 Central, Area 3 West, Kukuluma and Matandani. The mineralisation is steeply dipping along the contacts of intermediate fine-grained intrusions and magnetite rich chert and ironstone showing a general en-echelon, left stepping geometry. The gold is associated with secondary pyrite, arsenopyrite and minor pyrrhotite. magnetite, silica, carbonate, and amphibole alteration are variably present within the mineralised zone. Deformation in the GGB comprises of early stages of ductile shearing and folding (D1 to D5), with periodic emplacement of large diorite intrusive complexes, sills, and dykes. Later stages of deformation (D6 to D8) involved development of brittle-ductile shear zones, with faults developed in the later stages of deformation, with late emplacement felsic porphyry dykes within the greenstone belt, and granitic intrusions located on the margins of the greenstone belt. Gold mineralisation occurred late in the tectonic history of the greenstone belt, synchronous with the development of brittle-ductile shear zones (D6). Mineralisation is dominantly sulphide replacement of magnetite-rich layers in ironstone, with local replacement of ferromagnesian phases and magnetite in the diorite intrusions. Primary gold mineralisation is associated with the intersection of the brittle-ductile shear zones and pre-existing fold hinges, with higher grade concentrations associated with banded iron formation lithologies and with diorite dyke and sill contacts. The mineralisation in GGB is preferentially hosted within deformation zones developed along the contact of banded iron formation and porphyries of various compositions and associated with major shear systems. The structures associated with the mineralised system are well defined, the alteration zone is restricted to the mineralised zone, quartz veins are rare or missing although silicification is common. 1.4 Status of exploration, development and operations Geita has an aggressive, annually updated five-year exploration plan in place, with approximately 20 drill rigs operating and forecast to drill approximately 180km in 2022. The exploration strategy targets Mineral Resource and Mineral Reserve growth ahead of annual depletion in the Life of Mine (LOM) plan, where surface drilling is targeting new open pit and underground opportunities, and underground drilling is targeting Mineral Resource conversion to allow Mineral Reserve growth via engineering and extension of underground operations down-dip and along strike. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 1.5 Mining methods Mining at Geita is by both open pit and underground mining methods. Open pit mining at Nyankanga Cut 8 was completed in 2020. The Nyamulilima open pit commenced production in April 2021 and is scheduled to reach full production during 2022. This mining is done utilising a truck and shovel operated by Geita with a contractor providing drill and blast support. Underground mining commenced at Star and Comet in 2016 and subsequently at Nyankanga in 2017 and most recently Geita Hill in 2020. Star and Comet underground has successfully transitioned to owner mining and the mining contractor African Underground Mining Services (AUMS) is used at Nyankanga and Geita Hill for underground development and stoping. The underground mining method is a combination of longitudinal and transverse open stoping. Cement Aggregate Fill (CAF) is used at Nyankanga to fill the primary stopes and allows for mining of secondary stopes. Ore is hauled from the Star and Comet and Nyankanga underground operations to the central run of mine (ROM) pad by the Geita processing plant. 1.6 Mineral processing Geita ore processing method is via conventional carbon-in-leach (CIL) process with a throughput capacity of 5.2Mtpa. The circuit contains a primary gyratory crusher, secondary and tertiary crushers, a semi- autogenous mill, a ball mill and 12 leach tanks. This is coupled with a gravity circuit using two Knelson concentrators. In planning the plant feed blend material, hardness grade, oxide and sulphide content are considered to optimise throughput and recovery. Power to the mine is self-generated using diesel generators but planned construction of 33kV Hydropower Station (TANESCO National Grid Substation) is underway. 1.7 Mineral Resource and Mineral Reserve estimates As per AngloGold Ashanti’s Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021 (Guidelines for Reporting), the exclusive Mineral Resource is defined as the inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied, all entities are reported from the equivalent Mineral Resource Model. The exclusive Mineral Resource consists of the following components: Portion 1: Open Pit: The Mineral Resource that lies within the Mineral Resource model between the LOM design shell and the Mineral Resource shell optimised at the Mineral Resource cut-off grade and quoted at the Mineral Resource cut-off grade. Underground: The Mineral Resource that lies outside an underground design but within shapes defined at the Mineral Resource price and quoted at 0g/t cut-off Common: Note that an exploration anomaly that is considered to be a Mineral Resource, but not a Mineral Reserve is a subset of this category. Portion 2: Material within the LOM design shell that lies between the Mineral Resource and Mineral Reserve cut-offs as reported from the Mineral Resource model but not reported as Mineral Reserve. There is no underground equivalent. Portion 3: Open Pit: All Inferred Mineral Resource, including Inferred Mineral Resource within the LOM design shell that lies above the Mineral Resource cut-off. Underground: All Inferred Mineral Resource, including Inferred Mineral Resource within the Mineral Reserve designs. Portion 4: Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed. Portion 5: Stockpiles that qualify as a Mineral Resource, but not as a Mineral Reserve. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 12 The exclusive Mineral Resource = Portion 1 + Portion 2 + Portion 3 + Portion 4 + Portion 5. The total Geita exclusive Mineral Resource is estimated at 60.1Mt at 2.76g/t for 5.33Moz, where the open pit exclusive Mineral Resource is 1.85Moz (35%), the underground exclusive Mineral Resource is 3.21Moz (54%) and 0.27Moz (1%) in stockpiles. A significant portion of the open pit exclusive Mineral Resource is informed by Nyamulilima open pit (1.03Moz), being Inferred Mineral Resource inside the final pit design (less than 5%), and all Mineral Resource outside the final pit design and inside the $1500/oz 2021 Mineral Resource price optimisation shell. The Kukuluma / Matandani Mineral Resource is 0.68Moz and several small open pit Mineral Resource total 0.15Moz (Kalondwa Hill, Chipaka, Selous) and which have no Mineral Reserve declared. The underground exclusive Mineral Resource is informed by Geita Hill UG 1.45Moz (no Mineral Reserve declared), Nyankanga UG 1.07Moz, Ridge 8 0.47Moz (no Mineral Reserve declared), and Star and Comet UG 0.27Moz, all relating to Mineral Resource not in Mineral Reserve and in pillars not recovered. Stockpiles of 0.27Moz below Mineral Reserve cut-off and above Mineral Resource cut-off are exclusive, made up of low-grade (0.29Moz) and refractory ore (0.05Moz) stockpiles. Exclusive gold Mineral Resource Geita Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured 1.44 4.49 6.47 0.21 Indicated 28.18 2.06 58.15 1.87 Measured & Indicated 29.62 2.18 64.63 2.08 Inferred 30.48 3.32 101.29 3.26 The total Geita Mineral Reserve is 29.71Mt at 2.77g/t for 2.65Moz. This represents a net increase of 13.2% year to year was achieved, and an increase of 35% after depletion. Gold Mineral Reserve Geita Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Proven 2.19 1.30 2.84 0.09 Probable 27.52 2.89 79.45 2.55 Total 29.71 2.77 82.29 2.65 1.8 Summary capital and operating cost estimates Stay in Business (SIB) and capital expenditure (CAPEX) was estimated on a zero-based basis from the Geita’s BP2022 9+3 LOM mining schedule and is estimated at $294M for the LOM plan. The CAPEX relates to relates to Mineral Reserve development (ORD), surface and underground infrastructure and related development, mining fleet replacement, process infrastructure upgrades and other site SIB projects. Operating expenditure (OPEX) is estimated by a first principles budget process, applying known unit costs from mine contracts to physicals, and is estimated at $1,950M for the LOM plan. The average All in Costs (AIC) over the Mineral Reserve derived LOM plan equates to $1,113/oz. The total Mine Closure liability is included in the Processing Costs. The total liability is estimated in Q4 2021 at $69M. Decommissioning cost of infrastructures that have potential post-mining uses (re- usable infrastructures) is estimated at $13.8M. Hence, total liability excluding re-usable infrastructure is $55.2M.

AngloGold Ashanti Geita - 31 December 2021

Operating Costs

Item	Unit	Total LOM
Operating costs		
Mining Cost	USD M	967
Processing Cost	USD M	550
General & Admin	USD M	443
Other Operating Cost	USD M	0
Total Operating costs	USD M	1,950
Retrenchment	USD M	30
Sustaining Capital	USD M	294

1.9 Permitting requirements

Geita holds a valid Special Mining License (SML45/99) which was awarded in 1999 and expires on 26 August 2024 and covers an area of approximately 196km^2. In 2004 a license enlargement was granted to include Nyamulilima area. Another extension was granted in 2009 to include an extension of the Geita Hill area.

The Mineral Resource and Mineral Reserve as declared as at 31st December 2021 are contained within this SML and Geita has the surface rights to the necessary portions of the SML required for mining and infrastructure.

More recently, in 2016, Geita has been awarded underground rights to the necessary portions of the SML required for underground mining and infrastructure at Star and Comet and Nyankanga, and in 2020 for Geita Hill underground. Geita has several prospecting Licenses (additional 120 square kilometres) which contain several exploration targets.

All the deposits used in the Mineral Resource and Mineral Reserve estimation are within the mine's SML area and the mine has permits for their exploitation. The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and concluding before expiry in August 2024. There were no changes to the SML boundaries and its term / duration during 2021.

At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as of 31st December 2021.

1.10 Conclusions and recommendations

The inclusive Mineral Resource is estimated at 90.51Mt at 2.83g/t for 8.23Moz at end of 2021 and increased by 0.87Moz (10.9%) after depletion (0.56Moz) from 2020. The open pit Mineral Resource is 3.62Moz (44%), the underground Mineral Resource is 4.25Moz (52%) and 0.36Moz (4%) is contained in stockpiles. The Mineral Resource is considered robust with high confidence classifications to support the Mineral Reserve and the LOM plan.

The Geita Mineral Reserve is fully contained within the LOM plan. Stockpile Mineral Reserve is declared as Proven Mineral Reserve and mining Mineral Reserve is declared as Probable Mineral Reserve. The total Geita Mineral Reserve is 29.71Mt at 2.77g/t for 2.65Moz.

Reconciliation of 2021 Mineral Reserve with 2020 Mineral Reserve shows a net increase of 309Koz mainly from exploration and model changes, primarily relating to the ongoing drilling for the Nyamulilima open pit during first half of 2021, and related Mineral Resource model update completed in October 2021.

30 March 2022 13

AngloGold Ashanti Geita - 31 December 2021

The Geita Mineral Reserve is derived from open pit, underground and stockpile ore sources with a 63%, 34% and 3% contribution in terms of ounces respectively. 2021 depletion represents depletion to 31 December 2021.

Appropriate mining and processing modifying factors and a gold price of $1,200/oz were used to prepare the Mineral Reserve.

2 Introduction

2.1 Disclose registrant

This Technical Report Summary was prepared for Geita Gold Mining Limited, a subsidiary of AngloGold Ashanti Limited.

2.2 Terms of reference and purpose for which this Technical Report Summary was prepared

The purpose of this QP report is to support the public disclosure of the 2021 year-end Mineral Resource and Mineral Reserve estimate at Geita located in Tanzania. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process is generated at a minimum of a Pre-Feasibility Study (PFS) level.

Terms of reference are following AngloGold Ashanti Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve (Guidelines for Reporting) and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting.

The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request.

The following should be noted in respect of the Technical Report Summary:

- All figures are expressed on an attributable basis unless otherwise indicated
- Unless otherwise stated, $ or dollar refers to United States dollars
- Group and company are used interchangeably
- Mine, operation, business unit and property are used interchangeably
- Rounding of numbers may result in minor computational discrepancies
- Numbers presented are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage to zero decimal places, content for gold to two decimals and copper, content with no decimals
- Metric tonnes (t) are used throughout this report and all ounces are Troy ounces to zero decimal places.
- Abbreviations used in this report: gold – Au
- The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans are stated in latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection.

2.3 Sources of information and data contained in the report / used in its preparation

Geita technical specialists prepared this report. For the purpose of this report, the QP's have relied upon information provided by AngloGold Ashanti Corporations legal counsel regarding the validity of exploitation permits and licensing; this opinion has been relied upon in property description and location sections and in the summary of this report. Geita Mineral Resource and Mineral Reserve was externally audited in 2019 by Golder Associates, and internally audited in 2020, with no significant flaws identified.

30 March 2022 14

AngloGold Ashanti Geita - 31 December 2021

2.4 Qualified Person(s) site inspections

The QP for Mineral Resource and the QP for Mineral Reserve are employed by Geita Gold Mine Limited and are based at the mine. As such, they regularly visit each of the Geita mineral deposits, operations, and projects. The regional office staff who perform peer reviews on Mineral Resource and Mineral Reserve visit the mine site a minimum of once per year.

2.5 Purpose of this report

This is first time reporting of the Technical Report Summary for this operation. There are no previously filed Technical Report Summaries for this operation / project. Reporting in this Technical Report Summary is related to Mineral Resource, Mineral Reserve, and exploration results.

3 Property description

3.1 Location of the property

Geita is located approximately 1,200km from the main Tanzanian business centre of Dar es Salaam. It falls within the Lake Zone of northwestern Tanzania, approximately 120km west of Mwanza and 4km west of Geita town. Geita is hosted in the Geita Greenstone Belt (GGB), which is a northern segment of the Sukumaland Greenstone Belt, located in the north-western part of the Tanzania Craton and south of Lake Victoria.

Geita is located at a latitude of 2.8676 S and longitude of 32.1865 E representing co-ordinates of the Geita process plant.

Geita Gold Mine location map.


Licences
Mining
Exploration
Deposit
Settlements
Towns
Villages
Mine Infrastructure
Pits
Plant
ROM Pad
Stockpiles
TSF
Waste Dumps
Raw Water Dam
Roads
Main
Secondary
Airfield
Underground Access
Active
Planned
N
Matandani
Kukuluma
Mchauru
Nyakabale
Mugusu
Geita Hill East
Geita Hill West
Nyankanga
Geita
Selous
Xanadu
P30
Nyamulilima Cut1 & 2
Star & Comet Cut2
Star & Comet Cut3
Ridge 8
Samina
Mpomvu
Plant centroid co-ordinates
2°51'53"N, 32°11'12"W
0 1.5 3 6
Km

There are no known technical, environmental, social, economic, political, or other key risks that materially impact the Mineral Resource and Mineral Reserve for which the site management and parent company do not have mitigation plans in place. However, it should be noted that the Government of the Republic of Tanzania recently amended the mining legislation and while this does not pose any risk to the current

30 March 2022 15

AngloGold Ashanti Geita - 31 December 2021

stated licenses to operate, Geita is engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and concluding before expiry in August 2024.

3.2 Area of the property

The SML covers an area of approximately 196km^2 and expires on 26 August 2024. Within the SML, there are also seven Primary Mining Licenses (PML) of about 0.629km^2 which belong to third parties. The third parties operate minor artisanal scale mining, where relationships with Geita are well managed. There are a further 120km^2 of prospecting licenses in the immediate vicinity of the SML which do not contain any Mineral Resource or Mineral Reserve. Geita also holds 690km^2 of prospecting licenses located in Dodoma, Singida and Shinyanga regions, which do not contain any Mineral Resource or Mineral Reserve.

All licenses are in good standing.

3.3 Legal aspects (including environmental liabilities) and permitting

Geita holds a valid SML, issued by the Ministry of Energy and Minerals in 1999 and which expires 26 August 2024. The SML covers an area of approximately 196km². The declared Mineral Resource and Mineral Reserve are contained within this SML and Geita has the surface rights to the necessary portions of the SML required for mining and infrastructure. More recently, Geita has been given the underground rights to the necessary portions of the SML required for underground mining and infrastructure in 2016, and more recently has been given the surface open pit mining rights at Nyamulilima.

Geita has several prospecting licenses (PL), with an area of additional 120km², which contain several exploration targets. The PLs are located adjacent to the SML and currently have no reported Mineral Resource or Mineral Reserve. The PLs are Kifufu PL10566/2016, Nyamikonwa PL9413/13, Bukolwa South PL10925/2016, Kukujuma South PL9466/2013 and Kibugwe West PL9558/2014. The location of the PLs relative to SML is shown in Geita Licence Status 2021 Map.

All the deposits used in Mineral Reserve estimation are within the mine's SML area and the mine has permits for their exploitation. There were no changes to the SML boundaries and its term / duration during 2021.

At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as at 31 December 2021.

Geita License Status 2021 Map



GGM LICENSE STATUS_2021
SML 45/99
G E I T A   F O R E S T   R E S E R V E
LEGEND

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AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 17 Approximately 77% of the mine lease falls within the Geita Forest Reserve which is typically dominated by Miombo woodland with minor area of grasses and shrubs. In addition to the SML the following permits and licenses are in place: • The mine has a permit # FD/RES/GEITA/44 of 1999 to mine in the forest reserve. • Environment Impact Assessment (EIA) were conducted and approved prior to the commencement of operations at Nyankanga (1998), Kukuluma (1998), Geita Hill (2005). • The underground EIA Certificate No. for Geita Hill West and Nyankanga, as well as the new replacement power plant is: 6020/EC/EIA/2874, and valid for the duration of the specific project. This is dated January 2017. • The underground EIA Certificate No. for Star and Comet is: 5397/EC/EIA/2336, and valid for the duration of the specific project. This is dated March 2016. • In relation to SML 45/99; approval of changing of mining method for underground mining was granted in 2016 for Star and Comet and Nyankanga underground operations. • Geita Hill UG mine approval granted in September 2020. • The open pit EIA was granted for Nyamulilima in January 2021 and is valid for the duration of the project. • The open pit mining approval was granted for Nyamulilima in February 2021 and is valid for the duration of the project. Permits or agreements that were needed to be obtained with respect to the current Mineral Resource and Mineral Reserve declaration for Nyamulilima relate to an approval from the Ministry of Minerals to commence open pit mining at Nyamulilima. The approval was obtained in February 2021 and required for commencement of open pit mining in April 2021. At the time of compiling this report, there were no known impediments related to the security of tenure and the right to operate with respect to the current Mineral Resource and Mineral Reserve declaration. Geita takes account of the environmental legal requirements through its certified Environmental Management System for better management of environmental aspects such as Tailings Storage Facilities (TSF), waste disposal facilities (landfill, bio farms etc.), waste rock dumps, power generation, source pits and other wastewater impoundments. Monitoring programs are periodically undertaken as detailed in the approved AngloGold Ashanti’s Geita Environmental Management Plan which is subject to annual audits by the National Environmental Management Council and the Tanzania Mineral Audit Agency. There are currently no legal proceedings or claims that influence the rights to mine and further explore the Geita SML and associated PL’s. Site Management is working with the Resident Mines Office and other relevant government entities ensure the area remains clear of illegal mining activities. The mine is permitted to extract water by pumping of approximately 25,000m3 of raw water from Lake Victoria per day. In addition, there is sustainable use of raw water through recycling of the process water. 3.4 Agreements, royalties and liabilities Royalty is legislated at 6% of gross revenue with an additional 1% inspection fee of the gross revenue from gold exports is charged from 2017 (7% of gross revenue). Geita Gold Mine Limited is the 100% owner and operator of Geita SML and is a subsidiary of AngloGold Ashanti Limited. Rehabilitation liability is included in the mine closure costs which is taken into consideration when defining the cut-off grade for Mineral Resource and Mineral Reserve estimates. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 18 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Property description Geita is surrounded by several natural hills and valleys extending from the eastern to western parts of the SML, issued by the Ministry of Energy and Minerals in 1999. Approximately 77% of the mine lease falls within the Geita forest reserve which is typically dominated by Miombo woodland with minor areas of grasses and shrubs. The mine is located approximately 4km west of Geita Town and approximately 25km upstream of the Lake Victoria water basin. Geita is situated at the headwaters of the Mtakuja River which drains directly into the Lake Victoria. Apart from Mtakuja river, there are other streams that drain straight to the lake such as Mabubi river, Kukuluma and Matandani streams that form part of the Lake Victoria basin. The mine can be accessed through a well-sealed tarmac road from Mwanza in the east. The area is a bimodal rainfall region that generally receives rainfalls from Mid-October to December and from March to mid-May of the year. However, changes in weather patterns have been experienced in recent times; this includes, but is not limited to, prolonged drought and storm events that lead to flood, siltation and sedimentation of rivers or channels. Changes in weather patterns are suspected to be contributed to by global climate change. The Geita population is approximately 1.7 million people with varying economic activities including small scale and artisanal mining works, animal husbandry and subsistence farming. Recently, the surrounding community has put high pressure on natural resources and highly impacted the natural forest due to demand for timber extraction, small and illegal mining workings and charcoal burning. 5 History Gold mineralisation is reported to be first discovered in the Geita district in 1898 by a German prospector. A regional survey by a Kenyan company, Saragura Prospecting Syndicate, followed in 1930. The first mine was developed in 1934, and between 1936 and 1966, the Geita mine was the largest gold mine in East Africa, producing a million ounces from underground operations. In 1996, Ashanti acquired the Geita tenure through the acquisition of Cluff Resources and acquired the Kukuluma and Matandani in 1998 from Samax Resources Limited. In December 2000, Ashanti reached an agreement to sell AngloGold a 50% interest in Geita for $324 million. AngloGold added its neighbouring Nyamulilima deposits into the joint venture (JV) company. In 2004, the merger of AngloGold and Ashanti resulted in the operation being wholly run by AngloGold Ashanti. Geita commenced open pit mining in 1999, with open pit mining at Nyankanga between 1999 and 2020, at Geita Hill including Lone Cone between 2001 and 2018, at Kukuluma and Matandani between 2002 and 2007, and at Star and Comet between 2007 and 2014. In 2015, a decision was taken to go underground at Star and Comet and the underground development started in 2016. In 2017 the Nyankanga underground operation commenced and in 2020 the Geita Hill underground operation commenced and is scheduled to ramp-up to full production by end of 2022. In 2020, the Nyankanga open pit, the only remaining operating pit at the time, was mined to completion in September 2020. In April 2021, the Nyamulilima open pit (1.67Moz) commenced operations. Geita an operating mine with a significant Mineral Resource (8.23Moz) and Mineral Reserve (2.65Moz) inventory. Based on past 20 years of production performance, and a current LOM plan forecasting production through to 2029 is considered to be a Tier 1 asset for AngloGold Ashanti. Gold production in excess of 0.5Moz per annum was achieved over the period 2017 to 2020, with 0.486Moz produced in 2021. Forecast gold production for 2022 is estimated between 480Koz and 492Koz. Currently plans are in place to increase production back to these levels (greater than 0.5Moz) in 2023, during the transition from completing the Nyankanga open pit in September 2020, and commencement of the new Nyamulilima open pit in April 2021, and commencement of the third underground operation at Geita Hill AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 19 underground mine in November 2020. Both Nyamulilima open pit and Geita Hill UG are scheduled to reach full production be end of 2022. The current operations are supported by a LOM plan to 2029, with an annually updated, five-year exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.5Moz per annum). The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2029, with exploration drilling targeting Mineral Resource conversion allowing for engineering of an increased Mineral Reserve in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities. Geita been in operation since 2000, and the Mineral Resource to Reserve to production reconciliation is monitored and shows reliable performance between Mineral Resource/Mineral Reserve and mine production. Infill drilling plans ensure that the two-year production window is drilled to Indicated and Measured Mineral Resource confidence status. The Mineral Resource to Mineral Reserve to production reconciliation shows a steady improvement since 2009 when this infill drilling strategy was initiated for open pit mining. This strategy was then extended to underground operations in 2016 when Star and Comet started. Currently the underground Mineral Resource confidence is upgraded to Measured confidence levels 18 to 24 months ahead of mining through underground grade control drilling programs. The existing historical Mineral Resource estimates and performance statistics on actual production are presented below Year Reconciliation Entity 2018 2019 2020 2021 Mineral Resource Model (oz) 461,227 511,310 627,356 301,146 Grade Control Model (oz) 604,210 608,493 741,355 298,094 Percentage (%) 131 119 118 99 Year Reconciliation Entity 2018 2019 2020 2021 Mining Feed (oz) 682,241 651,041 711,042 489,753 Plant Accounted (oz) 642,997 665,840 680,915 530,830 Percentage (%) 94 102 96 108 Mining feed as obtained from the grade control models performs well against the plant accounted gold. Geita is reporting open pit, underground and stockpiled Mineral Reserve. Open pit Mineral Reserve is reported from Nyamulilima (maiden Mineral Reserve of 0.99Moz declared in 2020, increasing to 1.67Moz in 2021) and underground Mineral Reserve is reported from Nyankanga and Star and Comet (totalling 0.89Moz). Programs of exploration drilling are in progress with a Mineral Reserve expected to be declared for Geita Hill underground in 2022. 6 Geological setting, mineralisation and deposit 6.1 Geological setting The Geita deposit is hosted in the Geita Greenstone Belt (GGB), which is a northern segment of the Sukumaland Greenstone Belt, located in the north-western part of the Tanzania Craton and south of Lake Victoria. This Archaean sequence strikes almost east west, extending for about 80km long and up to 20km wide. The GGB sits dominantly within the Nyanzian Supergroup stratigraphy that is sub-divided into the Lower Nyanzian and the Upper Nyanzian groups. The Lower Nyanzian group is composed of mafic volcanic units (basalts, pillow basalt, minor gabbro, and dolerites). This group of rocks within the GGB is collectively termed the Kiziba Formation. The Upper Nyanzian group consists of black shales, banded iron formation, clastic sedimentary rock, tuffs, agglomerates and felsic volcaniclastics. The entire package (Nyanzian stratigraphy) is intruded by a variety of mafic to felsic rocks. The supra-crustal package shows AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 20 variable thickness and is estimated to be more than 500m thick in places, mostly underlain by intrusive complexes. A simplified stratigraphy of the main igneous rocks in the Geita area are summarised as: Archaean Gabbro, Basalts, and intermediate to acid volcanoclastic sediments > Diorites > Tonalites-Granodiorites > Granites > Proterozoic Gabbro dykes. Across the Archaean-Proterozoic rocks there is a property-wide paleo-drainage system, which likely flowed towards Lake Victoria. These late sediments likely represent the remnants of a much thicker package that might have covered all the hills exposed today. Both the Archaean-Proterozoic rocks and paleo-alluvials are covered by ferricrete at different levels of induration and evolution, up to 15m thick. The region hosts several world-class shear-hosted Archaean lode gold deposits and forms the northern portion of the regional Sukumaland Greenstone Belt, itself one of several belts that comprise the Lake Victoria goldfields. Other gold mines hosted in the Lake Victoria Goldfields include Golden Pride, Bulyanhulu, Tulawaka, Buzwagi and North Mara. The GGB has been through a protracted history of deformation, which resulted in a large scale syn-formal configuration in the region, with west-northwest trending limbs connected by a northeast trending hinge zone. Eight deformation phases (D1 to D8) and four folding phases (F1 to F4) are identified at Geita, where deformation in the GGB comprises of early stages of ductile shearing and folding (D1 to D5), with periodic emplacement of large diorite intrusive complexes, sills, and dykes. Later stages of deformation (D6 to D8) involved development of brittle-ductile shear zones, with faults developed in the later stages of deformation, with late emplacement felsic porphyry dykes within the greenstone belt, and granitic intrusions located on the margins of the greenstone belt. Gold mineralisation occurred late in the tectonic history of the greenstone belt, synchronous with the development of brittle-ductile shear zones (D6). The mineralisation in GGB is preferentially hosted within deformation zones (both ductile and dominant brittle deformation) developed along the contact of banded iron formation and porphyries of various compositions and associated with major shear systems. The shear systems preferentially exploit fold axial planes as well as the contacts between the supra-crustal and intrusive rocks. The structures associated with the mineralised system are well defined, the alteration zone is restricted to the mineralised zone, quartz veins are rare or missing although silicification is common. Mineralisation is dominantly sulphide replacement of magnetite-rich layers in banded iron formation, with local replacement of ferromagnesian phases and magnetite in the diorite intrusions. Primary gold mineralisation is associated with the intersection of the brittle-ductile shear zones and pre-existing fold hinges, with higher grade concentrations associated with banded iron formation and with diorite dyke and sill contacts. The Geita gold deposits are shear hosted, Archaean orogenic gold deposits, and within the leases the GGB is subdivided into three major mineralised trends: (i) Geita Central Trend, hosting Nyankanga, Geita Hill, and Lone Cone deposits, (ii) Nyamulilima Trend in the west, hosting Star and Comet, Ridge 8 and Nyamulilima deposits; and (iii) Matandani-Kukuluma Trend to the northeast, hosting Matandani and Kukuluma deposits. The Geita Central Trend contains three major gold deposits occurring along a NE-SW mineralised trend. These are from northeast to southwest: Geita Hill, Lone Cone and Nyankanga. Other prospects occur singly: Chipaka in the centre of the greenstone belt, and Kalondwa Hill, P30, Fukiri- Jumanne along an NW-SE trending banded iron formation ridge. The deposits of the Central Trend are mainly located within the relatively low-strain hinge zone, where the Geita Hill, Lone Cone and Nyankanga deposits occur along a moderately NW dipping system of reverse faults that have been frequently reactivated during subsequent deformation events. At Geita Hill (and Lone Cone), dioritic rocks are present as sills and dykes intruded into a supra-crustal sequence that has been subject to extensive polyphase folding. The mineralisation is controlled by a

AngloGold Ashanti Geita - 31 December 2021

northeast-trending and northwest-dipping shear zone that exploits the axial surfaces of F3 folds. Ore is also hosted by deformation zones adjacent to the main shear. A low-grade (0.5g/t) mineralisation envelope can be defined along the length of the Geita Hill deposit, trending northeast-southwest, dipping moderately northwest, and cutting across bedding and the diorite layers. The mineralisation appears to be largely confined to the short limb of a major D3 fold pair. High-grade ore shoots are observed plunging 45 degrees, towards west to north-northwest, associated with a common linear direction that approximately parallels the orientation of F3 and F4 fold hinges. The mineralisation is mainly related to diorite-banded iron formation contacts exploited by the shear system. The alteration is restricted within the ore zone and consists of secondary sulphide (mainly pyrite), silica, carbonate and moderate potassic alteration.

The Nyankanga deposit is hosted in a banded iron formation dominated supra-crustal package that is extensively intruded by, and locally forms a roof pendant within the dioritic Nyankanga Intrusive Complex. The mineralisation is controlled by a northeast trending and northwest dipping anastomosing shear system, with mineralisation typically located along the lowermost shears. The higher-grade mineralisation is mainly proximal to the basal contact of banded iron formation packages. High-grade ore shoots are developed and plunge to the northwest. Mineralisation is associated with potassic (chlorite-carbonate-silica) alteration and pyrite dominant sulphide in the deformation zones surrounding the shear surfaces as veins, veinlets, local breccias and sulphide replacement of magnetite layers.

The Nyamulilima trend contains three major gold deposits on an approximately NW-SE mineralised trend. These are from SE to NW: Ridge 8, Star and Comet and the Nyamulilima open pit. The deposits occur along a series of NW-SE trending, steeply dipping, left stepping en-echelon fault zones that cut across the banded iron formation-rich sediments and granite-granodiorite-tonalite intrusions. Mineralisation is preferentially localised along fault zones where they cut the ironstone-granitoid contacts. The mineralisation is associated with secondary pyrite and minor pyrrhotite, silica, carbonate and actinolite alteration.

At Star and Comet, a folded sedimentary package of banded iron formation intercalated with clastic and tuffaceous meta-sediments is intruded by a tonalitic complex, with a major mineralised shear zone, oriented north-northwest to south-southeast dipping steeply west-southwest, developed through the deposit where it is localised along the contact of banded iron formation and tonalite. An envelope of mostly brittle deformation up to 10m thick (which affects both lithologies) occurs on either side of the shear zone and controls the distribution of mineralisation, extending southeast to Ridge 8. The gold mineralisation is hosted in pyrrhotite patches associated with strong silicification, and carbonate alteration.

At Nyamulilima, the meta-sedimentary package depicts a regional F3 fold system having a dominant NW plunge (35 - 50 degrees) with significant tonalite intrusions. Mineralisation at Nyamulilima Cut 1 and 2 is hosted dominantly on northwest trending, moderate to steeply southeast dipping shears. Mineralisation is preferentially localised along the shear zones, with significant mineralisation forming where the shears cut the banded iron formation-tonalite contacts. The mineralisation is associated with secondary pyrite and minor pyrrhotite, and silica, carbonate and actinolite alteration.

The Matandani-Kukuluma trend strikes west-northwest, with sub-vertical limbs being dominant over compressed, multiphase folded zones. The three major deposits in the area (Kukuluma, Matandani and Area 3) are located along a 5km long east-southeast mineralisation trend.

The geology of the Matandani-Kukuluma trend deposits is dominated by volcano-sedimentary rocks that are poly-deformed and intruded by syn-to-late folding diorite bodies. Host rocks for mineralisation are fine-grained iron-rich clastic sediments, chert, banded iron formation (BIF) and tuffaceous rocks, with local intercalated carbonaceous shales. The mineralisation is steeply dipping along the contacts of intermediate fine-grained intrusions and magnetite rich chert and banded iron formation showing a general en-echelon, left stepping geometry. The gold is associated with secondary pyrite, arsenopyrite and minor pyrrhotite. magnetite, silica, carbonate, and amphibole alteration are variably present within the mineralised zone.

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AngloGold Ashanti Geita - 31 December 2021

Geita geology map


Quarternary cover (lake sediments)
Intrusive units
Dolerite dykes
K-rich granitoid (late-tectonic 2600-2620ma)
Felsic porphyry (granite, monzonite, granodiorite)
Felsic gneiss (TTG)
Diorite intrusive complex
Gabbro (based on geophysics)
Greenstone units
Magnetic ferrugenous sediment (ironstone, chert)
Mafic volcanics (metabasalt, meta-andesite, gabbro)
Conglomerate
(Volcano-)clastic sediments (sst, shale, tuff, graph. shale)
Drill Holes
AGA - Geita SML 45/99
AGA - Geita PLs 2022
Major open pit
Shear zones
Trend lines (layering, foliation, shear)
Bukolwa South
PL 10925/2016
Matandani
Kukuluma
Area 3
Chipaka
Nyankanga
Geita Hill
Lone Cone
Star & Comet
Cut 2&3
Ridge 8
SML 45/99
390000
395000
400000
405000
410000
415000
420000
9700000
9695000
9690000
9685000
9680000
0 1,500 3,000
Meters

6.2 Geological model and data density

Geological models are constructed using integrated geological data obtained through exploration work programs such as surface geological mapping, geochemical studies, geophysical surveys, and exploration drilling for each deposit at Geita. After the desktop studies have been completed around the acquired prospecting license, the exploration work programs mentioned above are designed based on the preliminary geological understanding gained from the desktop studies and ground truthing. Exploration targeting and interpretation identifies new prospects for exploration, where exploration drilling advances within the target area the level of geological confidence increases.

The geological models are constructed and updated to provide the extent and geometries of the rock types, structural frameworks, orebody geometry and controls to mineralisation.

For Geita deposits, the mineralisation is generally hosted in BIF and along the lithological contacts between BIF and other volcano-sedimentary units or intrusive rocks at locations where these host rocks have been cut by shear zones and fold axes, and where the site geology is generally well understood, and results in high quality geological interpretations.

A significant amount of exploration drilling has been completed over the lease area, from the mid-1990s and drilling, sampling logging and assaying samples have been collected according to AngloGold Ashanti and industry best practice protocols. The exploration drillhole data combined with integrated geology and geophysical data sets forms the basis for the geological models, which are constructed using Leapfrog™ and Datamine™ software.

The exploration drill spacing typically ranges from 20/25m x 20m to 40m x 20m for Indicated Mineral Resource classifications and up to about 40/80m x 80m for Inferred Mineral Resource classification. Grade control drill spacing is typically 15/12.5/10m x 10/5m for Measured Mineral Resource classification.

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AngloGold Ashanti Geita - 31 December 2021

Intensive exploration programs at Geita started mid 1990s and mining operations recommenced in 1999. Since then, Geita has been intensively investing on exploration to facilitate new gold discoveries and improvement on the known Mineral Resource to sustain the LOM. The geological concepts behind exploration initiatives and confidence within the GGB have been driven by presence of colonial mining at Geita Hill, Prospect 30 and Ridge 8, presence of historical and recent mining activities within the belt, strong geochemical anomalies in all known deposits and satellite targets, coherent geophysical features with good correlation with other geological data sets, favourable host rocks, confidence level on understanding the geology and mineralisation controls and confidence on ore recoveries (except Kukuluma and Matandani). Recent exploration drilling on underground deposits has also increased the confidence level on orebody plunges (Star and Comet and Nyankanga), and this concept appears to hold true in almost all deposits at Geita.

Geita Gold Mine Simplified Stratigraphic Column




Stratigraphic unit
Lithology
Characteristics
Age constraints
Quartz arenite
Graded bedding
2640 Ma
Quartzitic conglomerate
Angular clasts
Conglomerate clasts
Kavirondian
-Unconformity-
2700 Ma
Greywacke: Sandstone, siltstone, shale and volcanoclastics
Graded bedding
Flame structures
Volcanoclastics flows
Intercalated with volcanoclastics and shales
Ironstones
Intraformational conglomerates
Thickly bedded
Intercalated with black shales and siltstone
Black shales
Pyrite nodules
Upper Nyanzian
2780 Ma
-Structural contact-
Minor shales and felsic volcanics
2820 Ma
Pillow-lavas
Basalt
Minor komatiite
Minor gabbro and dolerite
Lower Nyanzian
No basement rocks

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23

AngloGold Ashanti Geita - 31 December 2021

Cross section and 3D oblique view (looking north) of Star and Comet Underground



A
B
Measured
Indicated
Inferred
1100 m RL
925 m RL
850 m RL
750 m RL
500 m RL
4.33m @ 18.50 g/t
3.36m @ 13.45 g/t
Down plunge extension
Underground Mine design
UG infrastructure
Assay value above 2 g/t
Rock type
Monzonite
Brecciated zone
Massive sulphides
Lapilli tuff
Dolerite
Mafic dyke
Tonalite
Ash tuff
Banded Iron Formation (BIF)
S&C Cut 2 Open Pit
Ridge 8
S&C– Ridge 8 Gap
S&C Cut 3
S&C Cut 2

3D oblique view (looking southwest) of Nyankanga Underground



E
W
1200 m RL
1100 m RL
1000 m RL
900 m RL
800 m RL
700 m RL
600 m RL
Block 5
Down plunge
Block 4
Block 1
Block 2
Block 3
Down plunge
Down plunge
LEGEND
Advanced UG infrastructure
Mine design stope
Nyankanga Pit shell
Planned UG development
Planned drill holes (Res Dev
Gram-metre scale
79
60
40
20

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AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 3D oblique view (looking northeast) of Geita Hill Underground (Block 2) 6.3 Mineralisation Significant sulphide minerals present in the deposits include pyrite (Nyankanga Deposit), pyrite and pyrrhotite (Geita Hill), pyrite and pyrrhotite (Nyamulilima, Star and Comet) and pyrite and pyrrhotite and arsenopyrite (Kukuluma-Matandani). These sulphide minerals are generally associated with gold and influence the gold recovery in the process plant. Silver occurs in small quantities, mostly in Geita Hill ore. The recoveries of the different ore types have been tested and ore types are blended to maximise the overall recovery. The major host lithology of ore is BIF. Minor host lithologies include intrusives and volcaniclastics. The mineralogy of the host lithology does not significantly impact gold recovery but does have an impact on plant throughput rates. Again, this is managed through blending of ore types to optimise process plant throughput. Significant mineralised zones for Geita deposits vary in thickness from approximately 5 to 15 m at Star and Comet Underground to 5 to 35m thick at Nyankanga and Geita Hill. The strike and plunge also varies by deposit, with the Star and Comet Underground mineralisation continuing for about 300m on strike and 500m on dip, Nyankanga mineralisation for about 2000m on strike and 1000m on dip and the Geita Hill mineralisation for about 2000m on strike and 700m on dip. The Nyamulilima open pit deposit is a shear hosted ore body in BIF and tonalite lithologies, continuing for about 1000m on strike and 700m on dip. All the deposits have a strong association of gold mineralisation with both geological structures and lithological contacts. In general, the mineralisation of all deposits is hosted in BIF and along the lithological contacts between BIF and other volcano-sedimentary units or intrusive rocks at locations where these host rocks have been cut by shear zones and fold axes. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 26 7 Exploration 7.1 Nature and extent of relevant exploration work The current operations are supported by a Life of Mine (LOM) plan to 2029, with an annually updated, five- year exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.5Moz per annum). The exploration strategy is aligned with the Geita’s BP2022 9+3 LOM Plan and seeks to extend the LOM beyond 2029, with exploration drilling targeting Mineral Resource conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects testing for potential future open pit and underground mining opportunities. The Exploration Budget for the LOM totals $114.7M, with drilling programs totalling 594,000m. Exploration Drilling Cost Forecast Category Cost Type Units 2022 2023 2024 2025 2026 2027 2028 2029 TOTAL Greenfields Expensed Non-Sustaining $M 1.2 1.6 0.9 0.4 - - - - 4.1 Brownfields Expensed Non-Sustaining $M 6.2 3.8 3.5 2.8 2.8 2.1 0.6 0.5 22.3 Brownfields Expensed Sustaining (incl Labour) $M 8.3 9.7 7.7 5.2 4.2 2.1 0.7 0.7 38.4 Brownfields Capital (SIB) $M 12.9 14.3 8.8 5.3 2.3 - - - 43.5 Brownfields Capital Growth Non-Sustaining $M 6.4 - - - - - - - 6.4 Total 34.9 29.4 20.9 13.7 9.3 4.1 1.3 1.2 114.7 Exploration Drill Metre Forecast Category Cost Type Units 2022 2023 2024 2025 2026 2027 2028 2029 TOTAL Greenfields Expensed Non-Sustaining $M 4.1 5.3 3.0 1.4 - - - - 13.7 Brownfields Expensed Non-Sustaining $M 32.9 20.5 18.9 14.9 15.2 11.1 3.2 2.6 119.3 Brownfields Expensed Sustaining (incl Labour) $M 30.5 35.7 28.2 19.1 15.3 7.6 2.6 2.5 141.7 Brownfields Capital (SIB) $M 76.0 92.1 63.4 37.5 16.9 - - - 285.9 Brownfields Capital Growth Non-Sustaining $M 33.4 - - - - - - - 33.4 Total 177.0 153.6 113.5 72.9 47.4 18.7 5.9 5.1 594.0 Exploration drilling programs at Geita for 2021 completed a total of 167,445m for both capitalised and expensed projects for a total spend of $37.1M. Resource development drilling for Growth Projects (capitalised) completed 56,439m, with 49,673m from surface (21,573m at Nyamulilima open pit and 27,919m at Geita Hill) and 6,766m from underground projects (Geita Hill UG). This drilling was completed for a total spend of $17.6M. Mineral Resource development drilling (Mineral Resource conversion) for stay in business capital (SIBC) projects completed 43,610m of exploration drilling comprised of 27,405m from surface (Nyamulilima open pit) and 16,206m from underground projects (Star and Comet and Nyankanga UG). This drilling was completed for a total spend of $6.6M. Mineral Resource delineation/development drilling for expensed sustaining projects completed a total of 41,296m of exploration drilling comprised of 16,316m from surface (Nyamulilima open pit) and 24,980m from underground projects at Star and Comet and Nyankanga underground, targeting new Inferred Mineral Resource. This drilling was completed for a total spend of $8.9M. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 The Mineral Resource delineation and exploration upside drilling for expensed non-sustaining projects completed 26,100m from surface drilling at Nyamulilima open pit and Xanadu, in the Nyamulilima district, and underground extension at Star and Comet and Nyankanga underground operations. This drilling was completed for a total spend of $4M. Mineral Resource development drilling (478m) at Star and Comet Cut 2 on levels 940mRL was carried out in quarter 1 of 2021 for mine extension from level 950mRL through to 850mRL. Assay results associated with this drilling returned significant intersections that confirming continuity of the orebody between the targeted levels and the Mineral Resource was upgraded to Indicated Mineral Resource. Mineral Resource delineation drilling was designed from Cut 4 footwall to continue testing the down-dip extension of Cut 2, where this drill program is ongoing at the end of 2021. Mineral Resource development drilling (8,087m) was carried out at Star and Comet Cut 3 from levels 966mRL, 947mRL, 941mRL and 931mRL to convert the Cut 3 Mineral Resource model to Indicated Mineral Resource. The drilling from level 966mRL was intended to convert the Cut 3 Mineral Resource at level 916mRL and 891mRL, whereas on other levels the drilling was carried out as Mineral Resource conversion at levels 876mRL, 866mRL and 851mRL to Indicated Mineral Resource and fence the mineralisation below 700mRL. Another phase of drilling commenced close to end of Quarter 4 along the northern part of Star and Comet Cut 3 (896DSP) for Mineral Resource conversions on the same levels stated above. Assays results from 966mRL reported economic intersections which confirmed the mineralisation continuity between levels 916mRL and 891mRL as anticipated in the Mineral Resource model. The assay results from the other levels reported narrow intervals of medium and high-grade gold intersections confirming the down-dip extension of the mineralisation within the levels and potential continuity of mineable stopes towards Cut 4. Drilling is ongoing and supporting mineralisation continuity. Mineral Resource delineation drilling at Star and Comet Cut 3 (762m) was carried out from Level 956mRL to test the mineralisation continuity from Cut 3 towards Ridge 8. Assay results from this drilling confirmed an open-ended mineralisation continuity between Cut 3 and Ridge 8. The results assisted with planning for follow-up Mineral Resource delineation drilling at Star and Comet Cut 5 which is currently in progress. Mineral Resource delineation drilling (6,825m) was carried out at Star and Comet Cut 4 on levels 1030DDD SP5 and 1030DDD SP2 to upgrade the Mineral Resource to Inferred Mineral Resource between level 925mRL and 750mRL. Assay results reported from this drilling returned narrow zones of medium and high- grade intersections. The results continued to confirm the footwall and hanging wall mineralisation as anticipated on the drill plan. The mineralised zones are open-ended along strike and downdip, and further drilling is being carried out to justify an Indicated Mineral Resource. Mineral Resource delineation drilling was carried out at Star and Comet Cut 4 (930DDD) to test and convert the Cut 4 footwall mineralisation to Inferred Mineral Resource and test the down dip potential of Cut 2 deposit. The drillholes intersected the ore zones hosted along the brecciated contact between BIF and tonalite. The grades confirm the mineralised Cut 4 hanging wall and footwall structures as projected in the Mineral Resource model and they remain open ended downdip below 750mRL. Mineral Resource delineation drilling (11,833m) at Star and Comet Cut 5 was carried out from levels 1246DDD-SP 4 and 1021DDD. The drilling from 1246 DDD SP 4 tests the Upper part of Cut 5 (Cut3 - Ridge 8 gap) to convert the Mineral Resource between 1200mRL to 1000mRL to Inferred Mineral Resource. At 1021 DDD, the drilling is aimed at converting the Mineral Resource between 1000mRL to 800mRL to Inferred Mineral Resource and test the potential repetition of the fold limb to the far North of the Cut 5-Ridge 8 deposits. Mineral Resource delineation drilling at Star and Comet Cut 5 1021DDD was completed during the 4th quarter. The majority of the drillholes from this drilling reported medium to high- grade intersections with limited thickness, confirming the mineralisation continuity in the gap area between Cut 3 and Ridge 8. The ore zones are hosted mainly within the Cut 3 hanging wall and Ridge 8 structures and remain open-ended along strike and down-dip. Mineral Resource development (4,144m) and Mineral Resource delineation drilling (7,476m) programs were carried out at Nyankanga Underground Block 1 on level 1050 SP1 and SP2 to convert the Inferred Mineral Resource to Indicated Mineral Resource. At SP2, the drilling was conducted on two rings spaced 20m apart and the holes are designed at 20m spacing along the Nyankanga shear. The Mineral Resource AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 delineation drilling at Nyankanga Block 1 was carried out from level 1075mRL to convert the projected exploration upside to Inferred Mineral Resource as well as testing the potential continuity of mineralisation down the Nyankanga shear/fault zone. The results received from Block 1 confirmed an up-dip continuity of the mineralisation in the anticipated area - along the Nyankanga shear. The ore zones remain open-ended both up-dip and up-plunge towards southeast, hence, warranting an extension of the stopes towards the southeast. Further drilling towards southeast will be planned to pin-down the margin of the mineralisation. However, weak, erratic intersections are observed downdip of the host structures due to change/lack of geological complexities and weak development of the host structure. Very limited drilling was conducted at Nyankanga Block 2 - SP3 and SP4 due to assignment to higher priority targets. The Mineral Resource delineation (164m) drilling was carried out from level 940-SP4 while the Mineral Resource development drilling (631m) was carried out on Level 940-SP3 to convert the Inferred to Indicated Mineral Resource. The drilling was aimed to convert the exploration upside to Inferred Mineral Resource and to test the potential continuity of mineralisation down the Nyankanga shear/fault zone. One of the drillholes reported economic intersection which confirmed an up-dip continuity of the mineralisation as anticipated in the model. A short Mineral Resource delineation drilling (784m) program was conducted at Nyankanga Block 5 - 1110OD1 to test the down-dip continuity of mineralisation beyond level 1095mRL. The assay results suggested a possible down-dip continuity of mineralisation along the Nyankanga shear. However, the intersection from one of the drillholes suggested a possible control within a splay from the main braided Nyankanga shear zone. Follow up drilling is planned for 2022. Mineral Resource development drilling was undertaken at Geita Hill to create Inferred/Indicated Mineral Resource for underground Blocks 1, 2, 4, 5 and 6 and confirm the designed mine stopes ahead of underground mining developments. The drilling program comprised of both reverse circulation (RC) and diamond drilling (DD) from surface at Geita Hill East (Blocks 4, 5 and 6) totalling 15,835m of RC and 6,938m diamond drilling, for a total of 22,773m. DD drilling (6,766m) was completed from underground platforms at Geita Hill East area (Blocks 1 and 2). The first phase of exploration drilling from surface was completed at Blocks 5 and 6 aimed at converting the upper portion of the Inferred to Indicated Mineral Resource. Drilling will continue in 2022 at Block 4 for the same purpose. Underground drilling will continue in 2022 at Block 1 and 2. Drilling results from Geita Hill Projects are reporting significant and economic intersections which confirm the open-ended down-dip extensions of the mineralised ore zones. At Block 1, the assay results are defining open-ended multiple ore zones hosted within the corridors of damage zones. Assay results from Geita Hill Block 2 underground continued to define the down-dip extension of the mineralisation below the Indicated portion of the Mineral Resource. The results are confirming the Indicated Mineral Resource with grade improvement as compared to previous drilling from surface. The intersections reported from Block 4 are confirming the down-dip continuity and widening up of the orebody compared to the upper portion, hence, suggesting good potential down-dip for further follow up. Assay results from Blocks 5 and 6 also intersected high-grade ore zones justifying the Indicated Mineral Resource with consistent down-dip continuity. The second phase of Mineral Resource development drilling is being planned to continue to define Inferred/Indicated Mineral Resource for the lower portions of the Inferred Mineral Resource around these Blocks. Drilling programs were conducted at Lone Cone (north of Lone Cone pits) to convert the Inferred to Indicated Mineral Resource and to advance the exploration of upside zones to Inferred Mineral Resource. The drilling totalled 1,745m of RC and 3,401m DD, for a total of 5,146m. The drilling also tested the potential continuity of mineralisation down the projected Lone Cone shear zones. Assay results from this drilling are confirming the downdip continuity of the host structure within and below the projected Mineral Resource model as well as adding more confidence to the ongoing Mineral Resource conversion drilling. The braided nature of the shear zones with variable sizes ranging from 2-12m thick have also resulted from the pinch and swell nature of the ore body. Mineral Resource development and Mineral Resource delineation drilling programs were carried out at the Nyamulilima open pit deposit from surface converting Inferred to Indicated Mineral Resource and build

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 29 more confidence in the orebody continuity and geometries. The drilling totalled 30,685m of RC and 35,306m DD, for a total of 65,991m. During this period, the infill drilling was focused on achieving a 25x20m spacing including the areas previously identified to have geological complexity. The Mineral Resource development drilling was also focused on confirming the sensitive parts of the pit design where the October Mineral Resource model defined regions of high-grade zones that needed further testing to firm up the Indicated Mineral Resource. Mineral Resource delineation drilling for strike extension was more focused on the delineating the continuity of mineralisation along and across the western limit of the pit design while the drilling for downdip extension was carried out on the footwall side of both the eastern and western orebodies to firm up the mineralisation along the pit margins and potential underground continuity away from the current pit limits. The 2021 exploration drilling at Nyamulilima open pit justified the Indicated Mineral Resource and increased the confidence on the Mineral Resource to an economically mineable pit. Majority of the intersections reported during the year justified presence of high-grade pods within the Mineral Resource shells with potential continuities which warranted further infill and extension drilling. The drilling results from the Mineral Resource delineation drilling continued to delineate and confirm the significant and economic intersections within and outside the current modelled Mineral Resource, hence, favouring the drilling objectives and Mineral Resource conversion methodology. The results require further drilling to expand the declared Mineral Resource and justification for underground potential. Sterilisation drilling at Nyamulilima was completed in May 2021 and all assay results were received. The drilling totalled 2,316m of RC and 5,218m DD, for a total of 7,534m. The drilling was planned to evaluate the area identified for the Nyamulilima waste dump and other mine infrastructure facilities (ROM pad for Nyamulilima open pit ore). No intersection of significant or economic mineralisation was identified confirming placement of the waste dump location. The first round of a Mineral Resource delineation program was carried out at Xanadu to delineate and convert the projected exploration upside material to Inferred Mineral Resource. The drilling totalled 9,135m of RC and 8,915m DD, for a total of 18,049m. Minor drilling will continue in 2022 to complete the 120m x 120m programme. Detailed review and re-interpretation of the existing geological data and new drilling data also is being undertaken to study the erratic nature of the ore zones and complexity of the intrusive bodies observed so far within the target area. Significant and economic intersections delineated from this drilling are not showing obvious downdip continuity and geometry of economic proportions, although the system in general is mineralised. Additionally, the prospect area is intruded with large intrusive bodies which are not mineralised nor related to mineralisation. Non-drilling exploration programs in 2021 involved detailed geological mapping and rock chipping across the SML, located at Nyamulilima, Geita Hill and Nyankanga areas. Field work included surface geological mapping and sampling to identify visible litho-types, structural mapping, mapping of historical and active artisanal diggings and alteration assemblages favourable to host gold mineralisation. Ongoing integration of various geological datasets (geophysical, geochemical, and geochronological) was completed to gain better understanding of the sub-surface geology and for exploration targeting. Non-drilling exploration greenfields programs in 2021 involved detailed geological review of the of greenfields PLs (Nhumbu PL located at Shinyanga, Manjaro PL located at Singida region, Blocks 1 and 2 located in Dodoma region). Field work included surface geological mapping and sampling to identify visible litho-types, structural mapping, historical and active artisanal diggings and alteration assemblages favourable to host gold mineralisation. Integration of various geological datasets (geophysical, geochemical, and geochronological) was completed to gain better understanding of the sub-surface geology. The initiatives seek to identify new exploration targets that will consequently lead to new Mineral Resource discovery, with further work planned, including geophysics and minor drilling in 2022. The greenfields exploration was completed for a total spend of $0.2M. Exploration activities were focused at Nyamulilima (16km2 area) and at the Geita Hill, Star and Comet and Nyankanga UG mines (15km2). Greenfields non-drilling exploration programs (mapping, soil sampling) were undertaken at Nhumbu PL located at Shinyanga, Manjaro PL located at Singida region and Blocks 1 and 2 located in Dodoma region (total area of 690km2). AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 30 Primary data collected includes bulk density, geological data (structure, lithology, alteration, mineralisation), survey data (downhole and collar), gold assay, bottle roll data and multi-element analysis data from RC and diamond drilling. The data capture process is completed in accordance with in-house guidelines aligned to the AngloGold Ashanti company guidelines. All data is captured into Core Fusion™ database which is validated bi-weekly and monthly basis to ensure that the collected data is accurate and validated. User access to the data is regulated. The database is regularly backed up to both on-site and Corporate Office servers. No data from surrounding properties was used for geological interpretation, geological modelling or Mineral Resource estimation. However, when AngloGold and Ashanti merged in 2004, exploration data was inherited from Ashanti. The Ashanti database was a merge from Ashanti Goldfields who owned Geita Central Trend, Anglo American who was the owner of Nyamulilima Trend and SAMAX Resources who owned Kukuluma Trend. During the merge of AngloGold and Ashanti Goldfields, a full data validation exercise was conducted as per in-house standard procedures before import into the database and incorporation into the geological and Mineral Resource models. 7.2 Drilling techniques and spacing Both DD and RC drilling are undertaken. The average depth of drilling is variable depending on the objective of the drilling program. In summary, RC drilling techniques are used for surface exploration, and surface and UG grade control. DD with NQ sized core is used for surface and underground exploration, and NQ and LTK sized core for underground grade control. Further details for each technique are presented below. DD: • Type - Standard rod. • Core is orientated with the ACT Digital orientation tool during drilling and core is then aligned and marked on a "V" Rail/Angle Iron during core processing. • Down hole surveys are completed using Reflex and Champ gyroscopic downhole survey instruments. • Core Diameters are HQ/NQ2/LTK. RC: • No orientation, RC chip samples collected rotating cone splitters. • Down hole surveys are completed using Reflex and Champ gyroscopic downhole survey instruments. • RC drillhole diameters are 5.2 to 5.5 inches. Core logging (logging) is conducted as per in-house procedures which are compliant with AngloGold Ashanti geological logging guidelines. The logging is completed with sufficient detail on lithology, structure, alteration, mineralisation, geotechnical and rock mass quality to support the geological modelling, estimation, mining, metallurgical and technical studies required, and for Mineral Resource and Mineral Reserve estimation. DD half-core is retained and stored in the Geita core yard for future reference and re-logging, sampling and assaying as required. RC sample chip trays are stored for future reference and re-logging, and RC bulk/reject samples are stored for 3 to 6 months and discarded once assays are received and validated. Logging is both qualitative and quantitative. All diamond drill core is oriented for collection of structural and geotechnical data. Core photography is conducted as per Geita’s in-house procedures and is electronically stored. Logging is completed for the entire length of all completed drill holes. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 31 All exploration drillholes are set up using Azi Alignment tools or survey control, with surveying at 6m to confirm correct hole trajectory after collaring. Downhole surveying is typically completed at 30m intervals as the drill hole progresses, with a final EOH survey completed. Downhole surveys are collected using north seeking gyroscopic downhole survey instruments. The survey results are sent electronically to the project geologists who verify the surveys and prepare data for import into the Fusion database. Drill hole spacing over the Geita projects is variable, where drilling at Geita varies from 20/25m x 20m grid for Indicated Mineral Resource and 40/80m x 40m for Inferred Mineral Resource. Drilling to Measured Mineral Resource is typically completed as grade control drilling to 12.5/10m x 10/5m spacing. Details of average drill hole spacing and drilling type in relation to Mineral Resource classification. Only RC and DD drilling is used to update Mineral Resource models at Geita. Category Spacing m (-x-) Type of drilling Comments Diamond RC Blasthole Channel Other Measured 10x15 10x5 5x10 Yes Yes No No No Measured classification achieved by grade control drilling 18 to 24 months ahead in underground operations. Indicated 20x20 25x15 25x40 40x20 Yes Yes No No No Indicated classification is variable by project. Drill spacing studies are undertaken to determine optimal drilling spacing for classification Inferred 40x40 50x40 50x50 80x40 Yes Yes No No No Inferred classification is variable by project. Drill spacing studies are undertaken to determine optimal drilling spacing for classification Grade Control 12.5x5 10x10 10x15 10x5 Yes Yes No No No Open pit and underground grade control programmes in place for mine production. 7.3 Results The geological data used to carry out the geological interpretation and geological modelling are extracted by the project geologist from the FusionTM database. Primary information to plot the drillholes trace are the collar, downhole survey, lithology and assay tables. The secondary tables to supplement the interpretation are the structure, alteration and mineralisation tables. 3D data viewing, validation, interpretation, and modelling are conducted using LeapfrogTM and DatamineTM. The project data can still be further integrated with geophysical data using a 2D based ArcGISTM software. Drill plans and sections are printed as hard copies for detailed geological interpretation on a light table. Once completed, they are scanned and digitised to continue with interpretation and 3D modelling in LeapfrogTM and DatamineTM. No drilling results relating to the Mineral Resource model areas have been excluded from use in Mineral Resource estimates. Both DD and RC samples are used for Mineral Resource calculations at Geita as these methods are believed to provide good quality samples. Assay results from the laboratory are accompanied by Certificates of Analysis for each batch. Assays are validated and imported into the FusionTM database as they are received, and the import notification is automatically generated to notify pass or failed batches. The laboratory is notified on the failed batches and re-assay is completed. QAQC reports are generated on weekly, monthly, quarterly, annually and for specific Mineral Resource model estimates. Geological models are routinely validated and updated as drilling progresses, and final review is conducted prior to Mineral Resource model updates. Exploration results are communicated on weekly, monthly, quarterly, and annual basis through site and corporate reporting frameworks. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 32 7.4 Locations of drill holes and other samples Geita Infrastructure Map showing location of exploration drilling in 2021 Geita Hill UG 2021 exploration drilling locations (long section looking southwest)

AngloGold Ashanti Geita - 31 December 2021

Star and Comet UG 2021 exploration drilling locations (long section looking southwest)


Ridge8
S&C Cut3-Ridge8 Gap
(Cut5)
S&C Cut3
S&C Cut2
S&C NW
S&C Cut2-Cut3 Gap
(Cut4)
Plunge 00
Looking South
2021 assay value above 2 g/t
Previous Assay value above 2 g/t
Underground Mine design
Advanced underground infrastructure

Nyankanga UG 2021 exploration drilling locations (long section looking southwest)


Nyankanga Pit shell
Block 5
Block 1
Block 2
Block 3
Block 4
2021 assay value above 2 g/t
Previous Assay value above 2 g/t
Underground Mine design
Advanced underground infrastructure

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AngloGold Ashanti Geita - 31 December 2021

Nyamulilima open pit 2021 exploration drilling locations (3D oblique view looking northeast)


BIF
Felsic Dyke
GB
Mafic Dyke
Overburden
TONL/GDI
VOC
Cut 1
Cut 2
Previous Assays above 2 g/t
2021 Assays above 2 g/t

7.5 Hydrogeology

Geita does not use laboratory techniques to test for groundwater flow parameters. Groundwater flow parameters are not laboratory-derived, they are determined from field tests such as pumping tests, packer tests and falling head tests. In these tests the changes in water level over time in a pumping borehole, together with measurements of water level response in surrounding piezometers (water level monitoring boreholes), are used to determine the hydrogeological parameters of an aquifer, i.e., the permeability (K), transmissivity (T) and storage or storativity (s) of the lithology through which groundwater is flowing in response to a flow gradient (i). Pumping tests are carried out comprising Step-Tests, Constant Discharge (or Constant Head) Test, followed by a Recovery Test. These are standard tests used by hydrogeologists to determine aquifer parameters where the data from the tests are collated and assessed using industry standard equations such as the Theis DuPuit and Thiem equations applied to Darcy's Law.

Routine rainfall measurements are taken from gauging stations across the Geita site. These data are used to determine surface flow and groundwater recharge rates based on surface catchment runoff and groundwater infiltration rates using Excel™ spreadsheets and applying models such as CRD (Cumulative Rainfall Departure) and OPSIM (Operational Simulation of Industrial water Management and natural resource systems). Seasonal rainfall is compared to long-term site average conditions and predicted conditions (global meteorological forecasting models). Site dewatering pumping rates are set to cater for average as well as extreme events using pit stage curves to determine expected ingress volumes of water to the open pits based on average and extreme events. Open pit sump dewatering pump availability is set to enable pumping out a 1:100 RI event within 30 days.

Surface water flow monitoring and site water balances are carried out using data from flowmeters and flow gauges (such as a V-notch weir) and data is collated and assessed in Excel spreadsheets as well as using software packages such as OPSIM. This is an integral component of routine water flow and storage monitoring and management at Geita to ensure operational efficiency (maximise re-use of water) and mitigate risks (e.g., inrush and inundation of underground workings from an extreme rainfall event).

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AngloGold Ashanti Geita - 31 December 2021

Surface water and groundwater quality monitoring is routinely carries out by the environmental section at GGM to ensure quality compliance to the mining licence and national standards. Samples are collected and analysed at accredited laboratories for indicator parameters and compared with water use and discharge standards. Standard QA/QC and strict chain of custody procedures are followed. The hydrogeology section routinely makes in-field water quality tests for basic indicator parameters (salinity and pH). Water quality results are collated and assessed for compliance to, or deviation from, relevant standards and remediation measures put in place if required.

7.6 Geotechnical testing and analysis

Geotechnical information that has been collected from laboratory testing and field measurements include:

- (i) various lithologies and alteration types present and their distribution within the deposit
- (ii) structural data regarding the location, orientation, length, spacing and character of infilling material for faults, defects, and veins
- (iii) strength properties of intact rock and of fresh and saw-cut joint planes.

Geotechnical core logging is undertaken primarily to obtain information that can be used to determine the engineering properties of the rock mass, which is essential for open pit and underground mine design. The engineering properties of the rock mass determines behaviours and response of the rock mass when benches, slopes, tunnels and stopes are excavated in them. The data gathered from geotechnical logging forms the basis for determining the stable slope, stope and pillar size design parameters and design for stope and development ground support.
The following geotechnical parameters are collected from geotechnical logging:

(i) Material strength and anisotropy estimates
(ii) Quantity of defects
(iii) Strength quality of defects, and
(iv) Orientation and geometry of structures

Geotechnical field mapping is done to identify structures and rock masses that can have a material impact on production:

(i) Major structure mapping, which involves collecting data about large structures that may affect the overall design of the underground mine or inter-ramp/overall slopes or multiple developments and/or stopes; and
(ii) Cell mapping, which involves collecting relatively small structures that may affect a single bench, development, or stope.

The mapped structures are projected to interim and final benches, inter-ramp and overall slopes for the open pits, and onto development and stope designs for the underground to identify possible failure geometries before they are exposed.

Laboratory testing of rock material is undertaken to give confidence to the rock mass strength properties that are estimated from rock mass classification systems. Laboratory testing techniques used at GGM include uniaxial compressive strength (UCS), triaxial compressive strength and direct shear testing to some extent. Historically, the mine has utilised accredited rock testing laboratories to undertaking laboratory testing. However, in the recent past, the company has setup an inhouse rock testing laboratory with the aim of doing some of the initial testing in house.

Rock sampling and testing procedures are used as part of quality control and assurance to ensure the samples are collected and prepared correctly and also to ensure that testing is done in accordance with International Society of Rock Mechanics' Commission on Standardization of Laboratory and Field Tests (1978).

The collected data (laboratory and field) is validated and stored in secure site databases and a central companywide geotechnical database.

The results of laboratory testing at Geita show that the rock strengths in all the deposits (i.e., Nyankanga, Geita Hill and Star and Comet) are generally greater than 100MPa, which equates to R5, which equates to very strong rocks.

The strength parameter results for the major lithologies per deposit are summarised in the tables below:

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AngloGold Ashanti Geita - 31 December 2021

Nyankanga:

Lithology	UCS Strength	
	Mean (MPa)	Standard Deviation (MPa)
BIF	144.74	80.27
DPH	108.58	39.54
QFP	52.09	24.21
TUFF	189.11	63.98

Geita Hill:

Lithology	UCS Strength	
	Mean (MPa)	Standard Deviation (MPa)
BIF	194.81	69.02
DPH	108.00	32.37

Star and Comet:

Lithology	UCS Strength	
	Mean (MPa)	Standard Deviation (MPa)
BIF	214.48	101.04
DPH	367.32	101.87
QFP	344.67	156.33

8 Sample preparation, analysis and security

8.1 Sample preparation

Drilling samples are collected from RC and DD drilling methods.

Samples from RC drilling are collected at 1m intervals using rotating cone splitters, with approximately 3kg collected in calico sample bags, and bulk reject sample collected in plastic sample bags (in case re-assaying is required).

For DD, the samples are collected from half-core at an average of 1m interval, but the sampling interval can change based on geological observations (change in rock type, alteration, mineralisation, structural fabrics in the rock mass or core loss). The minimum sample length from drill core is 0.5m and up to a maximum length is 1.5m as per Mineral Resource estimation guidelines. The majority of exploration DD uses NQ size drilling equipment. The half-core is placed in calico sample bags.

Grab samples are collected during geological mapping at the geologist's discretion and from underground face mapping, however, are not used in Mineral Resource estimation.

Handheld pXRF instruments are used to collect pXRF data, and handheld hyperspectral (Terraspec™) scans are completed for geometallurgical studies from selected pulverized sample returned from the assay laboratory.

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AngloGold Ashanti Geita - 31 December 2021

For DD core, samples are collected from half-core at 1m intervals, with niche samples as required to honour lithological contacts and other geological observations. DD is typically NQ size.

Rotating cone splitters (Sandvik Rotaport™) are fitted to RC drill rigs for sampling through which the samples are collected at 1m intervals, collecting approximately 3kg of sample for assaying.

For Mineral Resource estimation, samples are composited to 1m intervals (with a minimum composite length of 0.5m) for Mineral Resource estimation.

Geological logging is completed for RC and DD to describe rock type - lithology, mineralisation, alteration, texture, grainsize.

Structural and geotechnical logging is completed on all DD core for structure, rock mass characterisation, rock quality designation (RQD) and core recovery. All DD core is oriented where possible.

Bulk density is routinely collected from DD core using water immersion method, with measurements taken at 1m intervals.

Gold mineralisation is determined by fire assay, with samples collected from the entire drillholes.

Geometallurgical data collection includes routine bottle roll test work of mineralised zones to determine recovery, and hyperspectral scanning and pXRF analysis of assay pulp reject material is undertaken for geometallurgical project work.

Routine metallurgical test work is undertaken to monitor recovery and hardness, and specialist test work is completed for new ore bodies.

Drill hole planning takes into consideration the geometry of each ore body to ensure that the drillhole - ore body intersection is as close to perpendicular as possible.

When reporting exploration results if true width intercepts are not possible, intercepts are noted as "downhole width, true width not known".

DD core samples are generally retained throughout the LOM and beyond. If a need to dispose of DD core arises, a disposal permit is required to be obtained from the Ministry of Energy and Minerals, typically limited to DD core related to mined out volumes.

RC samples (chips) are generally also retained until mined out, and if they need to be disposed of, the disposal process follows the company's environmental waste management protocols. RC bulk and reject samples are collected and stored for 3 to 6 months and discarded once assays are received and validated.

In-house standard procedures (developed in line with AGA Sampling Guideline Rev 1.04 2019) are in place to ensure optimal sample recoveries through DD core recovery logging and mass balance studies for RC drill samples. Mass balance sampling of RC sample intervals requires routine testing of selected drillholes (target 10%) where the entire sample interval is weighed and compared to theoretical volumes and weights to determine RC sample recovery.

NQ2 (50.7mm core diameter) and HQ (63.5mm core diameter) sized DD drill samples are generally cut with core saw and half is submitted as half-core for sampling and analysis. LTK60 (44mm core diameter) sized DD drill core, generated from underground grade control drilling, is sampled as full core.

RC samples are taken at 1m intervals and are split using rotating cone splitter attached to the RC drill rig.

DD and RC Samples are composited to 1m intervals (with a minimum composite length of 0.5m and maximum sample length of 1.5m for diamond core) for Mineral Resource estimation.

NQ2 and HQ sized DD drill samples are presented to the laboratory as 1 metre, half-core samples (LTK sized core is sampled as full core from grade control drilling) which are oven dried (12 hours at 104 degrees Celsius), then crushed to 90% passing 2mm, samples are split to approximately 0.5kg to 1kg and pulverized to 90% passing 75µm.

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AngloGold Ashanti Geita - 31 December 2021

RC samples presented to the laboratory as air dried, approximately 3kg samples which are oven dried (12 hours at 104 degrees Celsius), then crushed to 90% passing 2mm, samples are split to approximately 0.5 - 1kg and pulverized to 90% passing 75µm.

A 40g (site laboratory) or 50g (Mwanza laboratory) sample of pulverized material is assayed by fire assay with an AAS finish.

8.2 Assay method and laboratory

All exploration, infill drilling and grade control samples are assayed by African Assay Laboratories (T) Limited owned by SGS group. The African Assay Laboratories (T) Limited is ISO 17025 accredited by SANAS. The Accreditation Number is T0470, and the registration number is TIN 100-139-677. African Assay Laboratories (T) Limited operates the Geita onsite laboratory and a commercial laboratory in Mwanza, Tanzania.

Gold is determined using fire assay with an AAS finish. This is considered a total assay for gold. The Mwanza laboratory completes 50g fire assays and the Geita onsite completes 40g fire assays. The detection limit is 0.01 ppm in both cases.

Gravimetric finish is used for samples returning assays in excess of 5g/t and screen fire assay for all samples returning values in excess of 20g/t (this is a QC measure to check for the presence of coarse gold). ICP12B by ICP (32 Elements) is used for multi element analysis and conducted on mineralised intervals.

8.3 Sampling governance

Sample collection strictly adheres to AGA Sampling Guideline Rev 1.04 2019, and collection controlled as per in-house sampling protocols and procedures which are aligned to AngloGold Ashanti standards and guidelines for sampling, assaying and QAQC. It involves the secure packaging, labelling and transportation of samples to laboratories. Laboratories send an electronic reconciliation of samples received. Thereafter, assay results are reported electronically and captured into the Fusion™ database.

A full QA/QC program is in place to monitor the sampling process to ensure quality and sample representivity.

This program includes:

- Mass balance for RC sampling and core recovery measurements
- Internal and external QAQC checks and analyses as per AngloGold Ashanti and in-house QAQC protocols.
- Monitoring and supervision of drilling activities (quality assurance) by a dedicated geology representative.
- Monitoring the assay laboratories' performance (through regular audits and inspections).

Results of the above monitoring programs are rigorously tracked through internal weekly and monthly reporting systems.

Data is electronically stored in the Fusion™ database with built-in QC controls to prevent duplication, overlaps and gaps. Onsite database personnel conduct daily, weekly and monthly database health checks on the imported data to ensure validated and accurately captured data. Assay data is managed and controlled as per in-house QAQC protocols which are aligned to AngloGold Ashanti standards and guidelines for sampling, assaying and QAQC.

The Fusion™ database is a SQL database, and is hosted on secure servers, with routine backup functionality.

Audit processes include internal and external audits. Internal audits are conducted generally on an annual basis whilst external audits are conducted every 2 years.

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AngloGold Ashanti Geita - 31 December 2021

8.4 Quality Control and Quality Assurance

QAQC procedures and protocols are in place and are aligned to the AngloGold Ashanti QAQC guidelines. Control materials employed include certified reference materials (CRMs), coarse and pulp blanks, coarse rejects and duplicates which are used to monitor precision, accuracy and bias of assays during sample preparation and analytical procedures.

Other methods include particle size analysis, gravimetric analysis and screen fire assay analysis. QAQC was conducted on exploration, grade control and underground activities. An illustration of the workflow with regards to holes generation, QC insertion, laboratory processes and quality assurance protocols is shown below.

Geita Gold Mine Assay Quality Assurance Workflow Map



Plan GC Drill Holes (BMRE Grade control system) or Expl Holes (Local Database) Holes registered in Fusion 8 Database
Sent to Survey Dept. For Flagging Actual Co-ordinates downloaded into database
Holes checked out to DH Logger for logging by Geologist
Hole numbers including sequential QC insertion numbers generated in Fusion 8. (Sample Tags are printed)
Progress on All GC holes are monitored manually (Black Book)
Grade Control/Expl Drill QC checks Performed on site - samples collected, bagged and numbered and then transported to core shed
Logged Holes checked into Fusion Database
Exploration RC/Core/RAB
Grade Control RC or Blasthole samples (3 Kgs)
Batch of 100 Frequency of QC as per Batch Protocol
Batch of 160 Frequency of QC as per Batch Protocol
QC Type registered in Century Database with logged holes
Mwanza Lab
Geita Lab
Sample Receipt Area Collection / Check sequential numbering Proper Layout Scan/ Weight
Assay Results downloaded into Fusion Database
Drill Holes exported for GC & Resource
Ovens - Drying
Sample Prep - LM Mills
Pulp Reject
Approx. 200g sample for Fire Assay
Pass
Fail
QC Material Checked
Sieve tests < 95% passing 75 um
Last 10 standards <;> then best value
Standards outside 2 * SD
Milled bl;ank Blank > 2 det. Limit
Coarse Blank > 3 det. Limit
50g aliquot
3 x aliquot mass for Flux
Check for sample swaps Re-assay possibile sample swaps
Check for sample swaps Re-assay possibile sample swaps
Fusion in Diesel Furnace - 1100 to 1300 Deg (appr 50 to 60 min)
DE-SLAG
Cuppelation - removal of lead and silver appr. 30 min
Assay Results emailed to Geology
Digestion of Gold and apropriate dilution
Calibration of AA and final reading by AA
Concentration registered in Cclass LIMS



8.5 Qualified Person's opinion on adequacy

Exploration samples are adequately monitored and prepared to undergo laboratory tests. An initial process to prepare the samples for dispatch to the laboratory begins at exploration core yard. Samples are confirmed and identified with sample numbers and reconciled with drilling and sampling records. Once samples are confirmed in order, commercial and non-commercial quality control materials - blanks and standards are inserted for QAQC purposes.

Samples transported to Mwanza Laboratory (outside the mine site) undergo security check at sample yard by government officials and sealed in a closed truck using the government seals. Samples processed onsite are transported to the site laboratory, and for both laboratories follow comprehensive sample transport procedures.

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AngloGold Ashanti Geita - 31 December 2021

The receiving laboratory sends back the electronic reconciliation report confirming the samples received. At the laboratory, assaying is completed and follows analytical procedures aligned with industry and AngloGold Ashanti standards. Assay results and Certificates of Analysis are sent electronically to the client, and QAQC verification is completed before assays are loaded to the company's database for geology and mine planning use.

GGM completes routine site laboratory visits to check compliance to industry best practice and AngloGold Ashanti standards.

No analytical procedures are used at GGM that are not part of conventional industry practice.

9 Data verification

9.1 Data verification procedures

Exploration drilling is done as per approved drill planning proposals. The drilling data is captured and loaded into Fusion™ database while the assay results are validated and loaded as soon as they are received. The database report is extracted after every two weeks for review and progressive validation. A summary form is completed and signed-off by the exploration manager confirming that the data recorded is reasonable, and that the missing information is recorded and addressed to the responsible project geologists for completion.

9.2 Limitations on, or failure to conduct verification

No limitations are identified for data verification.

9.3 Qualified Person's opinion on data adequacy

The data provided in this report is considered accurate, and exploration data used for Mineral Resource estimation is prepared to a high standard, and in accordance with the Guidelines for Reporting.

10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

Mineral Resource model recovery estimates are based on appropriate levels of metallurgical test work performed on DD core samples. Geita Gold Mine is an on-going operation and Mineral Resource model predictions are reconciled to the actual process plant recoveries. The Mineral Reserve is currently stated on material from the same areas that are currently being mined and fed to the process plant. Nyamulilima open pit ore has added to the current feed blend.

10.2 Laboratory and results

SGS laboratories and located onsite at GGM, at Mwanza, and South Africa. AMTEL Canada and Australian Laboratory Services (ALS) Australia are used as required for ore characterisation.

No metallurgically deleterious elements are present that have potentially negative effect to recovery.

10.3 Qualified Person's opinion on data adequacy

Geita has been in operation for more than 20 years since commissioning and has been successfully tested and optimised over the years. Appropriate recovery and throughput assumptions have been applied.

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AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 41 11 Mineral Resource estimates 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource Appropriate modifying factors have been applied to the modelled grade and tonnage to account for anticipated dilution and ore loss in determination of the Mineral Resource and Mineral Reserve. Open pit Mineral Resource and Mineral Reserve are supported by optimised pit shells and designs, while underground Mineral Resource and Mineral Reserve are supported by the sufficient designs and modifying factors. Sufficient work has been done to determine the prospect for economic extraction. Open pit mining at Geita, located at Nyamulilima (22km from process plant), is by conventional truck-and- shovel open pit mining method. The open pit mining is conducted using Geita owned, operated and maintained fleet. Capital Mining Services Tanzania Limited provides production drilling services and Orica provides blasting services. Underground mining commenced at Star and Comet in 2016 while at Nyankanga the operations started in 2017 using the services of an underground mining contractor. In 2018, Star and Comet became an owner operator operation, whilst Nyankanga and Geita Hill are mined using the services of an underground mining contractor. Stope mining is by a combination of longitudinal and transverse open stoping. Ore is hauled from the Nyamulilima open pit (22km) and from Star and Comet (17km), Nyankanga (4km) and Geita Hill (2km) underground operations to the central run of mine (ROM) pad by the Geita surface mining fleet. Geita ore processing method is via conventional CIL process. The CIL plant has a throughput capacity of 5.2Mtpa. The circuit contains a primary gyratory crusher, secondary and tertiary crushers, a semi- autogenous grinding (SAG) mill, ball mill and 12 leach tanks. This is coupled with a gravity circuit through two Knelson concentrators. In planning, the plant feed blend based on material, hardness, grade, and sulphide content are considered to optimise throughput and recovery. Ore from Nyankanga (90.7%) and Nyamulilima (92%) have recoveries greater than 90%, however Geita Hill (87.2%) and Star and Comet (Cut 2 88.3% and Cut 3 77.8%) ore have lower metallurgical recoveries. When blended with Nyankanga and Nyamulilima ores, at 30%, recoveries above 87% are maintained in the blends. A comprehensive strategy is in place to manage ore blending in the LOM. Geita has an established 5.2Mtpa CIL processing plant capable of processing hard ore. The Nyankanga open pit mining was completed in October 2020. Starting up of the Nyamulilima open pit in 2021 allows for 5.2Mtpa to be maintained, hence, no modifications required to the processing plant. GGM also has an established TSF with sufficient area to construct wall raises every three years to accommodate planned future production. A full workshop facility is in place to support the maintenance of all types of machineries (heavy and light mining equipment) and all types of supporting light trucks and light vehicles available on site. The mine also runs its own 36MW diesel generation power plant at full capacity and a 25km length water supply pipeline from Lake Victoria for water supply to the mine. Mine dewatering provides additional water for process plant and mining operations, and recycled tailings water is returned to the process plant. Contractor infrastructure supported on the mine site includes workshops for the production and exploration drilling contractors, workshops for the underground mining contractor, a plant for the explosive’s supplier as well as samples analysis laboratory. Geita has further support infrastructure in place including a mine village, medical facility, mine store, administration buildings, food catering facility and an airstrip. The Geita SML has been granted and Geita has legal permission to mine the Mineral Resource and Mineral Reserve. Permit number FD/RES/GEITA/44 of 1999 with initial period of 25 years has been obtained to mine the portion of the Mineral Resource and Reserve that falls within the Forest Reserve which covers a portion of the SML. There are no anticipated environmental or social factors that are a risk to an economic extraction of the declared Mineral Resource and Mineral Reserve. Mining Permits are in place for all operations, with an Environmental Impact Assessment for Nyamulilima open pit and Underground Mining Permit for Geita Hill being recently approved by the Mining Commission. Costs for environmental rehabilitation and social sustainability projects are included in the optimisation cost model and modifying factors. Land compensation demands and speculations are being constantly monitored on site and attended to as they arise. Covid-19 pandemic has been well managed at the site but has future potential to impact operations, through reduction of manpower and technical personnel in times of widespread infection. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 42 No marketing parameters are significant in determination of the Mineral Resource and Mineral Reserve, however cost of selling and refining gold are included in cost models and modifying factors. The Mineral Resource is declared at an assumed gold price of $1500/oz. The Mineral Reserve is declared at an assumed gold price of $1200/oz. These gold prices are considered reasonable assumptions based on the recent historical gold price. Capital and operating costs used in cost models are based on projections of actual operating costs and the anticipated capital (for example for the mining fleet, TSF or asset integrity) required to sustain the production. At the time of compiling this report, there were no material risks identified that would prevent economic extraction of the Mineral Resource and Mineral Reserve. GGM does have a risk management process in place whereby operational risk is identified, mitigated, and managed. This risk register (AURISK) is managed by Corporate, and internally reviewed, audited and updated quarterly/annually. An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 and found no fatal flaws in process or output. In 2020, an internal Mineral Resource and Mineral Reserve audit was undertaken and found no fatal flaws in process or output. GGM is an operating mine. The concept of economic extraction in terms of the Mineral Reserve is the on- going execution of the current operational and business plans. In terms of the Mineral Resource, the concept of economic extraction relies on conversion of exclusive Mineral Resource to inclusive Mineral Resource. The exploration budget is updated annually for the purposes of converting the Mineral Resource and allowing for the engineering of a Mineral Reserve to support and extend the Geita LOM. 11.2 Key assumptions, parameters and methods used Both Mineral Resource inclusive and Mineral Resource exclusive of Mineral Reserve is disclosed. The selected point of reference is 31 December 2021. The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the Inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components: ▪ Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape ▪ Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume ▪ Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases) ▪ Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed. For the open pits, the mineralisation boundaries for the individual deposits are defined from detailed logging of all geological drill holes. This information is validated and then used to create a 3D model. The geological model is subsequently populated with an appropriately dimensioned block model. Ordinary kriging is used to interpolate values into the blocks. UC is used to generate a recoverable Mineral Resource model which estimates the proportion of ore that occurs above the Mineral Resource cut-off grade assuming a specified selective mining unit (SMU). The open pit Mineral Resource is reported within a $1,500/oz optimised pit shell and above the calculated mineralised waste cut-off grade per pit. For the underground Mineral Resource, the geological model and the mineralised boundary are generated in the same way as for the open pits. However, a high-grade wireframe is delineated within the broader, lower grade mineralised envelope. In this instance, all geological controls are adhered to when determining this domain. Ordinary kriging models are then constructed within the low and high-grade domains and numerous validation exercises are completed to ensure robust estimates are achieved. The ultimate open pit designs are used as the limiting boundaries between open pit and underground during model compilation. The underground Mineral Resource is reported inside a mineable shape optimiser (MSO) volume generated using a determined underground cut-off grade for each deposit. The underground AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 43 stopes and development are evaluated using the ordinary kriging models and the open pit designs are evaluated using the UC models. Parameters under which the underground Mineral Resource was generated are summarised: Stockpiled material above mineralised waste cut-off grade is included in the Mineral Resource. The Geita Mineral Resource is reported as in situ Mineral Resource, as located at the Geita open pit and underground operations. Parameters under which the open pit Mineral Resource was generated are summarised: Cost inputs Unit Nyamulilima Cut 1 2 & 3 Ore Mined k tonnes 40,484 Waste Mined k tonnes 198,081 Total material mined k tonnes 238,565 Stripping ratio t:t 4.89 Costs Ore Mining cost $/t mined 2.96 Waste mining cost $/t mined 2.89 Material handling $/t treated 3.18 Processing Cost $/t treated 16.90 G&A $/t treated 9.92 Other Parameters Met. Recovery % 92% Slope angles degree 55 Mineral Resource cut-off grade g/t 0.80 Mineral Resource price $/oz 1,500 Royalties % 7.3 *Ore Mined equals Mineral Resource Tonnes reported above cutoff Cost Inputs Unit NYUG Block 1&2 NY UG Block 3&4 NY UG Block 5 S&C UG Cut 2 S&C UG Cut 3 Ridge 8 UG GH UG Block 1&2 GH UG East Ore mined* k tonnes 3,884 7,640 2,078 1,042 2,293 3,059 2,936 3,884 Total material mined** k tonnes 5,476 10,161 2,120 1,052 3,233 3,732 4,727 6,253 Costs Production (Mining Cost) $/t ore mined 46.82 63.88 41.65 28.50 34.03 80.93 68.08 68.08 Material handling $/t ore mined - - - - - - - - Backfill / Others $/t ore mined - - - - - - - - Mine Services $/t ore mined 19.51 19.51 19.51 19.51 19.51 19.51 19.51 19.51 Processing cost $/t treated 18.31 18.31 18.31 18.74 18.74 18.74 17.81 17.81 MSO optimising cut-off g/t 2.09 2.51 1.97 1.69 2.08 2.94 2.70 2.70 Mineral Resource cut-off grade g/t 2.09 2.51 1.97 1.69 2.08 2.94 2.70 2.70 Mineral Resource price $/oz 1,500 1,500 1,500 1,500 1,500 1,500 1,500 1,500 Metallurgical Recovery %MetRF 90.7 90.7 90.3 88.3 77.8 90.8 87.2 87.2 Royalties % 7.3 7.3 7.3 7.3 7.3 7.3 7.3 7.3 *Ore Mined equals Mineral Resource Tonnes reported above cutoff **Total material mined has been estimated using ore/waste ratios from LOM plan to calculate a Total GGM has four deposits which are active mining operations and supported by Mineral Resource and Mineral Reserve. The primary Mineral Resource models are updated annually, and in place for Nyankanga UG, Star and Comet UG and Geita Hill UG operations and for Nyamulilima open pit operations. For each of the AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 44 deposits, 3D geological wireframe models are constructed for the mineralisation, structures and lithology which are used as the basis for the Mineral Resource estimate. These geological models and Mineral Resource estimates are updated when new information is received (updated at least once per year). Geological data is collected as per in-house data collection procedures and is later electronically stored in the Fusion™ database. Data in the database is locked to prevent unauthorised changes. Geita has been involved in active mining since 2000. There are currently no obvious geological, mining, metallurgical, environmental, social, infrastructural, legal, and economic factors that are anticipated to have a significant effect on the prospects of any possible future exploration target or deposit currently reported in the Mineral Resource. There is no known structural, lithological, mineralogical, or other geological data that could materially influence the estimated quantity and quality of the Mineral Resource. The arsenopyrite bearing ore at Matandani-Kukuluma is refractory in nature, but this has already been catered for in the pit shell optimisations and cut-off grade calculations. For the open pits, the mineralisation boundaries for the individual deposits are defined from detailed logging of all geological drill holes. This information is validated and then used to create a 3D model. The geological model is subsequently populated with an appropriately dimensioned block model. Ordinary kriging is used to interpolate values into the blocks. UC is used to generate a recoverable Mineral Resource model which estimates the proportion of ore that occurs above the Mineral Resource cut-off grade assuming a specified SMU. The open pit Mineral Resource is reported within a $1,500/oz optimised pit shell and above the calculated mineralised waste cut-off grade per pit. Stockpiled material above mineralised waste cut-off grade is included in the Mineral Resource. For the underground Mineral Resource, the geological model and the mineralised boundary are generated in the same way as for the open pits. However, a high-grade wireframe is delineated within the broader, lower grade mineralised envelope. In this instance, all geological controls are adhered to when determining this domain. Ordinary kriging models are then constructed within the low and high-grade domains and numerous validation exercises are completed to ensure robust estimates are achieved. The ultimate open pit designs are used as the limiting boundaries between open pit and underground during model compilation. The underground Mineral Resource is reported inside a mineable shape optimiser (MSO) volume generated using a determined underground cut-off grade for each deposit. The underground stopes and development are evaluated using the ordinary kriging models and the open pit designs are evaluated using the UC models.

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 45 Geita inclusive Mineral Resource grade and tonnage curve (surface) Geita inclusive Mineral Resource grade and tonnage curve (underground) Estimation Techniques: Estimation methodologies at Geita has evolved since 2001 to embrace nonlinear techniques. Progressive updates on Mineral Resource models since then have shown that Uniform conditioning (UC) is a robust technique and suitable for the ore bodies at Geita Gold Mine. Previous external audits conducted on the Mineral Resource Models for Nyankanga, Geita Hill and Star and Comet by QG and Optiro consultants also confirmed that UC is an appropriate and robust technique that is suitable for the ore bodies at Geita Gold Mine. UC is considered appropriate based on the following assumptions: • Highly skew Au distributions. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 46 • The wide Exploration drill spacing of 40m x 40m or 20m x 20m versus short range variography that is characterised by 40% to 50% nugget effects and 90% variability within 10m. • Complex ore zones in which low-grade meta-sediments are structurally juxtaposed with higher grade banded iron formation (BIF). • Impracticality of using wireframes to separate mineralisation from waste within the ore zone. • The understanding that extensive grade control ahead of mining would be critical in determining the actual within-pit location of the ore blocks (SMUs). • The change of support is robust and can be demonstrated as correct at the validation stage. • The results can be validated against the theoretical grade distributions and grade control. • The method is robust in the presence of grade zonation. Localised Uniform Conditioning (LUC) has been adopted from 2018, involving post processing of UC results. Adoption of LUC is driven by inability to predict a spatial location of the recoverable mineralisation and hence regarded as a major disadvantage of the conventional UC method. Treatment of Extreme Grade Values: A thorough statistical analysis of the data set drives the determination of the top cutting / capping values to be applied during estimation for each deposit. On some instances local capping is applied on areas that are poorly informed or areas with high-grade anomalies that have shown to be influenced by presence of the high grades in the vicinity Compositing: Sample drilled through the core length (DD) or through non-core (RC) are sampled at an average of 1m interval, guided by the collected geological information. During Mineral Resource Estimation, sampling composites are applied at composite length of 1m and Minimum Composite Length of 0.5m, weighting field - lithological types. Domaining: Stationarity analysis is undertaken to identify distinct trends in the grade behaviour that links to geological characteristics. The identified distinct trends represent domains that describes homogeneity within a giving area. Parallel to stationarity analysis, geological interpretation is linked to the analysis to support/firm up the identified domains. Estimation Parameters: Optimisation of the estimation environment is a four to five stage process depending on data availability: These stages include: Search volume optimisation, various iterations are performed to: • stabilize the Kriging variance, • maximize the slope of regression, • minimise sample screening resulting in negative weights; and attaching maximum Kriging weight to the sample nearest the block centre. Maximum number of samples in the search environment. Based upon using sufficient samples to • stabilize the Kriging variance, • maximize the slope of regression, • minimize sample screening, and • attaching maximum Kriging weight to the sample nearest the block centre. Compare the average of the block estimates with the averages for both the clustered and de-clustered conditioning sample data. Conducting Regression analysis of borehole data against OK block estimates set at standard search and estimation environment parameters. Based upon the above, the kriging environment is adjusted as appropriate until satisfactory results are achieved. The final kriged estimates honour the validated exploration and Infill drilling data Estimation Unit Size: Estimation block sizes is determined based on average drilling spacing along X, Y and Z, and estimation is conducted on a Panel. The Panel is subdivided into sub-cells to improve on orebody resolution. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 47 For all Geita deposits the main variable is gold (Au). No other variables are currently modelled or correlated with gold. Computer programs used in Mineral Resource Estimates are: • Datamine™ Version 1.10.69.0 for mineralisation interpretation and Mineral Resource model compilation), • Leapfrog™ Geo 6.0 for mineralisation interpretation and geological modelling, • Isatis™ - 2017 Version 15.0.2.287 for de-clustering, Variography, Gaussian Anamorphosis, support • correction, uniform conditioning (UC), and localised uniform conditional (LUC). Mineral Resource Model checks and validation process steps includes: Krige Estimate Validation: • Visual Checks - This process involves check of Mineral Resource Estimates visually by comparing to the samples (borehole data) to krige estimate. It is conducted through stepping through the Mineral Resource Model, section by section. This process is used to determine whether the estimation has been effective locally. • Statistical Validation - The process involves running summary statistics of the kriged estimates in comparison to the clustered and borehole information. The objective is to ensure the estimate average is within the allowable limits. Observed huge discrepancies might require revisiting applied estimation methodology. • Trend Analysis along X, Y and Z of the model data vs the borehole data - The process involves checking Mineral Resource estimates agreement versus borehole data. Strip widths that correspond to kriged block sizes or search neighbourhood used for kriging in the X, Y and Z directions are used. The mean of the kriged values is compared to the mean of the de-clustered sample values. • Regression Plots of kriged mean values vs block sample averages - The process involves a re-krig of the exploration data and comparison against sample average values within the specified search. Regression plot of krig values against sample average values is created. Check of significant bias and outliers is done and further investigated in a 3D environment. • Discrete Gaussian Change of Support (COS) - The process involves comparison of estimates to the COS at the Panel Scale. Gaussian Anamorphosis is undertaken by zone using the appropriate variography and samples to generate theoretical grade-tonnage distributions. The aim of the process is to reproduce global grade-tonnage distributions at panel and SMU support from the ordinary kriging and uniform conditioning results respectively. • Uniform Conditioning Grade/Tonnage curves validation: The process involves selection of an area with adequate grade control drilling information. A common volume area is delineated and comparison of the distributions (Tonnage and Grade) for Mineral Resource Model (with the actual UC) and grade control model is conducted. The grade control model should be the same block size as the SMU block size used for the UC. At instances where the validation results are unsatisfactory, it will involve revisiting estimation process and re-modelling accordingly. No co-products, by-products or deleterious elements are modelled at GGM. 11.3 Mineral Resource classification and uncertainty AngloGold Ashanti Classification guideline: Mineral Resource Classification is based on the 15% Rule. A Measured Mineral Resource should be expected to be within 15% of the metal estimated at least 90% of the time (three-month periods), while for an Indicated Mineral Resource estimate the annual estimate should be within 15% of the metal estimated at least 90% of the time (yearly periods). For Inferred Mineral Resource the error may be greater than 15%, 90% of the time (yearly periods). This is explained in detail in the Guidelines for Reporting. GGM Mineral Resource classification categories are: AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 48 Measured Mineral Resource - Only on completion of grade control drilling and modelling. Indicated Mineral Resource - Indicated Mineral Resource category spacing varies from 20m x 20m, 25m x 15m and 40m x 20m staggered pattern for different projects respectively. The 20 x 20m / 25m x 15m and 40m x 20m drill pattern covers for a 2-year open production window and a 40 x 40m drill pattern for the rest of LOM production schedule. The 40m x 40m drill pattern is the lower end of indicated Mineral Resource and where present these areas are classified as risk areas to be followed up by infill drilling prior to production. Inferred Mineral Resource - Mineralisation classification is defined within a grid spacing of greater than 40m x 40m to a maximum of 80m x 40m to 80m x 80m plus any mineralised blocks within the external waste volume. Ore material outside these ranges is extrapolated and classified as exploration upside. No uncertainties are identified that would materially impact the Mineral Resource, including classification or level of confidence of the or the Mineral Resource. All aspects of the data capture from drilling, geological logging, sampling and assaying are verified to ensure location / positional accuracy and sampling and assaying follows strict guidelines for data processing, gold analysis and QAQC validation. Drilling, sampling, data processing and handling, geological modelling and Mineral Resource estimation were conducted as per AngloGold Ashanti standard operating procedures and guidelines, aiming at addressing uncertainties to increase Mineral Resource confidence. Due to the nature of the orebodies the following key elements are adhered to as per AngloGold Ashanti standard operating procedures and guidelines, and implemented to minimise uncertainties in Mineral Resource confidence: • Exploration and Mineral Resource Development drilling is conducted at optimal drilling spacing, and supported by drill spacing studies to determine optimal drill spacing for Mineral Resource classification • Drilling, Sampling and Assaying QAQC programs in place. • Sample analysis and assaying conducted at an ISO accredited Assaying Laboratories (African Assay Laboratories (SGS) - ISO SO 17025 accredited by SANAS. • Geological modelling and Mineral Resource estimation are completed by technical experts and conducted as per AngloGold Ashanti Mineral Resource Estimation guideline. • Internal peer review processes are conducted upon completion of Mineral Resource models, bi- annual AngloGold Ashanti Internal Mineral Resource Audits. • External Mineral Resource audits conducted every two years by reputable Mineral Resource and Mineral Reserve consulting firms. The Mineral Resource is based on Mineral Resource models prepared by Geita technical experts, in accordance with AngloGold Ashanti Mineral Resource estimation, modelling and reporting guidelines and procedures - no significant uncertainty is identified for disclosure. 11.4 Mineral Resource summary The open pit Mineral Resource is reported within a $1,500/oz optimised pit shell and above the calculated mineralised waste cut-off grade per pit. Stockpiled material above mineralised waste cut-off grade is included in the Mineral Resource. The underground Mineral Resource is reported inside a mineable shape optimiser (MSO) volume generated using a determined underground cut-off grade for each deposit. The underground stopes and development are evaluated using the ordinary kriging models and the open pit designs are evaluated using the LUC models.

AngloGold Ashanti Geita - 31 December 2021

Exclusive gold Mineral Resource

Geita		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	Tonnes	Moz
Area 3 West (oxide)	Measured	-	-	-	-
	Indicated	0.39	2.55	1.01	0.03
	Measured & Indicated	0.39	2.55	1.01	0.03
	Inferred	0.00	2.02	0.01	0.00
Chipaka	Measured	-	-	-	-
	Indicated	0.31	2.19	0.68	0.02
	Measured & Indicated	0.31	2.19	0.68	0.02
	Inferred	0.45	2.45	1.10	0.04
Kalondwa Hill	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.47	3.91	1.83	0.06
Kukuluma (oxide)	Measured	-	-	-	-
	Indicated	0.05	3.56	0.16	0.01
	Measured & Indicated	0.05	3.56	0.16	0.01
	Inferred	0.02	2.28	0.05	0.00
Kukuluma (transitional)	Measured	-	-	-	-
	Indicated	0.09	4.70	0.43	0.01
	Measured & Indicated	0.09	4.70	0.43	0.01
	Inferred	0.02	4.88	0.12	0.00
Kukuluma (sulphide)	Measured	-	-	-	-
	Indicated	0.02	4.89	0.12	0.00
	Measured & Indicated	0.02	4.89	0.12	0.00
	Inferred	0.36	4.06	1.47	0.05
Matandani (oxide)	Measured	-	-	-	-
	Indicated	1.61	2.00	3.21	0.10
	Measured & Indicated	1.61	2.00	3.21	0.10
	Inferred	0.75	2.14	1.61	0.05
Matandani (transitional)	Measured	-	-	-	-
	Indicated	0.06	3.39	0.20	0.01
	Measured & Indicated	0.06	3.39	0.20	0.01
	Inferred	0.17	4.70	0.80	0.03
Matandani (sulphide)	Measured	-	-	-	-
	Indicated	0.07	3.49	0.26	0.01
	Measured & Indicated	0.07	3.49	0.26	0.01
	Inferred	3.02	3.82	11.54	0.37
Nyamulilima Cuts 1, 2 and 3	Measured	-	-	-	-
	Indicated	9.41	1.57	14.76	0.47
	Measured & Indicated	9.41	1.57	14.76	0.47
	Inferred	9.41	1.82	17.15	0.55
Selous (open pit)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.47	2.06	0.97	0.03
Geita stockpile (marginal ore)	Measured	-	-	-	-
	Indicated	8.12	0.84	6.80	0.22
	Measured & Indicated	8.12	0.84	6.80	0.22
	Inferred	-	-	-	-
Geita stockpile (refractory ore)	Measured	-	-	-	-
	Indicated	0.56	2.80	1.57	0.05
	Measured & Indicated	0.56	2.80	1.57	0.05
	Inferred	-	-	-	-
Geita Hill (Underground) - Blocks 1 and 2	Measured	-	-	-	-
	Indicated	1.81	3.73	6.74	0.22
	Measured & Indicated	1.81	3.73	6.74	0.22
	Inferred	1.13	4.01	4.54	0.15
Geita Hill (Underground) - East	Measured	-	-	-	-
	Indicated	1.56	4.13	6.43	0.21
	Measured & Indicated	1.56	4.13	6.43	0.21

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AngloGold Ashanti Geita - 31 December 2021

	Inferred	6.31	4.31	27.23	0.88
Nyankanga (Underground) - Blocks 1 and 2	Measured	-	-	-	-
	Indicated	0.33	4.24	1.41	0.05
	Measured & Indicated	0.33	4.24	1.41	0.05
	Inferred	3.11	4.39	13.67	0.44
Nyankanga (Underground) - Blocks 3 and 4	Measured	0.49	5.14	2.50	0.08
	Indicated	1.72	3.80	6.54	0.21
	Measured & Indicated	2.21	4.09	9.04	0.29
	Inferred	1.66	3.54	5.87	0.19
Nyankanga (Underground) - Block 5	Measured	0.07	8.80	0.59	0.02
	Indicated	0.55	3.27	1.80	0.06
	Measured & Indicated	0.62	3.88	2.40	0.08
	Inferred	0.36	2.38	0.85	0.03
Ridge 8 (Underground)	Measured	-	-	-	-
	Indicated	0.69	4.84	3.36	0.11
	Measured & Indicated	0.69	4.84	3.36	0.11
	Inferred	2.36	4.72	11.16	0.36
Star and Comet (Underground) - Cut 2	Measured	0.33	3.55	1.16	0.04
	Indicated	0.13	3.49	0.46	0.01
	Measured & Indicated	0.46	3.53	1.61	0.05
	Inferred	0.13	3.83	0.51	0.02
Star and Comet (Underground) - Cut 3	Measured	0.56	3.95	2.23	0.07
	Indicated	0.69	3.22	2.22	0.07
	Measured & Indicated	1.25	3.55	4.44	0.14
	Inferred	0.26	3.13	0.82	0.03
Total	Measured	1.44	4.49	6.47	0.21
	Indicated	28.18	2.06	58.15	1.87
	Measured & Indicated	29.62	2.18	6.47	0.21
	Inferred	30.48	3.32	101.29	3.26

11.5 Qualified Person's opinion

Geita has three underground mines and one open pit in production, with a LOM plan currently to 2029, and the ore bodies currently in production are well understood in terms of mining method, cost, geology, metallurgy and geotechnical parameters after 20 years of mining, and Geita has a strong exploration plan in place for continued Mineral Resource and Mineral Reserve growth. It is the opinion of the QP that there is no material risk to continued economic extraction at Geita Gold Mine, from LOM plans based on those Mineral Resource and associated with Mineral Reserve. Through continuous exploration and Mineral Resource development of the Geita Mineral Resource there remains a reasonable expectation and potential for Mineral Resource growth and future economic extraction.

12 Mineral Reserve estimates

12.1 Key assumptions, parameters and methods used

Safety is AGAs First value, all economic extraction activities and operations are planned and executed with this value in mind.

The Geita Mineral Reserve is 29.71Mt at 2.77g/t for 2.65Moz. Reconciliation of 2021 Mineral Reserve with 2020 Mineral Reserve shows a net increase of 309 Koz mainly from model changes. 2021 depletion represents depletion to 31 December 2021.

Geita has three Underground Mines namely, Star and Comet, Nyankanga and Geita Hill and one open pit mine named Nyamulilima (historically known as Roberts).

The open pit mine makes use of traditional truck and shovel mining while the underground mines make use of two methods; Up hole longitudinal retreat and/or transverse mining.

For the Mineral Reserve the reference point is as received and accounted for by the processing plant.

Mine designs are based on the following Mineral Resource models:

- Open pit (Nyamulilima): GGMNYM0921_v3

30 March 2022 50

AngloGold Ashanti Geita - 31 December 2021

- Star and Comet Cut 2: SC2_IPM_240421
- Star and Comet Cut 3: SC3_IPM_221021
- Nyankanga: NYUG_IPM_251021

Mine designs are derived from optimised mining shapes using the 2021 Mineral Reserve commodity prices as stipulated in the Guidelines for Reporting, are:

- Gold at $1,200/oz.
- Silver at $18.67/oz (Not considered during COG calculations due to marginal revenue contribution)

For the open pit, optimised pit shells are created using Whittle^{TM} optimisation software and typically select the optimisation shell that represents the revenue factor (RF1) shell, i.e., the 1,200$/oz shell. A practical mine design is created from the selected optimised Whittle shell allowing for in pit haul roads, berms, water deviation channels and other infrastructure considerations. All relevant geological, geotechnical, hydrogeological, equipment type, and mining rates are factored into the design and schedules.

For the underground, a combination of Mineable Stope Optimiser (MSO) and Stope Notes (SN) are used for Mineral Reserve estimates. MSO is the underground optimisation equivalent of the open pit Whittle optimisation and is widely recognised as the industry-standard software tool for generating stope optimisation shapes. A SN is an AngloGold Ashanti approved method for creating signed off stope notes. All relevant geological, geotechnical, hydrogeological, ventilation, equipment type, and mining rates are factored into the design and schedules.

Appropriate mining and processing modifying factors were applied such as:

- Face and regional pit slope angles,
- Dilution tonnage,
- Mining recovery and
- Met recovery factor.

Stability of open pit and underground excavations are mainly affected by geotechnical structures such as faults, thrusts, shears. Groundwater is synonymous with these structures adding to the complication of stress management. The management of groundwater drainage and mining shapes in and around the proximity of these geotechnical structures are crucial to minimise the induced stresses that cause dilution and/or mining recovery. Management interventions include the following:

- Cover hole drilling to determine presence of groundwater
- Lithological Borehole logging derived from either Mineral Resource definition and/or grade control drilling to assess the ground conditions and weathering profile
- Face sampling open pit and underground
- Interpret and build structural models also included in Mineral Resource models used for planning purposes
- Reduce face angle in open pit
- Increase berm widths in open pit
- Slope management plan and monitoring systems in open pit
- Rockfall analysis using specialised software in the open pit
- Minimise mining width and length to reduce hydraulic radius underground
- Mining Sequence and backfill underground
- Development support standard per excavation size and purpose underground
- Seismicity sensors for open pit and underground

The factors applied are Mineral Resource modifying factor (RMF), mining recovery factor (MRF), mine call factor (MCF) and metallurgical recovery factor (MetRF). For underground operations a MRF and dilution is applied.

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AngloGold Ashanti Geita - 31 December 2021

Mineral Reserve Modifying Factors

as at 31 December 2021	Primary Commodity Price	Local Price of Primary Commodity Unit	Cut-off grade g/t Au	Stoping width cm	Dilution %
Nyamulilima Cuts 1, 2 and 3	1,200	$/oz	1.20	-	7.4
Geita Hill (Underground) - Blocks 1 and 2	1,200	$/oz	3.38	2,500	10.0
Geita Hill (Underground) - East	1,200	$/oz	3.38	2,500	10.0
Nyankanga (Underground) - Blocks 1 and 2	1,200	$/oz	3.21	450	10.0
Nyankanga (Underground) - Blocks 3 and 4	1,200	$/oz	3.48	2,500	22.0
Nyankanga (Underground) - Block 5	1,200	$/oz	3.20	2,500	16.0
Star and Cornet (Underground) - Cut 2	1,200	$/oz	2.57	450	10.0
Star and Cornet (Underground) - Cut 3	1,200	$/oz	3.39	450	10.0

as at 31 December 2021	% RMF (based on tonnes)	% RMF (based on g/t)	% MRF (based on tonnes)	% MRF (based on g/t)	% MCF	MetRF %
Nyamulilima Cuts 1, 2 and 3	90.0	90.0	95.0	95.0	99.0	89.2
Geita Hill (Underground) - Blocks 1 and 2	100.0	100.0	95.0	95.0	99.0	87.2
Geita Hill (Underground) - East	100.0	100.0	95.0	95.0	99.0	87.2
Nyankanga (Underground) - Blocks 1 and 2	100.0	100.0	88.0	88.0	99.0	90.7
Nyankanga (Underground) - Blocks 3 and 4	100.0	100.0	87.0	87.0	99.0	90.7
Nyankanga (Underground) - Block 5	100.0	100.0	88.0	88.0	99.0	90.3
Star and Comet (Underground) - Cut 2	100.0	100.0	95.0	95.0	99.0	88.3
Star and Comet (Underground) - Cut 3	100.0	100.0	92.0	92.0	99.0	77.8

12.2 Cut-off grades

The Geita business model is primarily driven by revenue generated from gold sold, although some marginal revenue is generated from silver by-product sales.

Nett revenue sales are derived considering the following:

- Recovered gold revenue,
- Recovered silver revenue,
- Downstream expenses,
- Transport Costs,
- Smelting and refinery costs,
- Deductions such as royalties and taxes.

These are based on inputs compiled on site with assistance from the regional finance team. Some parameters have been tested - details in the Mineral Reserve statement document. Gold price input as per AngloGold Ashanti corporate directives issued annually in the Guidelines for Reporting.

Open Pit

All costs and parameters are based on BP2021. Cut-off Grade (COG) is based on economic factors using the break-even point to determine ore.

A gold price of $1,200/oz for other parameters per mineralised zone include royalties, dilution, processing costs, recoveries, general and administration costs, and ore mining costs. The Mineral Reserve was based on a marginal cut-off grade. Mineral Resource contained within the final pit designs were estimated against these cut-off grades to produce the open pit Proven and Probable Mineral Reserve. Cut-off grade sensitivities were done by adjusting gold price to determine impact.

The following COGs were applied for the 2021 Mineral Reserve Declaration:

- Nyamulilima Oxide: 1.25g/t
- Nyamulilima Transitional: 1.25g/t
- Nyamulilima Sulphide: 1.20g/t

30 March 2022 52

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 53 Underground GGM updates the cut-off grade inputs and calculations once a year. Cut-off grade inputs are based on recent operating experience, projected costs, and AngloGold Ashanti corporate guidance. The break-even cut-off grade is used for Mineral Reserve estimation. All stopes that fail to meet the cut-off grade are classified as waste. Stope cut-off grade used for the estimation of the December 2021 Mineral Reserve is the diluted cut of grade. The cut-off grades were applied to stope panels after dilution and ore loss had been accounted for in the stope. The QP for the Mineral Reserve considers that the process used is appropriate for this deposit. However, it is important to acknowledge that cut-off grades calculated in this deterministic process have some limitations as they do not consider the impact that including low-grade material (grade just above the cut- off grade) may have in deferring the mining of higher-grade material and, hence reducing net present value. The 2021 Mineral Reserve cut-off grade is specific to a mining block; with different operating models and mining methods applied to Geita underground operations. The Nyankanga and Geita Hill operation are contractor operated and Star and Comet is owner operated. The following COGs were applied for the 2021 Mineral Reserve Declaration: • Nyankanga UG Block 1 and 2 at 3.21g/t • Nyankanga UG Block 3 and 4 at 3.48g/t • Nyankanga UG Block 5 at 3.20g/t • Star and Comet UG Block 2 at 2.57g/t • Star and Comet UG Block 3 at 3.39g/t 12.3 Mineral Reserve classification and uncertainty The Mineral Resource models are used as the basis for Mineral Reserve estimation. Input parameters for estimating the Mineral Reserve include gold price, mining dilution and recovery, geotechnical information, stay in business capital, operating costs, metallurgical recovery, processing capacity and mining equipment capacities. Appropriate Mineral Reserve cut-off grades are applied, and optimised pit shells are generated for the open pit sources. Pit designs are then done on selected shells and signed off by all relevant parties to ensure compliance to specifications. Underground designs are completed and evaluated. These designs are incorporated into the production and treatment scheduling stages to yield ore tonnes and grades. Financial evaluations are completed for production and treatment schedules to check cash flow analysis from the estimated Mineral Reserve. The Mineral Reserve for open pit and underground operations was estimated using updated economic factors, latest Mineral Resource models, geological, geotechnical, mining engineering and metallurgical parameters. Environmental, socio-political, legal, and regulatory factors are also considered. The Mineral Reserve from stockpiles is declared as a Proven Mineral Reserve. The GGM mining based Mineral Reserve is declared as a Probable Mineral Reserve and has been derived from Measured and Indicated Mineral Resource. The total Mineral Reserve consists of stockpile (0.09Moz) for Proven Mineral Reserve, and by underground (0.89Moz) and open pit ore (1.67Moz) sources totalling 2.56Moz, which are classified as Probable Mineral Reserve. 26% of the Probable Mineral Reserve is informed by Measured Mineral Resource, where 69% (of 26%) is from underground ore sources. The major contributing factors to classification of the mining component includes: • Confidence in factors applied to transverse secondary stopes planned to be mined from 2022 onwards. This method has not been applied at GGM before but is a proven mining method. • Better understanding of geotechnical structures at Nyankanga Block5 and the risk it poses to achieve the desired MRF necessitated the down grading to Probable Mineral Reserve and AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 54 • Lack of auditable stope reconciliation used to substantiate MRF applied (to be formalised in 2022) The Mineral Reserve only includes components of the Measured and Indicated Mineral Resource, noting Inferred Mineral Resource is not used in the estimation of the Mineral Reserve. The inclusive Mineral Resource includes the Mineral Reserve. 12.4 Mineral Reserve summary The GGM Mineral Reserve as at 31 December 2021 is estimated as 29.7Mt at 2.77g/t for 2.65Moz. A gold price of $1,200/oz was provided by the AngloGold Ashanti corporate office and viewed as sound and reasonable. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The Geita Mineral Reserve is derived from open pit, underground and stockpile ore sources with a 63%, 34% and 3% contribution in terms of ounces respectively The Geita SML number 45/99 has been subject to historic mining activities, the true extent of the recovered gold mineralisation is unknown. Mined out areas are considered in the LOM design but have no impact on the 2021 declared Mineral Reserve. No other sources of ore apart from what has been declared exist. Underground pillars are placed to improve Geotechnical stresses and form part of the MRF. The reference point for the Mineral Reserve is the point where the run of mine material is delivered to the processing plant. It is quoted as at 31 December 2021. Gold Mineral Reserve Geita Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Nyamulilima Cuts 1, 2 and 3 Proven - - - - Probable 21.16 2.45 51.80 1.67 Total 21.16 2.45 51.80 1.67 Geita stockpile (full grade ore) Proven 0.70 1.86 1.30 0.04 Probable - - - - Total 0.70 1.86 1.30 0.04 Geita stockpile (marginal ore) Proven 1.49 1.04 1.54 0.05 Probable - - - - Total 1.49 1.04 1.54 0.05 Nyankanga (Underground) - Blocks 1 and 2 Proven - - - - Probable 0.30 5.86 1.77 0.06 Total 0.30 5.86 1.77 0.06 Nyankanga (Underground) - Blocks 3 and 4 Proven - - - - Probable 3.78 4.55 17.21 0.55 Total 3.78 4.55 17.21 0.55 Nyankanga (Underground) - Block 5 Proven - - - - Probable 0.99 3.01 2.99 0.10 Total 0.99 3.01 2.99 0.10 Star and Comet (Underground) - Cut 2 Proven - - - - Probable 0.51 3.57 1.83 0.06 Total 0.51 3.57 1.83 0.06 Star and Comet (Underground) - Cut 3 Proven - - - - Probable 0.77 5.01 3.87 0.12 Total 0.77 5.01 3.87 0.12 Total Proven 2.19 1.30 2.84 0.09 Probable 27.52 2.89 79.45 2.55 Total 29.71 2.77 82.29 2.65 AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 55 12.5 Qualified Person’s opinion The GGM Mineral Reserve is fully contained within the LOM plan and is classified as Probable Mineral Reserve. Measured Mineral Resource is included in the Probable Mineral Reserve portion of the Mineral Reserve, with all unclassified material to be mined classed as dilution. 13 Mining methods Open pit Open pit mines are known to have high productivities, being flexible, with high ore recoveries and better working conditions than underground mines. The unit costs of mining with the open pit method are normally lower than the unit costs of mining using underground methods because of economies of scale. Usually when the unit costs of mining with open pit method becomes higher than unit costs of mining with underground methods, a decision must be made to switch to underground methods. For the open pit operations at Geita, a conventional drill, blast, load and haul shovel and truck open pit mining method is used. This is the same mine method that was used at completed open pits for Nyankanga, Geita Hill, Lone Cone, Matandani, Kukuluma and Star and Comet. Currently open pit operations are located at the Nyamulilima open pit deposit. The Nyamulilima open pit is comprised of three (3) phases or cutbacks (Cuts 1, 2 and 3). The deposit is situated 1km east of the on- going underground operation at Star and Comet and 22km from the processing plant. Studies for this mining this open pit deposit were completed to FS level in 2020. The open pit operations commenced in April 2021 and are scheduled to reach full production in mid-2022. Ore is trucked Caterpillar 785C haul trucks from the Nyamulilima ROM stockpile to the central stockpiling area about 22km away from the Nyamulilima Pit. Open pit mining activities are conducted as owner miner for both open pit operations and ore haulage from Nyamulilima open pit to the plant. An intermediate ROM pad at Nyamulilima has been designed to allow flexibility in ore haulage and provide safety around mining and ore haulage equipment interactions. The primary waste dump (WD17) has been designed and placed following sterilisation drilling in 2020 and 2021, to avoid sterilising any further potential pit expansions due to economics changes as well as staying within the exclusion zones and license areas. Mining operations at Nyamulilima open pit involves the conventional drilling of grade control and production holes, blasting, loading, and hauling. The design parameters are driven by previous open pit such Nyankanga and Geita Hill. These include a bench height of 10m mined in 3 flitches of 3.33m each. Open pit dewatering is carried out to ensure dry mining operations, prevent flooding of equipment and to prevent water inrush to or inundation of entrances/portals to underground workings. At the completed Nyankanga open pit a dewatering pumping rate of approximately 150m3/hr is maintained and stage- pumped to the completed Lone Cone pit for re-use in mining operations and process plant. Similarly, Geita Hill West pit is dewatered at a rate of approximately 160m3/hr and stage-pumped into Lone Cone Pit for operational use. Nyamulilima open pit dewatering has not yet commenced. The de-watering system has been designed for commissioning in quarter 2 2022. Some major considerations for the Nyamulilima open pit Mineral Reserve included the following: • The Mineral Resource model used for the BP2022 budget was released in April 2021, and a new updated model for Mineral Reserve was released in October 2021. • The process recoveries are based on the test results done on site and in lab in South Africa as well as actuals derived from the current feed. • The geotechnical slope angles are based latest geotechnical results. • The costs are based on the detailed Geita BP 2022. • A $1200/oz gold price was used for cut-off-grade (COG) calculation and optimisation. The open pit LOM plan is based on a mining schedule with a start position based on the 9-month actual plus 3-month forecast for 2021, therefore effectively started in October 2021. The mining operations is owner operated and uses the existing mining fleet on site, RH170 excavators and Cat785 haulage trucks. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 56 The pit design (robpit0920_v4) is based on a selected shell from the Whittle optimisation following metallurgical recoveries, economics, geotechnical assumptions and has been designed to accommodate the size mining fleet equipment. When deciding on the theoretical pit shell to use for design, the limiting pit is initially selected as the highest, best-case shell. A push back strategy is applied with the final shell lying between the best- and worst-case scenarios. This selection method can provide a final pit at a price below the base gold price used. In addition to the discounted value, overall cost per ounce, incremental cost by pushback, minimum mining width, pit size, required Mineral Reserve base, and ore and waste volumes are considered before selecting the final pit. The $1200/oz gold price used in the optimisation process was issued as part of the Guidelines for Reporting. The optimal open pit excavation rates were based on the existing heavy mining fleet capacity and in particular the hauling fleet. The mining schedule was optimised with the key objective of minimising cash and capital costs, while maximising free cash flow. Increased amount of stripping is expected ahead of ore mining in Nyamulilima open pit with mining volumes from 25Mbcm in 2022 to above 30Mbcm for 2022. Once the requisite sequence was determined, the equipment and materials inputs were estimated in line with the concept of resourcing to the schedule. The forecast fleet availabilities and utilisations were used to derive the fleet size. Any shortfall in the run of mine (ROM) ore delivery to the plant meant that plant feed had to be supplemented with ore on existing stockpiles, a large portion of that being low-grade marginal ore. The Mineral Resource models received from the geology department on site were first prepared for pit optimisation. The first step was performing the model data checks that include checking for zero densities, missing cells, and grade errors. Waste blocks were added to the Mineral Resource models by the geology departments evaluation team so as to cover projected practical pit limits. The models are also depleted using projected end of year surfaces. The conversion of Mineral Resource models to Gemcom’s Whittle 4XTM optimisation models also includes the digital insertion into the model of mining and processing costs. A reference level or elevation is selected for each pit and the base cost applicable at that reference level determined. Additional costs related to elevation and material type are added. These are termed the mining cost adjustment factors and processing cost adjustment factors. The model that was used in Whittle consists of a sub celled or parcel model where a single model can be used in Whittle 4X for different gold prices or material class (Measure, Indicated or Inferred Mineral Resource). In this process the uniform conditioned (UC) Mineral Resource model is converted into a sub celled model by generating multiple sub cells for each parent cell, each one representing one grade bin. The models were exported from DatamineTM with fields required to run the Optimisations, namely mining costs, processing costs, geotechnical zones, Mineral Resource classes, and material types. In the Whittle pit optimisation process only, Measured and Indicated (MI) full grade ore (FGO) Mineral Resource was considered for process plant treatment, with the combined marginal grade ore (MGO) and mineralised waste material (MW) being available for sensitivity studies, and later if required, treatment scheduling. The four components of the MI Mineral Reserve are the in situ FGO, the in situ MGO, stockpiled FGO and stockpiled MGO. The in-situ components are determined from the material above the respective FGO and MGO cut-off grades and lie within the practical design pit shell. A set of nested pits for each deposit is produced during the pit optimisation exercise. Using various scheduling simulations in the Whittle software, a series of NPVs, stripping profiles, and pushback options were generated. The pit with the optimum NPV was chosen as the ultimate theoretical pit for each area. Factors such as pit value, mill tonnes, pit depth, strip ratios, mining width, and incremental profit per tonne milled, and ounce of gold recovered were considered in arriving at the optimal shell. In general, the biggest pit with last significant increase in content whilst still having positive incremental shell value was selected. This selected pit was used as guideline to design the final practical pit in DatamineTM mine planning software.

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 57 Pit shell selection during mine optimisation for Nyamulilima deposit based on two sets of optimisations conducted separately for Measured and Indicated Mineral Resource; and Measured and Indicated and Inferred Mineral Resource. The pits were designed based on the shell generated from Measured and Indicated Mineral Resource only. Mining blocks are generated and evaluated in the DatamineTM software provide the tonnes and grade classified into FGO, MO, MW and waste for Oxide, Transitional and Sulphide material types. In addition, any Inferred Mineral Resource within the cutbacks or practical pit designs is tracked so that it can be excluded from the Mineral Reserve to be published. Tonnage and grade factors and mining parameters are applied in SPRYTM to provide detailed mining production, ore tonnes and metal delivered to the run of mine stockpiles. To assist the sequencing of the Mineral Reserve sources, cash cost per recovered ounce for each cutback or pit was calculated and ranked from lowest to highest. To maximise the return on investment, cutbacks with the lowest cash cost (or in other words highest cash margins) are excavated first. Other considerations were: • Target range of volumes moved per annum matched to the heavy mining fleet capacity, • Satellite haulage capacity, and • Practical bench turnover rate. This sequencing is totally independent of any sequencing information obtained from the nested pits in Whittle. The ore treatment scheduling philosophy is that the higher grade, lower stripping ratio ore is preferentially treated, whilst the lower grade and marginal ore material is stockpiled for later treatment. From its very definition, marginal ore is treated at the end of mine life after all mining has stopped, i.e., under a much- reduced cost structure. Underground The current and proposed mining methods for underground operations at Geita are well proven mining techniques that do not introduce unknown risks to people, equipment, and the environment; and are mining methods adopted in other underground mining operations in Tanzania, and globally. At Geita, a combination of longitudinal and transverse stoping methods are used. The main underground mining activities include horizontal development, vertical development, production and grade control drilling, production blasting, bogging, and hauling, and all associated works required as part of the mining cycle. The advantages of this mining method include: • Less upfront capital with balanced development and stoping schedules, • Ability to access high-grade ore located at the top of the orebody during the early stages of the production schedule, • Rapid payback period due to early access to ore, • Provides flexibility through grade control, and then drill and blast techniques to define the ore boundary on each production level; and • Development ahead of mining for underground Mineral Resource conversion and extensional exploration drilling. Transverse longhole stoping is a bulk mining method in which the long axis of the stope and access drives are perpendicular to the strike of the orebody. Transverse longhole stoping is more favourable to longitudinal stoping in areas of increased ore thickness. Transverse longhole stoping is also used where the rock mass quality of the hanging wall limits the length of the stope strike length. Transverse open stope mining method with a variant of top-down and bottom-up mining sequence is used for primary and secondary stope mining respectively. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 58 Rockfill are used for stability support of primary and secondary stopes, respectively, in addition to cable bolting the sub-panel backs and hanging walls. At Nyankanga, Cemented Aggregate Fill (CAF) is used to fill primary stopes. A minimum crown pillar thickness from the base of the pit to the stopes was evaluated at 63m, with a minimum standoff of 25m of the stopes from the pit walls. However, due to the shallow dipping nature of the orebody, all planned stopes do not lie directly below the pit bottom. At Star and Comet (SC), the orebody is structurally controlled and sub-vertically dipping with a northwest- southeast strike. Orebody width varies from about 5m is generally less than 20m. The rock mass is competent and slightly blocky to massive. Ground stability is controlled by localised poor rock mass conditions associated with sub-vertical dyke contacts and faults; and interaction of steep dipping mineralisation controlling thrusts with the stope excavations. longitudinal longhole methods operate parallel to the strike of the orebody. longitudinal longhole stoping is more favourable to transverse stoping in areas where ore thickness is narrower. Longitudinal methods are used where the rock mass quality of the hanging wall rock is competent enough to allow the development of greater stope strike lengths. The resulting open stopes are supported using a combination of vertical (rib) pillars and horizontal (sill) pillars to achieve local and regional stability. Rib pillars are generally used to provide stope stability for thicker ore bodies while sill pillars are used to provide stope stability for thinner ore bodies. An inverted V mining advance shape is employed to manage regional stability. A minimum crown pillar thickness from the base of the pit to the stopes was evaluated at 25m, with a minimum standoff of 15m of the stopes from the pit walls. At Nyankanga (NY), the orebody is structurally controlled and shallow dipping to the north. Orebody width varies from about 10m to over 50m. The rock mass is moderately competent and generally blocky to very blocky. Ground stability at Nyankanga is controlled by poor rock mass conditions associated with Iyoda shears, shallow dipping thrusts and fault contacts; and interaction of shallow north dipping thrusts and fault contacts with trending NW-SE subvertical shears, veins and joints that tend to form blocks that can be released from stope backs and hanging walls. At strategic positions cover holes are drilled serving a dual purpose to validate the presence of water bearing structures/bodies and geotechnical rock conditions. The information derived from these holes guide further development plans and execution. The cover drilling is carried out at all underground operations ahead of 'blind' development zones supervised by the geotechnical section, to check for structure ahead of development, water, and voids. Underground water intersections from drilling are reported to and monitored by the hydrogeology and geotech departments, who are advise on appropriate water management strategies (i.e., whether to grout or plug drillholes or to allow drillholes to self-drain into the underground sumps). Water and void intersections encountered during exploration drilling follow the same procedure. Typically, the majority of water-bearing structures intersected are left open and drain with time, requiring minimal intervention. Depending on operational requirements, development plans and sump infrastructure some water intersections are sealed using a Van Ruth plug, which is removed once development has proceeded to allow gravity drainage. Overall, the preferred method to minimise piezometric pressure build-up in and around underground workings. For the underground schedule a combination of Mineable Stope Optimiser (MSO) and Stope Notes (SN) are used to generate Mineral Reserve estimates. The MSO process is run using DatamineTM mine planning software and is the underground optimisation equivalent of the open pit Whittle optimisation and is widely recognised as the industry-standard software tool for generating stope optimisation shapes. A SN is an AngloGold Ashanti approved method for creating signed off stope notes. All relevant geological, geotechnical, hydrogeological, ventilation, equipment type, and mining rates are factored into the design and schedules. Ore tonnes are planned at 996ktpa and 1,212ktpa at Star and Comet and Nyankanga resulting in a combined underground mined ounces profile of 250Kozpa. To sustainably mine the required ounce profile and create Mineral Reserve development rates of 4,800mpa and 6,000mpa for Star and Comet and Nyankanga respectively are required, where these include capital development and operation development headings with capital development contributing 60%. Mining Dilution and Recovery are mainly affected by the geotechnical structures, the methods of mining AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 59 have been adapted to safely operate within the geotechnical constraints to minimise dilution and recovery losses. The economic stable mining shapes are designed to include dilution that would otherwise create unsafe working conditions. The unplanned dilution and recovery factors depend on the mining methods used, values of 10% and 95% for dilution and mining recovery respectively are applied to stable shape designs. For stopes that that were derived from MSO, higher factors are assigned, and this is to allow for the geotechnical structures. Underground grade control (GC) forms an integral part of any mining operation being a precursor to any stoping activity. GC Drilling is conducted at a 10x10 optimal fan drilling pattern from the ore drives using specialised underground RC drill rigs, and minor DD. In addition, face sampling is done at every cut (nominally 4m). The information gathered from the GC drill sampling are used to create the GC models that the mine planners use for final stope designs. Geita underground staff include the following departments, mining and technical services, geology and exploration, infrastructure, engineering and reliability and site support for security, health, safety, environment and training (HSET), finance, supply chain and human resources. Mining personnel distribution depends on the operating model. • Owner operated (Star and Comet) • Expats 16 • Staff 132 • Operators 240 Contractor Operated (Nyankanga) • Expats 192 • Staff 8 • Operators 72 Mining production rates and grades are aligned with the strategic objectives of Geita, aiming to consistently produce 500koz per annum. The process plant is designed to treat approximately 5.2 million tons of sulphide ore per annum. The instantaneous plant throughput is around 680tph, and the mill availability and utilisation are about 96% and 94% respectively. Ore from open pit and underground sources are placed and blended on the ROM stockpile (SP) to achieve the desired feed grade blend. The following items form part of the main elements of the combined open pit and underground LOM plan: i) Capital constraints across the whole business meant that the mining volume movement had to be matched to the current aging fleet and its retirement schedule. ii) Mining production operations commenced in Nyamulilima the first half of Y2021. During the next three years, the mine will focus on Nyamulilima for open pit operation while underground will exploit Nyamulilima Block 1,2,3,4 and 5 and Star and Comet 2 and 3 for Mineral Reserve. iii) The mine continues with the cash conservation approach that implies reduced stripping levels and increased depletion of ore from existing ore stockpiles. iv) The marginal Mineral Reserve currently on stockpiles and direct from the pits will form part of the feed from 2022 onwards because the annual run of mine Full Grade Ore (FGO) is not adequate to fill the plant capacity of 5Mt pa. v) The gold production profile will increase gradually in the next three years to reach above 500Koz per annum in the next 4 years. The Nyamulilima pit and its push backs remain the backbone of the mine over current LOM. The pit has ore of higher grades, higher tonnages, and higher plant recovery than the rest of the pits. Therefore, it is of strategic importance that the ore supply from this pit flows constantly. vi) LOM scheduling was done using SPRYTM software, as a manual block by block scheduler, to produce material movements, equipment usage and an input into the processing plant schedule, budget system and financial models. Safety is AGAs first value, all economic extraction activities are planned and executed with this value in mind. Geita is compliant with ISO 45001 and ISO 14001 Standards. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 60 13.1 Requirements for stripping, underground development and backfilling Mine scheduling strategies The guiding strategy is to develop the new Nyamulilima Pit and together with underground ore sources feed the plant. Any shortfalls in ore supply required to fill the plant will be supplemented by marginal ore stockpiles. Open pit stripping strategy This pit will require massive waste stripping ahead of ore mining. Substantial volumes of ore will be mined in 2022 and with forward stripping in 2022 will start to give relatively high ore tonnages going forward reaching bottleneck in 2025. Hence it is important that there is steady stream of ore supplied to the processing plant from this pit. Waste rock dump strategy A dedicated waste dumping schedule will be enhanced in Geita’s BP2022. The designs incorporate Potential Acid Forming/Non-Acid Forming (PAF/NAF) classifications, and these designs are converted to block models to calculate volumes and to have as models to fill for scheduling packages. Optimisation of the current fleet and waste dumping strategy based on the BP 2022 plan is enhanced. The waste dumping strategy is all about encapsulation of the PAF material. Nyamulilima WD17 waste dump is under construction while there is effort to include an additional lift on the existing WD16. Stockpile strategy Gold bearing material from the pit has three destinations namely, full grade ore stockpiles (ROM pad), marginal and mineralised waste stockpiles. The marginal and mineralised stockpiles need clear demarcation and regular volume and grade balances. Marginal ore will be stockpiled preferably close to the ROM pad and treated at the end of mines life and at any time when the full grade ore cannot fill up the plant. The plan will also strive to maintain at the ROM pad full grade ore tonnages equivalent 2 to 3 months of production at the planned feed grade. This is to enable smooth blending, manage the possible risks that can cause disruptions to pit operations (floods, small scale wall or ramp failures) as well as enable unhurried, carefully thought out and safe excavation of the pits. Stockpiles is an inherent part of a gold mine with different feed sources (especially if they all have different effects on the plant), high variability of grades in the model, pits, and pushbacks at various stages (pre-stripping, waste stripping and ore mining) and the mine striving to produce a certain target at a certain margin. By creating a stable feed and treating the higher grade at a stable enough high production rate, NPV is maximised under stable conditions. Blending strategy The blending strategy was established to ensure stable hardness, recovery, and grade blend to stabilise operations. Since the inception of the Star and Comet underground, it has been discovered that the blend of Geita Hill and Star and Comet material does not yield good recoveries because of pyrrhotite (iron sulphide) in the Star and Comet Cut 3 material, and the silver in Geita Hill material. There is also excessive consumption of reagents from the Geita Hill and Star and Comet blend. However, a better recovery is achieved from a blend of Nyankanga and Star and Comet material. Current practice is that before the Nyankanga and Star and Comet blend, the plant needs to run with only Nyankanga material for 24 hours before the new blend can be introduced. Geita Hill ore is similar, where Geita Hill ore maintains good recoveries when blended with Nyankanga and Nyamulilima ores. The feeding of Star and Comet alone remains a challenge in the plant because of the mineralogy of the material. The excessive consumption of cyanide, lead nitrate and oxygen can result in low recoveries, of 88%. Star and Comet sulphide ore is also very hard and can result lower throughputs. In response Star

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 61 and Comet ore is limited to 30% of the plant feed blend at any time to manage both lower metallurgical recoveries and throughput relating to ore hardness. Star and Comet ore is only blended with Nyankanga and Nyamulilima ores. Geita Hill ore is fed to a maximum of 35% with only Nyankanga and Nyamulilima ores. Oxide material, currently being mined from Nyamulilima, is limited to 35% of the blend. The oxide material poses major handling challenges, during the wet season, where high moisture in the oxide results in clogging and blocking of the crusher. This is managed by reducing the oxide blend where high moisture is encountered in saturated, oxide ores. There are two distinct sequencing patterns for the various mining methods, including transverse primary and secondary stoping and longitudinal retreat stoping. The transverse primary and secondary sequencing concept is that primary stopes mine from hanging wall to footwall on a top-down mining sequence with a vertical height not exceeding 50m. The secondary stopes follow a bottom-up approach, this is achieved by placing rockfill in the bottom stope before the next stope above can be mined. A secondary stope cannot start mining until the primary stopes on either side have been mined and filled with cemented aggregate fill (CAF). Regional pillars are required in areas of high stress. Access development is via portals in the open pit. Major development infrastructure is placed in the footwall side of the orebody with ore drives (OD) placed parallel to the transverse stopes, stopes are placed 25m apart. Hanging wall drives (HWD) connect the ODs with the foot wall drives (FWD) effectively forming multiple access points. Declines are spiralled as far as practically possible with longer straight sections strategically placed to maintain the optimal weighted strike per production level as it connects the production levels that are spaced 25m vertically apart. Longitudinal retreat stoping is used as the extraction method to mine the narrower stopes retreating from the furthest extent of the economical stopes back towards the cross cut. Access development is also via portals in the open pit. Major development infrastructure is placed in the footwall side of the orebody. Declines are spiralled as far as practically possible with longer straight sections strategically placed to maintain the optimal weighted strike per production level as it connects to the cross cuts that are spaced 25m vertically apart. Cross cuts are placed in the middle of the strike as far as practically possible to allow for dual mining horizons per level. Rib and sill pillars are required to stabilise the ore body to ensure safe stable mining extraction. All underground mines at Geita Gold Mine are ventilated by both primary and secondary ventilation systems. Ventilation requirements are modelled using VentsimTM software to ensure all working areas have adequate ventilation for both personnel and diesel equipment. Geita provides mine ventilation designs that support best practice and good quality air to ensure the health and safety of mine workers as well as providing a suitable atmosphere for the safe and effective operation of mining plant and equipment. The primary ventilation system utilises the decline as the fresh air intake, with a system of inter- level rises forming the return air circuit, exhausting the return air through the vent rises into the atmosphere. This system of rises provides the exhaust ventilation circuit for the mine development, preventing recirculation of contaminated mine air. The primary exhaust system is ventilated using dedicated primary fans, located at the top of the vent rises. Secondary ventilation is provided by underground secondary fans and ventilation ducting. Secondary fans are mounted in the main decline or incline development, drawing in fresh air, which will force fresh air to the working face via the ventilation duct. The ducting is extended periodically as the development advances and shifted to the new mine areas as they are developed. 13.2 Mine equipment, machinery and personnel The proposed continuous shift durations for mining activities are twelve (12) hour shifts for all personnel working underground and twelve (12) hour shifts for those working on the surface. A 4 day on 4 day off cycle is adopted for all personnel who operate machines with exception of the expat operators that work rosters of 9 weeks on 3 weeks off, having 2 rest days per week. Technical staff work normal week hours. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 62 Open Pit The conventional truck and shovel open pit mining method is used for extraction. Normal drilling and blasting operations are carried out on both ore and waste material. Mining equipment utilised for Nyamulilima Pit mining is RH 170 excavator with 18m3 bucket capacity along with CAT 785 truck types which are of 150t capacity. Drilling and blasting operation are conducted by utilising DML of 203mm hole diameter for production drilling activities and D65 of 127mm hole diameter for presplit activities for wall stabilisation. There are 62 Machines available on site, grouped by type, number and capacities below: • 2 x 6 cubic m Excavators (RH40) • 4 x 20 cubic m Excavators (RH170, RH170E) • 1 x 28 cubic m Excavators (RH340) • 2 x 5 cubic m Front End Loaders (Caterpillar 966) • 1 x 9 cubic m Front End Loaders (Caterpillar 990) • 3 x 12 cubic m Front End Loaders (Caterpillar 992K) • 6 x 100t Haul trucks (Caterpillar 777D) • 23 x 150t Haul trucks (Caterpillar 785C) • 5 x 240t Haul trucks (Terex MT4400) • 5 x Dozers (Caterpillar D10T) • 2 x Wheel Dozers (Caterpillar 834H) • 3 x Graders (Caterpillar 16H) • 3 x Water trucks (Caterpillar 777WC) • 3 x Support equipment (Caterpillar 336) Operational targets are set for daily, weekly, and monthly reporting. Operational targets vary by month depending on the available Mineral Resource per month, per week. For example, December 2021 open pit total movement targets are 36,078bcm, 275,935 bcm and 1,422,236 bcm for daily, weekly, and monthly respectively. Stripping ratios also vary on daily, weekly, and monthly depending on the areas planned to be mined, location of ore in the bench as well as positioning of excavators. For example, December 2021 planned stripping ratios for December 2021 are 24.15, 15.24 and 21.19 for daily, weekly, and monthly respectively. Work force available supporting mining operations, include, • Mining Underground 187 • Mining Open Pit 299 • Engineering 476 • Process 261 • Geology 197 Nyamulilima utilises a total of 3 drill rigs, 2 x DML with 203mm drill bit diameter for production drilling and 1 x D65 with 127mm drill bit diameter for presplit drilling. There are 2 x MMU charging trucks from Orica. Underground Star and Comet, Nyankanga, and Geita Hill underground operations will all be using the same standardised fleet of equipment. This has advantages for training, maintenance, and operation for all personnel at GGM. Equipment selection is aimed to achieve productivity, better safety performance and improved project economics. The underground fleet equipment includes twin boom jumbo drills, long-hole drill rigs, load- haul-dump (LHDs) and low-profile haul trucks as the primary mining fleet. Electric powered Sandvik DD420-60C jumbos are used for all development and ground support installation. Diesel powered Caterpillar R2900G loaders are the primary loaders used for the extraction of ore and waste. These loaders are used to load waste and ore onto trucks for transportation to the designated dumping areas. Diesel powered Caterpillar AD60 underground haul trucks are used as the primary haul and dump units for both waste and ore. The waste will be transported and dumped in the current mined out open pit whilst the ore is transported to the ore stockpile locations on surface. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 63 A Volvo L120 IT will be used as a utility and support vehicle. Some units will be fitted with quick hitch and forks, as well as fork extensions. Light vehicles including single and dual cab Land Cruisers and two (2) personnel carrier will be mobilised for the Geita Hill project. The LVs will be used for transportation into the mine and between the mine, workshop and camp. The personal carriers will be used to transport employees between their places of residence and work. The safety requirements for all light vehicles carrying passengers into the mine will follow the AngloGold Ashanti CAR Region Safe transportation of personnel guideline (AGTE 20.7.2). The equipment selection has been based on the rates that can be achieved in industry benchmark for each piece of equipment required. This is derived from the mining schedule and the unit rate for each piece of equipment. The table that follows summarises the benchmarked rates for each development and production machine required underground. There are 42 x Machines available on site, grouped by type, number and capability per machine below, Star and Comet Operation: • 2 x Jumbo drills capable of 300 m/month • 2 x Longhole drills capable of 5700 m/month • 3 x Tele Remote Loaders capable of 27,820 t/month • 2 x Conventual Loaders capable of 36,380 t/month • 5 x Trucks capable of 53,914 tkm • 2 x Charge wagons • 4 x Integrated Tool carriers Nyankanga Operation: • 4 x Jumbo drills capable of 300m/month • 2 x Longhole drills capable of 5,700m/month • 3 x Tele Remote Loaders capable of 27,820t/month • 2 x Conventual Loaders capable of 36,380t/month • 5 x Trucks capable of 53,914tkm • 3 x Charge wagons • 3 x Integrated Tool carriers The estimated peak manpower required for the underground operations is 660 persons. 13.3 Final mine outline Geita is an operating mine adequately equipped with all the facilities and infrastructure to safely maintain the production profiles. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 64 Geita Gold Mine Site Map 14 Processing and recovery methods The Geita processing plant treats ROM ore from underground and open pit mining operations through a Carbon in Leach (CIL) processing plant. ROM ore from the various mining operations is blended to achieve the desired grade and recovery before feeding the plant. Current ore sources include: Nyankanga (underground and open pit), Geita Hill (underground and open pit), Star and Comet (underground), and Nyamulilima (open pit). Approximately 80% of the gold is recovered through the CIL process with the balance of 20% recovered through the gravity concentration circuit. These proportions will vary depending on the source and characteristics of ore fed into the plant. The process plant is designed to treat approximately 5.2Mpta of sulphide ore per annum. The instantaneous plant throughput is around 680tph, and the mill availability and utilisation are about 96% and 94% respectively. Extensive metallurgical test work is conducted on all ore types and blends to optimise the metallurgical parameters for maximum gold recovery and optimal reagents consumptions. The optimum grind size for the CIL circuit is 80% passing 106µm. Gold recovery varies according to the type of ore blend fed into the plant; however, it ranges between 88% and 92% for sulphide ore – Star and Comet, Geita Hill at the lower end of the range, and Nyankanga, Nyamulilima ores at the higher end of the range), and up to 95% for Nyamulilima oxide ore. Processing starts with crushing through a three-stage crushing circuit. Mined ore is delivered to the ROM pad where it is temporarily stored before being blended and fed to the 42 x 70 primary gyratory crusher, using dump trucks and front-end loaders. The primary crusher is operated at a closed side setting of 120mm. The primary crushed product is screened to remove +120mm size fraction which is either fed to the secondary crusher or sent directly to the fine ore stockpile. The -120mm fraction is screened again in the tertiary screen to remove the -40mm (to the fine ore stockpile) before feeding the two off tertiary crushers (CH600 Sandvik). The tertiary crushers are in closed circuit with one 40mm aperture double deck screen. The +40mm and - 120mm material from the tertiary screen is delivered to the tertiary crusher. Products from both secondary

AngloGold Ashanti Geita - 31 December 2021

and tertiary crushers report to the double deck tertiary screen (closed circuit) which recovers the -40mm material as final product conveyed to the fine ore stockpile.

The fine ore stockpile has a live capacity of 9,000 tonnes, and a total capacity of around 100 kt. Crushed ore from the fine ore stockpile is reclaimed by two hydraulically driven apron feeders to the mill feed conveyor which feeds the grinding circuit. Dry quicklime is added directly onto the mill feed conveyor to condition the ore for the leaching process.

The grinding circuit is a two-stage milling process consisting of a SAG Mill in open circuit and a Ball mill in closed circuit with hydro-cyclones. Both mills are rated at 9.0MW individually. The SAG mill product is screen through a trommel which produces the oversize scats (pebbles) and the undersize mill product which reports to the mill discharge hopper. The scats product is recycled back to the SAG mill via a series of conveyors. The SAG mill product is combined with the ball mill product in the common mill discharge hopper where the two products are diluted using process water prior to cyclone classification. The cyclones include two primary clusters which produce the final product and two gravity (dewatering) clusters dedicated for the gravity circuit.

The diluted mill discharge slurry is pumped to a distribution box which feeds the primary clusters and the gravity clusters. The cyclone overflow at about 40 w/w% solids (weight per weight percent) gravitate to the thickener via two trash screens for trash removal whilst the underflow gravitates to ball mill at 80 w/w% solids. The underflow from the gravity cluster feeds a scalping screen which removes and returns the +3mm particles to the SAG mill. Undersize from the scalping screen reports directly to the two off 52-inch Knelson concentrators.

The Knelson concentrator is a centrifugal gravity concentrator that recovers free gold from the scalping screen underflow into a small mass concentrate suitable for treatment in the Acacia reactor by intensive cyanidation leaching process. The intensive leach reactor produces a highly concentrated gold solution which is pumped to an electrowinning cell where gold concentrate is plated before the smelting process. The tails stream from Knelson concentrator is gravity fed to the mill discharge hopper.

Overflow from both the primary and gravity clusters gravitates to two linear trash screens (to remove trash and grit) before reporting to the 25m diameter high-rate thickener for solid-liquid separation. Flocculant is added to accelerate the settling rate of solid particles to the underflow stream. Thickened slurry at 52 w/w% solids as thickener underflow is pumped to the CIL circuit for the cyanidation process.

The CIL circuit consists of two pre oxidation tanks and ten CIL tanks, each with a live capacity of 2,240m^3. The slurry flows by gravity through the tanks which are interconnected by launders. Each tank has been fitted with a mechanical agitator for uniform slurry mixing. The ten CIL tanks are each fitted with two mechanically swept wedge wire screens (Kemix Screens) to retain the carbon.

The pH is maintained around 10.5 for optimum cyanidation and cyanide stabilisation. Lead nitrate is added into the pre-oxidation tanks for gold recovery improvement. Oxygen is sparged through the agitator shafts for an optimal dissolved oxygen concentration. In addition, hydrogen peroxide is added to supplement the oxygen supply.

Sodium cyanide solution is dosed in two stages to maintain the desired concentration for gold leaching process. The first dose is tank no. 03 (the first CIL stage) and the second one in tank no. 06. Regenerated and activated carbon is added in tank no.12 (last CIL stage) and advanced counter-current to the slurry flow until it reaches the first CIL tank (tank no. 03), where loaded carbon is recovered with slurry and pumped to the loaded carbon recovery screen.

All parameters for the CIL operation are monitored and controlled by in line instruments for optimal metallurgical requirements. Two automatic samplers are installed before and after the CIL circuit to determine the CIL gold feed grade and the tails grade. Gold barren slurry (tailings) from the last CIL tank (tank 12) gravitates to the tailings hopper via the linear carbon safety screen where fine carbon is recovered for further treatment. Tailings slurry is pumped and safely stored at the Tailings Storage Facility (TSF).

On the carbon recovery screen, slurry is washed off the loaded carbon through the screen underflow and gravitates back to the CIL tanks whilst the loaded carbon reports to the 14-ton acid wash column to commence the gold stripping processes. The acid wash process makes use of a dilute (3%) hydrochloric

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acid to remove inorganic foulants from the carbon. After acid washing, the loaded carbon is hydraulically transferred to the elution column.

Elution is by means of the AARL method using treated water (through the inline solution heaters and a heat exchanger) and sodium hydroxide (caustic soda) at high temperature and pressure. After desorbing, the gold from the surface of the carbon is transported in solution referred to as the pregnant solution which is directed to one of the pregnant solution tanks prior to electrowinning. After elution, carbon is re-activated in the regeneration kiln and recycled back to the CIL circuit through the carbon sizing screen.

The pregnant solution is pumped through the electrowinning cells and recirculated back to the pregnant solution tank. Direct current is passed between stainless steel anodes and cathodes, which are covered with a fine stainless-steel mesh. Electrolysis causes the gold in solution to plate out on the cathodes. Seven cells are arranged in parallel, with an eighth cell dedicated to the gravity circuit. Electrowinning takes approximately 8 to 12 hours and continues until the solution leaving the electrowinning cells (barren solution) is depleted of gold. The barren solution is recycled back to either the strip solution tank or leaching circuit.

Concentrate gold is washed off the cathodes, filtered and dried in electric ovens. The dried concentrate is then smelted and poured into bullion bars which are shipped to Rand Refinery in Johannesburg for further refining and sale. Bullion fineness ranges between 85% to 92% gold and 8% to 12% silver.

Unit power consumption is currently 42kWh/ton on average which converts to approximately 18MWh per month. The existing Wartsila diesel power station has the required capacity to fulfil this demand.

The water requirement for process is currently 1.6m^3/t of ore treated. This equates to 564Mm^3 of water per month. Half of the water supply is sourced from the water resources such as Lake Victoria and Nyankanga Dam and Lone Cone Pit.

Total labour complement in the processing plant is approximately 265 employees including both operational and maintenance functions.

The recent development of Nyamulilima pit has been going on quite well and has started delivering some medium-grade oxide ore into the plant. Treatment of oxides has continued without any major challenges except for material handling issues at the crusher resulting in frequent blockages.

However, test work results indicate that although majority of the Nyamulilima sulphides can be treated without any major recovery issues, there were some very low recovery spots (up to 60% recovery) identified in the volcanoclastic rock type. Although mineralised ore from this rock type is small in volume, it has the potential to significantly affect total recoveries if not blended correctly. Overall base recovery for Nyamulilima sulphides has been set at 89% for planning purposes.

Planning assumptions are based on extensive test work results which form part of the overall geometallurgical program. The test work program includes ore characterisation tests such as bond work index, abrasion index, hardness and also recovery test work such as bottle roll leach tests with reagent optimisation, optimum grind tests, mineralogy and solid-liquid separation tests. A large number of test work samples are required for the representativity of the test work. Majority of these are obtained from the grade control sampling and others are pure metallurgical testing samples.

Majority of the test work is conducted on site whilst additional test work is conducted externally by certified laboratories abroad such as ALS in Australia and SGS in South Africa. On average, the onsite laboratory processes approximately 300 samples per month. Phase 1 of the test work program done during the development of Nyamulilima involved over 700 samples taken from various lithologies existing in the pit. A second phase of test work is currently ongoing and is aimed at better understanding the mineralogy and its relation to the lower recovery risks explained above.

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The base recovery assumptions used in the planning process are presented below.

	Oxide	Transitional	Sulphide
	(%)	(%)	(%)
Nyankanga OP	95	94	92.7
Nyankanga - UGB4			91
Nyankanga - UGB5			90.3
Geita Hill	89.5	89.5	87.2
Lone Cone	89.2	88.9	86.1
Kukuluma	75.2	43.5	48.8
Matandani	84.4	52.7	47.1
Area 3 West	80.6	65.9	51.5
Chipaka	87.8	87.8	58.6
Nyamulilima	95	92	89
Star & Comet Open Pit	91.5	91	90.5
Star & Comet - UG Cut 2			88.3
Star & Comet - UG Cut 3			77.8
Selous			81.1
Ridge 8	85.1	82.4	90.8

The metallurgical process and flowsheet employed at Geita Gold Mine has been in operation for more than 20 years since commissioning and has been successfully tested and optimised over the years.

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AngloGold Ashanti Geita - 31 December 2021

Process flow chart


ANGLOGOLD ASHANTI
GEITA GOLD MINE
NaCN
To CIL Tank 12

30 March 2022 68

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 69 15 Infrastructure The Mineral Resource within the Geita SML is accessed from the existing road infrastructure. There are no anticipated impediments to the construction of new haul roads for open pit Mineral Resource. Access to underground Mineral Resource is assumed to be via mechanised mining methods and there are no anticipated impediments to developing the required underground access infrastructure. Extraction of the Mineral Resource will utilise existing administration, engineering, power and other utility and support infrastructure, upgraded or expanded where necessary. As part of the annual LOM process the following facilities and infrastructure need to be upgrade and or provided. • Tailings dam lift was completed in 2020. • A 36MW power plant was commissioned in July 2018 to cater for LOM power requirement. • Current waste dumps have sufficient capacity to accommodate all waste in the LOM plan. • Remnants of historical mining activities can be found on the property (underground mine shafts and surface workings) in various states of repair. Although remnants of the historical mining activities remain, the mine has been developed, with new facilities having been built to support the current mining and processing activities. • The key on-site surface and underground infrastructure at Geita include the following: • A 5.2Mtpa process plant. • Mine access and internal road network from the neighbouring Geita town. • TSF upgraded in 2013 and a recent lift completed in 2020. • Accommodation village for married and single staff and employees. • Administrative buildings, stores warehouses, laboratory, workshops for surface and underground equipment, security buildings, medical and emergency response facilities. • Fuel Storage. • Raw and process water containment and storage dams and water distribution network. • Communications and data transmission networks. • Airstrip. • Twin declines. All necessary logistics have been considered. Geita is a mature operation that has all necessary support infrastructure already in place. In the opinion of the QP, the infrastructure is adequate and has been, or is being, provided at Geita to support the anticipated production targets from both the open pit and the underground mine. 16 Market studies No by-products only gold declared at $1,200/oz as gold price for Mineral Reserve estimations provided by AngloGold Ashanti corporate office and are seen to be sound and reasonable. The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) – 430 fine troy ounces (max) • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 70 and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Ore Reserve committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price, and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AGA’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. Major service contracts in place at Geita Gold Mine include: 1. African Underground Mining Services (AUMS) 2. Capital Mining Services (Tanzania) 3. Orica 4. African Assay Laboratories (SGS) African Underground Mining Services (AUMS) provide underground mining services (development and stoping) at Nyankanga and Geita Hill underground operations. Capital Mining Services (Tanzania) provide surface and underground grade control and exploration drilling and provide surface open pit production drilling for open pit blasting operations. Orica supply explosives to Geita Gold Mine and provide open pit and underground blasting services. African Assay Laboratories (SGS) provide onsite geological and metallurgical sample assaying services. All listed contracts are with unaffiliated third parties. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting GGM operates under the SML granted on 27 August 1999. The license tenure is 25 years from the date of grant with the right to apply for renewal under the Mining Act. In 2004 a license enlargement was granted to include Nyamulilima area. Another extension was granted in 2009 to include an extension of the Geita Hill area. The SML covers a total area of 196.27 square kilometres. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 71 The SML was granted under the Mining Act of 1998. The law required an EIA report to accompany the application for the license. The first EIA study was done in 1998 to that end, in addition to company’s commitment to Environmental protection as a best practice. Over time, several EIAs were conducted for license enlargement and other projects in compliance with applicable Acts and regulations. The following is a list of EIAs conducted to date: • EIA for main Geita area (1998) • Supplementary EIA for Kukuluma and Matandani (1998) • EIA for Nyamulilima (2003) • EIA for relocation of air strip (2003) • EIA for Geita Hill (2005) • EIA for Star and Comet underground project (2016) • EIA for new power plant, Nyankanga and Geita Hill pits underground projects (2016) • EMP update (2016) • EIA for Nyamulilima open pit project (2021) • EIA for Installation of the new Incinerator (2021) Approximately 77% of the SML is within the Geita Forest Reserve. Geita has permission to carry out mining operations in the reserve from the Ministry of Natural Resources and Tourism. Geita controls in place to comply with the Forest Act and regulations. Over and above, Geita closely works with Tanzania Forest Services (an agency under the Ministry) to manage the SML area falling within the forest reserve. In addition to the SML, Permission to Mine in the Geita Forest Reserve, and EIA certificates, Geita has all other environmental permits/licenses/approvals required for its operation in compliance with applicable legislation. These include, mining plan approval, water use permits, waste disposal facility, water discharge permits, chemical registration certificate, waste rock dump construction permits, change of mining method to underground operations, Permit to operate waste landfills, permit to operate a waste incinerator, registration of TSF, License to possess and use medical diagnostic x-ray equipment, petroleum consumer installation license, electricity own use generation license and registration of Nyankanga water dam. Controls are in place to ensure compliance with legal and other requirements, i.e., audits and inspections, legal register, evaluation of compliance. In addition, Geita is subject to regulatory audits and inspections. Over and above, Geita subscribes to ISO14001 and has managed to maintain a certification since 2001. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management In Tanzania, Tailings Storage Facility is managed by the Water Resources Management Act, 2009 and the Dam safety regulations of 2013. In addition, the TSF management must comply with the Mining Act and the Environmental Management Acts, read together with their respective regulations. The TSF has been part of the EIA studies conducted. Water quality monitoring plans covers locations in and around the TSF. The TSF has been registered with the Ministry of Water in compliance with the Dam Safety regulations. In compliance with the same regulations, Geita has appointed an Approved Professional Person for management of the facility. Over and above, Geita is certified by the International Cyanide Management Institute (ICMI) for meeting the Cyanide code requirements. The TSF is part of the ICMI audit scope. Site monitoring and water management are covered in the approved Environmental Management Plan (EMP). The EMP is prepared to enable the company to comply with relevant legal requirements. The objectives of the water management plan include: • Prevent contamination of surface and groundwater, • optimise water use in mining and other activities, • minimise interference with natural drainage systems, • minimise impact on community water sources, • ensure availability of water for intended use in the area. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 72 17.3 Socio-economic impacts Geita is an operating mine and as such already has budget and programs in place to comply with legislated requirements. The Section 105 of the Written Laws (Miscellaneous Amendment) Act 2017 requires the Mineral rights holder to prepare a credible CSR Plan that considers social, economic, cultural, and environmental needs of the host community and in consultation with the Local Government Authorities. Geita complies with a Law requirement and the Company commits on annual basis to spend 0.7% of its total turnover on corporate social investment, estimated to about $4.7M. The funds are directed to financing of social infrastructure in education, health, water, environmental management, roads as well as small and medium enterprises. In addition to the social investment, Geita also plays a key role as a source of revenue for the Local Government Authorities. The Company pays a statutory local Government service levy at the rate of 0.3% equivalent to $3.4M to $3.6M of the net turn over to the LGAs (District and Town councils). From the time mining activities commenced, service levy fee was at a fixed amount of $200,000 per annum. However, it changed from September 2014, following renegotiation and amendment of the Mineral Development Agreement (MDA) between the Government and the Company resulting to payment of 0.3% of the Company gross turnover. At the time of this report, the extraction of the Mineral Reserve is not anticipated to have any additional socio-economic or cultural impact for which specific mitigations are required. For example, no relocation of communities, nor sensitive areas are required. Impacts from the current on-going operation of the mine are managed through dedicated budgets and teams and these operational costs are included in the Mineral Reserve estimation process. These ongoing programs includes Artisanal and small-scale mining and securing the tenement. Directed Security and restoration of the tenement vandalized areas and engaging with stakeholders for mutual benefit and building up trust. Understanding and responding to community socio-economic challenges, Geita Gold Mine allocated approximately. $4M/year to support Geita host Community and below areas are covered as required by AngloGold Ashanti. • Community Investment policies, • Art Culture and Heritage, • Social Infrastructure, • Small and Medium Enterprises (SME), • Health, • Environment. 17.4 Mine closure and reclamation In Tanzania, Mining Closure requirements are covered in the Mining Act, the Mining regulations, and the Mine Closure Guidelines. Geita has a mine closure plan (MCP) to guide closure activities. The current MCP was reviewed by the National Mine Closure Committee and approved by the Chief Inspector of Mines in April 2020. The AngloGold Ashanti’s GGM, Mine Closure Plan Volume 1, 2019 (MCP) covers Biophysical, Social and Human Resources closure. The Biophysical closure includes restoration and demolition plan over the life of mine. Progressive rehabilitation is carried out where disturbed areas are available for rehabilitation. The MCP is an active document which is updated on a regular basis. The Mine Closure Guidelines requires the MCP to be updated once in three years where the life of mine is more than three years, and annually where the life of mine is equal or less than three years. In addition, the associated closure liability estimate is updated on a quarterly basis. The estimated expenditure on rehabilitation outstanding and decommissioning as at December 2018 is $37.7M and $31.3M. These costs include restoration of all facilities and domains, decommissioning and demolition of all infrastructures, P&Gs at 6%, contingency at 10% and operational costs at closure. The total liability is estimated in Q4 2021 at $69M.

AngloGold Ashanti Geita - 31 December 2021

Decommissioning cost of infrastructures that have potential post-mining uses (re-usable infrastructures) is estimated at $13.8M. Hence, total liability excluding re-usable infrastructure is $55.2M. This will form the basis of the bond to be posted by GGM.

17.5 Qualified Person's opinion on adequacy of current plans

The plans in place are adequate. They cover everything needed for environmental compliance. Any new environmental concerns will be addressed as they arise.

17.6 Commitments to ensure local procurement and hiring

Geita Gold Mining Limited (GGML) complies with Tanzanian labour laws and adheres to ILO Conventions ratified by Tanzania and all other labour guidelines and international best HR practices in dealing with her employees.

Strategic relations with employees are governed by:

- The employment legislations regulating relationship at workplace.
- Collective Bargaining Agreement between Geita Gold Mine management and the majority Trade Union.
- Disciplinary Policy and Procedures.
- Employee's engagements and communication.
- A How We Work Program which is an internal AngloGold Ashanti based approach.

GGM's vision is to be the overall best mining employer in Tanzania in all employment aspects including, but not limited to:

- Attraction and retention of critical human capital.
- Occupational Health and Safety.
- Employee's development aimed at enhancing capabilities of Tanzanian employees to be able to deliver to their full potentials.
- Labour Relations.
- Compensation strategy.

Our recruitment and selection process starts with the definition of each role description, advertising the position and choosing the most appropriate candidate for the job through a rigorous and objective interview and assessment processes.

To date, Geita employs 97.5% Tanzanian Nationals while 2.5% being Non-Citizens. This is a very good ratio for a multinational entity; however, this attainment doesn't stop Management efforts to build capabilities of local employees to run the mine in full.

While the Company is yet to attain its desired level of women employment (currently only 12% of employees are female), several initiatives are in place to increase the level of diversity. We work very closely with the Association of Tanzania Employers through its Female Future program to enhance managerial and supervisory capabilities of Geita female employees. We implement affirmative actions to employ women when an opportunity arises. We have also increased female intake of our internship program, and this has helped us to increase the level to 12%.

On Local Procurement, GGM is committed to empower local vendors by giving them preference over foreign vendors for goods and services that can be sourced in the local market.

Geita complies with Local Content Regulations of 2018 and its 2019 amendments. All local vendors are given equal chance to Expressing their Interest to specified service or goods advertised in the Newspaper as per the Regulation 16 (2)(a).

For the Corporate Social Responsibility (CSR) projects, Geita is using local vendors to supply goods and services required in the projects. Moreover, Geita is working very close with the Government to conduct capacity building program to the local business community to have knowledge and skills to participate in procurement processes.

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The statistics show positive increase on business awarded to local registered vendors as shown below: Percentage business awarded by year,

- 2019 - 73%.
- 2020 - 86%.
- 2021 - 88%.

18 Capital and operating costs

18.1 Capital and operating costs

Stay in Business (SIB) Capital expenditure (CAPEX) was estimated on a zero-based basis from the Geita's BP2022 9+3 LOM mining schedule and is estimated at $294M for the LOM plan. The CAPEX relates to relates to Ore Reserve development (ORD), surface and underground infrastructure and related development, mining fleet replacement, process infrastructure upgrades and other site SIB projects.

Operating expenditure (OPEX) is estimated by a first principles budget process, applying known unit costs from mine contracts to physicals, and is estimated at $1,950M for the LOM plan. The average All in Costs (AIC) over the Mineral Reserve derived LOM plan equates to $1,113/oz.

The total Mine Closure liability is included in the Processing Costs. The total liability is estimated in Q4 2021 at $69M. Decommissioning cost of infrastructures that have potential post-mining uses (re-usable infrastructures) is estimated at $13.8M. Hence, total liability excluding re-usable infrastructure is $55.2M.

Operating Costs

Item	Unit	Total LOM
Operating costs		
Mining Cost	USD M	967
Processing Cost	USD M	550
General & Admin	USD M	443
Other Operating Cost	USD M	0
Total Operating costs	USD M	1,950
Retrenchment	USD M	30
Sustaining Capital	USD M	294

18.2 Risk assessment

The addition of Nyamulilima Cut 1 and 2 to the existing underground operations reduces the Mineral Reserve risk at Geita. The key is to have both open pit and underground operations onsite. Mitigating actions put in place focus on optimising the exploration and project plans to convert both surface and underground Mineral Resource to Mineral Reserve. Other risks include, reduced underground production efficiencies when transitioning to owner mining in selected areas, ball mill and crusher plant integrity, and Mineral Resource conversion. An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 and found no fatal flaws in process or output.

The socio-economic impacts, political engagements and environmental concerns plans are well managed with Qualified Persons driving the outcomes and actions. The systems that have been put in place cover everything needed for the safe, effective, responsible governance of Geita.

19 Economic analysis

19.1 Key assumptions, parameters and methods

Business Plan for the Mineral Reserve 2021:

- Gold price $1,200/oz real terms.
- Royalties: 6% of gross gold revenue.
- Service Levy: 0.3% of gross gold revenue.

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AngloGold Ashanti Geita - 31 December 2021

- Inspection and clearance fees: 1% of gross gold revenue.
- Community Investment Spent:0.7% of gross gold revenue.
- World Gold Council: 0.10% of gross gold revenue.
- Income Tax: 30% gross gold revenue (as per current tax legislation).

Cashflow and NPV calculations

Item	Unit	Total LOM	2022	2023	2024	2025	2026	2027	2028	2029	2030
Production											
Tonnes Mined - Ore (OP)	Kt ('000)	21,956	369	2,361	3,233	3,597	4,931	3,567	3,898	0	0
Tonnes Mined - Waste (OP)	Kt ('000)	135,126	14,771	26,882	25,992	26,124	21,603	13,921	5,833	0	0
Mined Grade (OP)	g/t	2.5	2.1	2.9	2.4	2.6	2.3	2.3	2.5	0.0	0.0
Mined Ounces (OP)	Oz ('000)	1,742.0	25.0	221.0	253.0	297.0	363.0	268.0	315.0	0.0	0.0
Tonnes Mined - Ore (UG)	Kt ('000)	10,467	2,182	1,678	1,535	176	924	1,147	1,061	1,170	594
Tonnes Mined - Waste (UG)	Kt ('000)	2,360	548	396	374	271	332	287	153	0	0
Mined Grade (UG)	g/t	4.0	4.2	4.5	3.9	2.4	4.7	3.7	3.7	3.6	3.4
Mined Ounces (UG)	Oz ('000)	1,340.4	291.4	240.4	193.2	13.5	138.3	137.4	126.0	135.0	65.1
Tonnes Treated	Kt ('000)	32,287	5,271	5,348	5,432	3,736	2,885	3,661	4,547	1,408	0
Head Grade	g/t	2.6	3.2	3.1	2.4	1.9	2.2	2.6	2.8	2.6	0.0
Gold Produced	Oz ('000)	2,462.7	480.3	471.2	382.2	206.0	181.3	272.3	365.2	104.2	0.0
Silver	Oz ('000)	197.0	38.4	37.7	30.6	16.5	14.5	21.8	29.2	8.3	0.0
Copper	lb ('000)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Revenue											
Gold Revenue	USD M	3,147.3	576.4	576.2	481.4	265.4	238.3	365.0	499.3	145.4	0.0
By product (+/-)	USD M	4.2	0.9	0.8	0.6	0.3	0.3	0.4	0.7	0.2	0.0
Gross Revenue	**USD M**	**3,151.5**	**577.3**	**577.0**	**482.0**	**265.7**	**238.6**	**365.4**	**499.9**	**145.5**	**0.0**
Statutory Payment	USD M	467	88.4	87.5	72.0	39.2	34.8	52.8	71.5	20.6	0.0
Operating Costs											
Mining Cost	USD M	967	191.0	166.4	148.7	116.1	135.8	135.3	47.2	26.5	0.0
Processing Cost	USD M	550	98.9	97.0	85.7	64.2	47.1	60.7	75.2	21.7	0.0
General & Admin	USD M	433	61.0	57.7	58.6	57.9	57.9	57.7	51.7	30.2	0.0
Other Operating Costs	USD M	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total Operating Cost	USD M	1,950	351.0	321.1	293.0	238.2	240.7	253.7	174.1	78.3	0.0
Retrenchment	USD M	30.0	0.0	0.0	0.0	0.0	0.0	0.0	9.2	20.8	0.0
Sustaining Capital	USD M	294	69.6	92.8	73.0	28.5	14.5	9.8	5.9	0.0	0.0
Non-GAAP Metrics & Cash Flow											
Total AISC	USD M	**2,741**	**508.9**	**501.4**	**437.9**	**305.9**	**290.0**	**316.2**	**260.7**	**119.8**	**0.0**
Total AISC	USD/oz[1]	1,113	1,060	1,064	1,146	1,485	1,600	1,162	714	1,149	0
Other Capital (non Sust.)	USD M	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total AIC	USD M	**2,741**	**508.9**	**501.4**	**437.9**	**305.9**	**290.0**	**316.2**	**260.7**	**119.8**	**0.0**
Total AIC	USD/oz	1,113	1,060	1,064	1,146	1,485	1,600	1,162	714	1,149	0
Closure Costs	USD M	4	0.0	0.0	0.0	0.0	0.0	0.0	0.0	4.0	0.0
Tax	USD M	151	20.5	22.7	13.2	0.0	0.0	14.8	71.8	7.7	0.0
Free Cash Flow	USD M	256	47.8	52.9	30.8	-40.2	-51.5	34.4	167.5	14.1	0.0
US CPI	%	0	1.9%	3.0%	2.3%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Cumulative escalation factor			1.000	1.019	1.050	1.074	1.095	1.117	1.139	1.162	1.185
Discounted free cash flow	USD M	**235**	**47.8**	**51.9**	**29.4**	**-37.5**	**-47.0**	**30.8**	**147.0**	**12.1**	**0.0**

Key metrics		
NPV_{wacc}	USD M	156.5
NPV_{5}	USD M	190.7
NPV_{10}	USD M	159.6
NPV_{15}	USD M	137.2
CAISC margin	%	12.9%
IRR (for Projects only)	%	N/A

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19.2 Results of economic analysis

The investment analysis received input for operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the project and from the corporate office. Over the LOM of the Mineral Reserve a DCF of $235M is achieved. The Cashflow per year is not optimal as a Mineral Reserve only schedule was not prepared hence the negative periods in 2025 and 2026.

Cashflow


Cash Flow @ Difference Gold Price
US$m
200
150
100
50
0
-50
-100
2022
2023
2024
2025
2026
2027
2028
2029
2030


Cashflow @ $1200

The investment analysis received input for operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the project and from the corporate office.

The economic evaluation results show:

- NPV at WACC is $156.5M.
- NPV5% is $190.7M.
- NPV10% is $159.6M.
- NPV15% is $137.2M.

Net Present Value


Sensitivity Analysis @ Difference Gold Price
US$m
250
200
150
100
50
0
Cashflow @ $1200
NPVwacc
NPV5
NPV10
NPV15

Inferred Mineral Resource was not included as part of the economic assessment. All Inferred tonnes reporting as part of Reserve estimation are due to partial inclusion in the smallest mining unit, 0g/t was assigned effectively discounting any Inferred Mineral Resource value.

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19.3 Sensitivity analysis

The $1,200/oz Reserve estimation schedule was used for the sensitivity runs with the only variable being the gold price.

Reserve sensitivities were run using $1,100/oz and $1,300/oz.

At the lower price sensitivity of $1,100/oz Geita yields a positive NPV regardless of the discount rate selected.

NPV Sensitivity


Sensitivities on Key value drivers (+/- 20%)
NPV0 after-tax (USD M)
900.0
800.0
700.0
600.0
500.0
400.0
300.0
200.0
100.0
0.0
591.3
-20%
Base Case (0%)
+20%
Gold Price
Grade Processed
Operating Costs
Capital Costs

20 Adjacent properties

There are no adjacent properties that have an important bearing on this report.

No information is available for adjacent properties as there are no adjacent property owners.

Geita is 100% owned by AngloGold Ashanti and all information used in Mineral Resource and Mineral Reserve estimates occurs within the current prospecting and site mining lease areas.

No information in this report relates to adjacent properties.

21 Other relevant data and information

21.1 Inclusive Mineral Resource

The inclusive Mineral Resource totals 90.5Mt at 2.83g/t for 8.23Moz at 31 December 2021. The Mineral Resource increased by 0.87Moz (10.9%) after depletion (0.56Moz) from 2020. The open pit Mineral Resource is 3.62Moz (44%), the underground Mineral Resource is 4.25Moz (52%) and 0.36Moz (4%) is contained in stockpiles.

The Mineral Resource is considered robust with high confidence Mineral Resource classification to support the Mineral Reserve and the LOM plan.

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AngloGold Ashanti Geita - 31 December 2021

Inclusive gold Mineral Resource

Geita		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	Tonnes	Moz
Area 3 West (oxide)	Measured	-	-	-	-
	Indicated	0.39	2.55	1.01	0.03
	Measured & Indicated	0.39	2.55	1.01	0.03
	Inferred	0.00	2.02	0.01	0.00
Chipaka	Measured	-	-	-	-
	Indicated	0.31	2.19	0.68	0.02
	Measured & Indicated	0.31	2.19	0.68	0.02
	Inferred	0.45	2.45	1.10	0.04
Kalondwa Hill	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.47	3.91	1.83	0.06
Kukuluma (oxide)	Measured	-	-	-	-
	Indicated	0.05	3.56	0.16	0.01
	Measured & Indicated	0.05	3.56	0.16	0.01
	Inferred	0.02	2.28	0.05	0.00
Kukuluma (transitional)	Measured	-	-	-	-
	Indicated	0.09	4.70	0.43	0.01
	Measured & Indicated	0.09	4.70	0.43	0.01
	Inferred	0.02	4.88	0.12	0.00
Kukuluma (sulphide)	Measured	-	-	-	-
	Indicated	0.02	4.89	0.12	0.00
	Measured & Indicated	0.02	4.89	0.12	0.00
	Inferred	0.36	4.06	1.47	0.05
Matandani (oxide)	Measured	-	-	-	-
	Indicated	1.61	2	3.21	0.10
	Measured & Indicated	1.61	2	3.21	0.10
	Inferred	0.75	2.14	1.61	0.05
Matandani (transitional)	Measured	-	-	-	-
	Indicated	0.06	3.39	0.20	0.01
	Measured & Indicated	0.06	3.39	0.20	0.01
	Inferred	0.17	4.70	0.80	0.03
Matandani (sulphide)	Measured	-	-	-	-
	Indicated	0.07	3.49	0.26	0.01
	Measured & Indicated	0.07	3.49	0.26	0.01
	Inferred	3.02	3.82	11.54	0.37
Nyamulilima Cuts 1, 2 and 3	Measured	-	-	-	-
	Indicated	31.08	2.24	69.71	2.24
	Measured & Indicated	31.08	2.24	69.71	2.24
	Inferred	9.41	1.82	17.15	0.55
Selous (open pit)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.47	2.06	0.97	0.03
Geita stockpile (full grade ore)	Measured	0.70	1.88	1.31	0.04
	Indicated	-	-	-	-
	Measured & Indicated	0.70	1.88	1.31	0.04
	Inferred	-	-	-	-
Geita stockpile (marginal ore)	Measured	-	-	-	-
	Indicated	9.61	0.87	8.36	0.27
	Measured & Indicated	9.61	0.87	8.36	0.27
	Inferred	-	-	-	-
Geita stockpile (refractory ore)	Measured	-	-	-	-

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AngloGold Ashanti Geita - 31 December 2021

	Indicated	0.56	2.80	1.57	0.05
	Measured & Indicated	0.56	2.80	1.57	0.05
	Inferred	-	-	-	-
Geita Hill (Underground) - Blocks 1 and 2	Measured	-	-	-	-
	Indicated	1.81	3.73	6.74	0.22
	Measured & Indicated	1.81	3.73	6.74	0.22
	Inferred	1.13	4.01	4.54	0.15
Geita Hill (Underground) - East	Measured	-	-	-	-
	Indicated	1.56	4.13	6.43	0.21
	Measured & Indicated	1.56	4.13	6.43	0.21
	Inferred	6.31	4.31	27.23	0.88
Nyankanga (Underground) - Blocks 1 and 2	Measured	-	-	-	-
	Indicated	0.77	5.64	4.37	0.14
	Measured & Indicated	0.77	5.64	4.37	0.14
	Inferred	3.11	4.39	13.67	0.44
Nyankanga (Underground) - Blocks 3 and 4	Measured	2.96	5.31	15.70	0.50
	Indicated	3.03	4.18	12.67	0.41
	Measured & Indicated	5.99	4.74	28.37	0.91
	Inferred	1.66	3.54	5.87	0.19
Nyankanga (Underground) - Block 5	Measured	0.90	4.12	3.69	0.12
	Indicated	0.83	3.27	2.70	0.09
	Measured & Indicated	1.72	3.71	6.39	0.21
	Inferred	0.36	2.38	0.85	0.03
Ridge 8 (Underground)	Measured	-	-	-	-
	Indicated	0.69	4.84	3.36	0.11
	Measured & Indicated	0.69	4.84	3.36	0.11
	Inferred	2.36	4.72	11.16	0.36
Star and Comet (Underground) - Cut 2	Measured	0.74	3.60	2.68	0.09
	Indicated	0.17	3.99	0.66	0.02
	Measured & Indicated	0.91	3.67	3.34	0.11
	Inferred	0.13	3.83	0.51	0.02
Star and Comet (Underground) - Cut 3	Measured	1.23	4.73	5.84	0.19
	Indicated	0.80	3.46	2.76	0.09
	Measured & Indicated	2.03	4.23	8.59	0.28
	Inferred	0.26	3.13	0.82	0.03
Total	Measured	6.53	4.48	29.21	0.94
	Indicated	53.51	2.34	125.39	4.03
	Measured & Indicated	60.03	2.58	154.60	4.97
	Inferred	30.48	3.32	101.29	3.26

21.2 Inclusive Mineral Resource by-products

Gold is the primary element mined at Geita. There are no other elements reported as by-products.

21.3 Mineral Reserve by-products

Gold is the primary element mined at Geita. There are no other elements reported as by-products.

21.4 Inferred Mineral Resource in annual Mineral Reserve design

With appropriate caution, a portion of the Inferred Mineral Resource was included in the business plan optimisation process. This accounts for 31% of the Mineral Reserve plan of six years. No Inferred Mineral Resource is considered in Mineral Reserve reporting.

The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2029, with exploration drilling targeting Mineral Resource to Mineral Reserve conversion in the underground mines securing near-term ounces and increasing Mineral Resource confidence, in

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AngloGold Ashanti Geita - 31 December 2021

conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

It is therefore the Mineral Resource to Mineral Reserve conversion drilling that continues to convert lower confidence (Inferred) Mineral Resource into Indicated Mineral Resource approximately three years ahead of mining, ensuring only high confidence (Indicated/Measured) Mineral Resource is informing the short to medium term business LOM plan.

Inferred Mineral Resource in annual Mineral Reserve design.

Geita	Tonnes	Grade	Contained gold	
as at 31 December 2021	million	g/t	Tonnes	Moz
Nyamulilima Cuts 1, 2 and 3	9.37	1.82	17.10	0.55
Geita Hill (Underground) - Blocks 1 and 2	0.37	3.73	1.39	0.04
Geita Hill (Underground) - East	2.76	3.84	10.60	0.34
Nyankanga (Underground) - Blocks 1 and 2	1.33	4.42	5.90	0.19
Nyankanga (Underground) - Blocks 3 and 4	0.40	2.99	1.19	0.04
Star and Comet (Underground) - Cut 2	0.07	2.80	0.19	0.01
Star and Comet (Underground) - Cut 3	0.01	2.07	0.03	0.00
Total	14.32	2.54	36.39	1.17

21.5 Additional relevant information

The conversion from Mineral Resource to Mineral Reserve follows the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (the SAMREC Code). The Qualified Persons are aware of the deposits considered for and included in the Mineral Resource and Mineral Reserve.

The conversion from Mineral Resource to Mineral Reserve follows the SAMREC code. The QP is aware of the deposits considered for and included in the Mineral Reserve.

AngloGold Ashanti evaluates the conversion of Inferred Mineral Resource to Indicated Mineral Resource on an annual basis. An analysis for the Nyamulilima open pit shows conversion rates for the Nyamulilima open pit between 2019 and 2021.

The Nyamulilima open pit inclusive Mineral Resource has grown from 0.41Moz in 2019 to 1.93Moz in 2020 to 2.79Moz in 2021. A maiden Mineral Reserve was declared of 0.99Moz in 2020 and increased to 1.67Moz Mineral Reserve in 2021, informed by Measured and Indicated Mineral Resource. This demonstrates a strategy for conversion of open pit Inferred Mineral Resource to Indicated and Measured Mineral Resource.

	Nyamulilima Open Pit					
	2019	2020		2021		Total
0.5 g/t cut off	Inferred	To Indicated	Remaining Inferred	To Indicated	Remaining Inferred	Total Indicated
oz (m)	0.79	0.78	0.18	0.14	0.06	**0.92**
% Yearly conversion		**98%**		**76%**		**116%**

The current operations are supported by a LOM plan to 2029, with an annually updated, five-year exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.5Moz per annum).

The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2029, with exploration drilling targeting Mineral Resource conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities.

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80

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 81 In the underground operations, exploration drilling is undertaken to extend the underground deposits down dip and along strike, with exploration drilling identifying extensions at a wide spacing with infill drilling converting the new zones to new Inferred Mineral Resource. The drill programs continue to convert Inferred Mineral Resource to Indicated and Measured Mineral Resource providing the opportunity to engineer new Mineral Reserve. This exploration drilling is typically occurring three years ahead of mining providing a continuous generation of new Mineral Resource and new Mineral Reserve, and thus supporting the LOM plan. 21.6 Certificate of Qualified Person(s) Damon Elder certificate of qualification As the author of the report entitled Geita, I hereby state: 1. My name is Damon Elder. I am the Qualified Person for the Mineral Resource. 2. My job title is: Senior Manager: Geology and Exploration 3. I am a member of the Australian Institute of Mining and Metallurgy (AusIMM 208240). I have BSc Hons (Geology) degree. 4. I have 25 years relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee of the issuer, AngloGold Ashanti Ltd for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. Duan Campbell certificate of qualification As the author of the report entitled Geita, I hereby state: 1. My name is Duan Campbell. I am the Qualified Person for the Mineral Reserve. 2. My job title is: Technical Services Manager 3. I am a member of the Engineering Council of South Africa (ECSA Membership number 202101953). I have a BEng (Mining) degree. 4. I have 19 years relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Reserve. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 82 22 Interpretation and conclusions Geita holds a valid Special Mining License (SML45/99) which was awarded in 1999 and expires on 26 August 2024 and covers an area of approximately 196km2. In 2004 a license enlargement was granted to include Nyamulilima area. Another extension was granted in 2009 to include an extension of the Geita Hill area. The 31 December 2021 Mineral Resource and Mineral Reserve are contained within this SML and Geita has the surface rights to the necessary portions of the SML required for mining and infrastructure. More recently, in 2016, Geita has been awarded underground rights to the necessary portions of the SML required for underground mining and infrastructure at Star and Comet and Nyankanga, and in 2020 for Geita Hill underground. Geita has several Prospecting Licenses (additional 120 square kilometres) which contain several exploration targets. All the deposits used in the Mineral Resource and Mineral Reserve estimation are within the mine's SML area and the mine has permits for their exploitation. The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and concluding before expiry in August 2024. There were no changes to the SML boundaries and its term / duration during 2021. At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as of 31st December 2021. The inclusive Mineral Resource is estimated at 90.51Mt at 2.83g/t for 8.23Moz at end of 2021 and increased by 0.87Moz (10.9%) after depletion (0.56Moz) from 2020. The open pit Mineral Resource is 3.62Moz (44%), the underground Mineral Resource is 4.25Moz (52%) and 0.36Moz (4%) is contained in stockpiles. The Mineral Resource is considered robust with high confidence classifications to support the Mineral Reserve and the LOM plan. The total Geita exclusive Mineral Resource is estimated at 60.1Mt at 2.76g/t for 5.33Moz, where the open pit exclusive Mineral Resource is 1.85Moz (35%), the underground exclusive Mineral Resource is 3.21Moz (54%) and 0.27Moz (1%) in stockpiles. A significant portion of the open pit exclusive Mineral Resource is informed by Nyamulilima open pit (1.03Moz), being Inferred Mineral Resource inside the final pit design (less than 5%), and all Mineral Resource outside the final pit design and inside the $1500/oz 2021 Mineral Resource price optimisation shell. The Kukuluma / Matandani Mineral Resource is 0.68Moz and several small open pit Mineral Resource total 0.15Moz (Kalondwa Hill, Chipaka, Selous) none of which have a Mineral Reserve. The underground exclusive Mineral Resource is informed by Geita Hill UG 1.45Moz (no Mineral Reserve), Nyankanga UG 1.07Moz, Ridge 8 0.47Moz (no Mineral Reserve), and Star and Comet UG 0.27Moz, all relating to Mineral Resource not in Mineral Reserve and in pillars not recovered. Stockpiles of 0.27Moz below Mineral Reserve cut-off and above Mineral Resource cut-off are exclusive, made up of low-grade (0.29Moz) and refractory ore (0.05Moz) stockpiles. The Geita Mineral Reserve is fully contained within the LOM plan. Stockpile Mineral Reserve is declared as Proven Mineral Reserve and mining Mineral Reserve is declared as Probable Mineral Reserve. The total Geita Mineral Reserve is 29.71Mt at 2.77g/t for 2.65Moz. Reconciliation of 2021 Mineral Reserve with 2020 Mineral Reserve shows a net increase of 309Koz mainly from exploration and model changes, primarily relating to the ongoing drilling for the Nyamulilima open pit during first half of 2021, and related Mineral Resource model update completed in October 2021. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 83 The Geita Mineral Reserve is derived from open pit, underground and stockpile ore sources with a 63%, 34% and 3% contribution in terms of ounces respectively. 2021 depletion represents depletion to 31 December 2021. Appropriate mining and processing modifying factors and a gold price of $1,200/oz were used to prepare the Mineral Reserve. The Geita process plant is crushing and milling approximately 5.2Mtpa and forecast to produce approximately 0.5Moz per annum over next five plus years. The current operations are supported by a LOM plan to 2029, with an annually updated, five-year exploration strategy in place for Mineral Resource growth and to replace and grow Mineral Reserve at a rate of greater than depletion (greater than 0.5Moz per annum). The exploration strategy is aligned with the Geita business plan and seeks to extend the LOM beyond 2029, with exploration drilling targeting Mineral Resource to Mineral Reserve conversion in the underground mines securing near-term ounces, in conjunction with exploration targeting underground extension for Mineral Resource growth, and surface exploration of key prospects exploring for potential future open pit and underground mining opportunities. 23 Recommendations Exploration drilling and mining studies are scheduled to be completed in 2022 for Geita Hill underground operations, with the expectation that a maiden Mineral Reserve will be declared in 2022. The SML expires 26 August 2024, and Geita will be engaging with the Government of the Republic of Tanzania to renegotiate existing development agreements and renewal of the SML from 2022 and concluding before expiry in August 2024. Geita is scheduled to complete an external audit of Mineral Resource and Mineral Reserve in 2022. 24 References 24.1 References • Internal - AngloGold Ashanti’s Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021 (Guidelines for Reporting) • Internal - AGA Economic Factors 2021 • Internal - AGA CAR Region Safe transportation of personnel guideline (AGTE 20.7.2) • Internal – AGA Geita Environmental Management Plan • Internal - AGA Sampling Guideline Rev 1.04 2019 • Internal - AGA Geita Cold Mine, Mine Closure Plan Volume 1, 2019 • International Society of Rock Mechanics’ Commission on Standardization of Laboratory and Field Tests (1978) 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 84 Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite.

AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 85 Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 86 Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. AngloGold Ashanti Geita - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 87 Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne. Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars. 25 Reliance on information provided by the Registrant Reliance in information provided by the registrant includes guidance from the annual update to the Guidelines for Reporting. This guideline is set out to ensure the reporting of Exploration Results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti’s business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti. Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price. Gold price The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated: Local prices of gold Gold price Australia Brazil Argentina Colombia $/oz AUD/oz BRL/oz ARS/oz COP/oz 2021 Mineral Reserve(3) 1,200 1,633 6,182 134,452 3,849,000 2020 Mineral Reserve(2) 1,200 1,604 5,510 119,631 4,096,877 2021 Mineral Resource(1) 1,500 2,072 7,940 173,065 5,336,250 (1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7. (3) Reported under Regulation S-K 1300.